UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.    )

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JAZZ PHARMACEUTICALS PUBLIC LIMITED COMPANY

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Jazz Pharmaceuticals

2026 Proxy Statement

and Notice of Annual General Meeting of Shareholders

WHO WE ARE

We are a global biopharmaceutical company whose purpose is to innovate to transform the lives of patients and their families.

We are dedicated to developing life-changing medicines for people with rare disease—often with limited or no therapeutic options. We have a diverse portfolio of marketed medicines, including leading therapies addressing epilepsies, cancers and sleep disorders. Our patient-focused and science-driven approach powers pioneering research and development advancements across our robust pipeline of innovative therapeutics.

OUR VALUES

Our genuine desire to improve lives is rooted in our values of:

- INTEGRITY
- COLLABORATION
- PASSION
- INNOVATION
- PURSUIT OF EXCELLENCE

2025 HIGHLIGHTS

$4.3B TOTAL REVENUES	**$1.4B** NET CASH PROVIDED BY OPERATING ACTIVITIES	**~100** COUNTRIES SERVED
~2.8K EMPLOYEES WORLDWIDE	**9** MEDICINES MARKETED	**>35** R & D PROGRAMS[(1)]

(1) For more information about our pipeline, please visit www.jazzpharma.com under the section entitled “Pipeline” under “Science”.

Notice of 2026 Annual General Meeting of Shareholders

DATE & TIME Thursday, July 23, 2026 9:30 a.m. Local Time	LOCATION Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland	RECORD DATE Close of business on May 28, 2026

Dear Shareholder:
The 2026 annual general meeting of shareholders (“AGM”) of Jazz Pharmaceuticals plc, a public limited company formed under the laws of Ireland, will be held on Thursday, July 23, 2026, at 9:30 a.m. local time at our corporate headquarters located at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland, for the following purposes:

Proposal	Board Recommendation	Page

To elect by separate resolutions each of the three nominees for director named in our accompanying proxy statement to hold office until the 2029 annual meeting of shareholders.	FOR each nominee named herein	9

To ratify, on a non-binding advisory basis, the appointment of KPMG as our independent auditors for the fiscal year ending December 31, 2026 and to authorize, in a binding vote, our board of directors, acting through our audit committee, to determine the independent auditors’ remuneration.	FOR	41

To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the accompanying proxy statement.	FOR	47

To grant our board of directors authority under Irish law to allot and issue ordinary shares.	FOR	97

As a special resolution, to grant our board of directors authority under Irish law to allot and issue ordinary shares for cash without first offering those ordinary shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply.	FOR	101

To approve any motion to adjourn the AGM, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the AGM to approve either Proposal 4 or Proposal 5.	FOR	103

To conduct any other business properly brought before the AGM.
The full text of these proposals is set forth in our accompanying proxy statement. Only shareholders of record of our Company at the close of business on the record date are eligible to vote at our AGM. A shareholder entitled to attend and vote at our AGM is entitled to appoint one or more proxies to attend, speak and vote instead of him or her at our AGM, using the proxy card provided (or the form of proxy contained in section 184 of the Irish Companies Act 2014) or using an electronic proxy card by telephone or via the internet in the manner described in our proxy statement. A proxy need not be a shareholder of record. During our AGM, management will also present, and our auditors will report to shareholders on, our Irish financial statements for the fiscal year ended December 31, 2025. We recommend that you review the further information on the process for, and deadlines applicable to, voting, attending the AGM and appointing a proxy under the “Questions and Answers” section of our proxy statement. Our proxy statement, our letter to shareholders, our Irish statutory financial statements and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 are available at https://materials.proxyvote.com/G50871.
By order of our board of directors,
/s/ Aislinn Doody
Aislinn Doody, Company Secretary | Dublin, Ireland | June 8, 2026
Whether or not you expect to attend our AGM, please vote as soon as possible. Please see “Questions and Answers—How do I vote?” beginning on page 108 below. You may vote your shares:

BY TELEPHONE 1-800-690-6903
BY INTERNET www.proxyvote.com
BY MAIL Complete, sign & return proxy card
IN PERSON Attend our AGM

If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by mailing your proxy card or voting instruction card in the envelope provided. Proxy cards must be received by July 22, 2026. Electronic proxy cards submitted via the internet or by telephone must be received by 11:59 p.m., U.S. Eastern Time, on July 22, 2026. It may not be possible to count proxy cards received after the relevant time towards voting. Proxy cards received will be forwarded to our registered office electronically before commencement of the AGM to comply with Irish law. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if the record holder of your ordinary shares is a broker, bank or other agent, and you wish to vote at our AGM, you must obtain a proxy issued in your name from that record holder.

Acronyms and Certain Defined Terms

Acronym	Meaning

2007 Directors Plan	Amended and Restated 2007 Non-Employee Directors Stock Award Plan
2011 Plan	2011 Equity Incentive Plan
2014 Act	Irish Companies Act 2014
2023 PSUs	PSUs granted to NEOs in 2023 for the 2023-2025 performance period
2024 PSUs	PSUs granted to NEOs in 2024 for the 2024-2026 performance period
2025 Annual Report on Form 10-K	Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2025
2025 PSUs	PSUs granted to NEOs in 2025 for the 2025-2027 performance period
AGM	Annual General Meeting of Shareholders
Aon	Aon’s Human Capital Solutions practice, a division of Aon plc
Audit Committee	Audit Committee of our Board
Azur Merger	On January 18, 2012, the businesses of Jazz Pharmaceuticals, Inc. and Azur Pharma, were combined in a merger transaction
Azur Pharma	Azur Pharma Public Limited Company
BlackRock	BlackRock, Inc.
Board	The Board of Directors of Jazz Pharmaceuticals plc
BTC	biliary tract cancer
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Chairperson	Chairperson of our Board
Chimerix Acquisition	our acquisition of Chimerix, Inc. on April 21, 2025
CIC	Change in control
CIC Plan	Amended and Restated Executive Change in Control and Severance Benefit Plan
CIC PSUs	PSUs granted to NEOs in 2023, 2024, 2025 that provide for vesting schedule adjustments or vesting acceleration benefits upon certain termination and change in control events
CISO	Chief Information and Security Officer
Clawback Policy	An Incentive Compensation Recoupment Policy
COBRA	Consolidated Omnibus Budget Reconciliation Act
Code	Internal Revenue Code
Compensation Committee	Compensation and Management Development Committee of our Board
Constitution	The Constitution of Jazz Pharmaceuticals plc
COO	Chief Operating Officer
CSRD	EU Corporate Sustainability Reporting Directive
CSSI	Corporate Sustainability and Social Impact
Director Compensation Policy	Non-Employee Director Compensation Policy
EC	Executive Committee
EGM	Extraordinary General Meeting
ERM	Enterprise Risk Management
ESG	Environmental, Social and Governance
ESPP	2007 Employee Stock Purchase Plan
ESRS	European Sustainability Reporting Standards

Acronym	Meaning

Exchange Act	Securities Exchange Act of 1934, as amended
FASB ASC 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation
FDA	U.S. Food and Drug Administration
GAAP	U.S. Generally Accepted Accounting Principles
GEA	gastroesophageal adenocarcinoma
GW 2020 Equity Incentive Plan	The GW 2020 Long-Term Incentive Plan, as amended from time to time
GW Acquisition	The acquisition in May 2021 of GW Pharmaceuticals plc by Jazz Pharmaceuticals plc
i-CARE	Our principles of Integrity, Compliance, Accountability, Respect and Ethics
IND	Investigational New Drug
LID	Lead Independent Director
KPMG	KPMG, Dublin, our registered public accounting firm
Nasdaq	The Nasdaq Stock Market LLC
NDA	New Drug Application
Nominating Committee	Nominating and Corporate Governance Committee of our Board
Notice	Notice of Internet Availability
NEOs	Named Executive Officers
NYSE	New York Stock Exchange
PCAOB	Public Company Accounting Oversight Board
PEO	Principal Executive Officer
PSU	Performance-Based Restricted Stock Unit
RSUs	Restricted Stock Units
R&D	Research and Development
SEC	U.S. Securities and Exchange Commission
Securities Act	Securities Act of 1933, as amended
Severance Plan	Executive Committee Severance Benefit Plan
SG&A	Selling, General and Administrative
sNDA	supplemental NDA
SMC	Science and Medicine Committee of our Board
Succession Committee	Succession Committee of our Board
Transaction Committee	Transaction Committee of our Board
TSR	Total Shareholder Return
U.S.	United States of America
USD	United States Dollar
Website	Our Company website, www.jazzpharmaceuticals.com

INDEX OF FREQUENTLY REQUESTED INFORMATION
Anti-Hedging/Pledging Policy	40
Auditor Fees	42
Board Composition	24
Board Leadership Structure	24
Board Operations	29
Certain Relationships and Related Party Transactions	37
Clawback Policy	40
Code of Conduct and Ethics	39
Compensation Consultant Fees	96
Corporate Governance Guidelines	23
Director Biographies	10
Director Commitments	8
Independence of our Board	25
Item 402(v) Pay versus Performance	93
Election of Directors	9
Key Components and Design of the Executive Compensation Program	56
Oversight of CSSI	28
Oversight of Risk	27
Pay Ratio Disclosure	92
2025 Peer Group	53
Severance Benefits	58
Share Ownership Guidelines for Directors	21
Share Ownership Guidelines for Executive Officers	73
Shareholder Engagement	36
Shareholder Communications with our Board	36
Shareholder Proposals and Director Nominations for the 2027 AGM	37

In this proxy statement, unless otherwise indicated or the context otherwise requires, all references to “Jazz Pharmaceuticals,” “Jazz,” “our Company,” “we,” “us” and “our” refer to Jazz Pharmaceuticals plc and its consolidated subsidiaries, except when the context makes clear that the time period being referenced is prior to January 18, 2012, in which case such terms are references to Jazz Pharmaceuticals, Inc. and its consolidated subsidiaries. In the Azur Merger, we became the parent company of and successor to Jazz Pharmaceuticals, Inc., with Jazz Pharmaceuticals, Inc. becoming our wholly owned subsidiary.

Proxy Summary
FOR OUR 2026 AGM TO BE HELD ON JULY 23, 2026
General
PURPOSE OF OUR PROXY STATEMENT AND OTHER GENERAL INFORMATION
Our Board is soliciting proxies for use at our 2026 AGM. Our proxy statement contains important information for you to consider when deciding how to vote on the matters brought before our 2026 AGM. You should read our entire proxy statement carefully before voting. The Notice of our proxy materials, which include our proxy statement, our annual letter to shareholders and our 2025 Annual Report on Form 10-K, is first being mailed to shareholders on or about June 8, 2026. Our proxy materials are also available online at https://materials.proxyvote.com/G50871. The specific proposals to be considered and acted upon at our 2026 AGM are summarized in the accompanying Notice of our 2026 AGM. Each proposal is described in more detail in our proxy statement.
This solicitation is made on behalf of our Board and all solicitation expenses, including costs of preparing, assembling and mailing proxy materials and notices, will be borne by us. We have also retained Alliance Advisors, LLC, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $45,000 plus reimbursement of expenses. In addition to our proxy materials, our proxy solicitor, directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
Our Board has set the close of business on May 28, 2026 as the record date for our 2026 AGM. Shareholders of record who own our ordinary shares on that date are entitled to vote at and attend our 2026 AGM. Each ordinary share is entitled to one vote. There were 62,817,628 of our ordinary shares outstanding and entitled to vote on the record date.

CALL TO SHAREHOLDERS: We encourage all shareholders to enroll in e-delivery as a simpler, speedier and more cost effective way to receive proxy materials. Sign up here: www.proxyvote.com

2026 PROXY STATEMENT	1

PROXY SUMMARY

Voting Roadmap

PROPOSAL 1	Election of Directors
	OUR BOARD RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE NAMED HEREIN.	See page 9

Bruce C. Cozadd	Heather Ann McSharry	Rick E Winningham

PROPOSAL 2	Ratify the Appointment and Approve Remuneration of Auditor
	OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.	See page 41

Our Audit Committee has determined that it is in the best interests of our Company and its shareholders to continue to retain KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and we are seeking shareholder ratification of this on a non-binding advisory basis.
Our shareholders are also being asked to authorize our Board, acting through our Audit Committee, to determine KPMG’s remuneration.

PROPOSAL 3	Non-Binding Advisory Vote on Executive Compensation
	OUR BOARD RECOMMENDS A VOTE “FOR THIS PROPOSAL.	See page 47

We are asking you to approve, on a non-binding, advisory basis, the compensation for our NEOs, as disclosed in our proxy statement, commonly referred to as a “say-on-pay” vote.

PROPOSAL 4	Board Authority to Allot and Issue Ordinary Shares
	OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.	See page 97

We are asking our shareholders to renew our authority granted to our Board at the 2021 AGM, to allot and issue up to the amount of shares that are already within our authorized share capital for an additional five years. The directors of an Irish public limited company must have specific authority from shareholders to issue shares (including rights to subscribe for or otherwise acquire any shares)—even shares which are part of the company’s authorized but unissued share capital.

2	2026 PROXY STATEMENT

PROXY SUMMARY

PROPOSAL 5	Board Authority to Allot and Issue Ordinary Shares for Cash Without First Offering Shares to Existing Shareholders

	OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.	See page 101

We are asking our shareholders to renew the authority granted to our Board at the 2025 AGM, to opt out of the pre-emption rights provision in the event of an issuance of shares for cash up to the amount of 20% of our issued ordinary share capital in the aggregate, for a period expiring on the date being 18 months from the passing of the resolution set forth in Proposal 5, unless otherwise varied, renewed or revoked.

PROPOSAL 6	Adjournment Proposal
	OUR BOARD RECOMMENDS A VOTE “FOR” THIS PROPOSAL.	See page 103

We are asking our shareholders to vote on a proposal to approve any motion to adjourn the AGM, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the AGM to approve either Proposal 4 or Proposal 5.

2026 PROXY STATEMENT	3

Our Board

					Committee Membership

Name and Principal Position	Age	Director Since	Independent	Other Current Public Boards	Audit Committee	Compensation Committee	Nominating Committee	SMC

2026 DIRECTOR NOMINEES
Bruce C. Cozadd Chairperson, Jazz Pharmaceuticals plc	62	2003(1)		0

Heather Ann McSharry Director, International Consolidated Airlines Group, S.A.	64	2013		1	⚬		●

Rick E Winningham Chief Executive Officer, Theravance Biopharma, Inc.	66	2010(1)		1			⚬	⚬

CONTINUING DIRECTORS(2)
Jennifer E. Cook Director, BridgeBio Pharma, Inc. and Denali Therapeutics Inc.	60	2020		2		●		⚬

Patrick G. Enright Managing Director, Longitude Capital and Director, BioAge Labs, Inc., Vera Therapeutics, Inc., Veradermics, Inc. and Zenas BioPharma, Inc.	64	2009(1)		4	⚬	⚬

Renee D. Gala President and CEO, Jazz Pharmaceuticals plc and Director, Dexcom, Inc.	54	2025		1

Laura J. Hamill Director, BB Biotech AG	61	2024		1		⚬

Patrick Kennedy Director, Jazz Pharmaceuticals plc	57	2024		0	●

Ted W. Love, M.D. Director, Gilead Sciences, Inc., Royalty Pharma plc, and Structure Therapeutics Inc.	67	2025		3	⚬			⚬

Seamus C. Mulligan Director, Jazz Pharmaceuticals plc	65	2012		0				⚬

Norbert G. Riedel, Ph.D. Chairperson, Eton Pharmaceuticals, Inc.	68	2013		1			⚬	●

Mark D. Smith, M.D. Professor, University of California, San Francisco and Director, Phreesia, Inc. and Teladoc Health, Inc.	74	2020		2			⚬	⚬

⭘ = Committee Member     ⬤ = Committee Chair
(1)Includes service on the board of directors of Jazz Pharmaceuticals, Inc., our predecessor.
(2)Continuing directors do not include Anne O’Riordan, who notified us that she is not standing for re-election at the 2026 AGM. Her term of office as a director will expire at the 2026 AGM.

4	2026 PROXY STATEMENT

OUR BOARD

Director Skills, Experience and Background
Our Board is composed of individuals with a variety of qualifications, skills, experience, backgrounds and other factors which, when taken together, provide our Board with a rich mix of perspectives to guide and oversee our evolving strategy and the long-term interests of shareholders. In addition, we believe that it is important for our Board to be comprised of individuals with varied tenures to provide for both fresh perspectives and deep experience and knowledge of our Company.

Skills and Experiences	Cook	Cozadd	Enright	Gala	Hamill	Kennedy	Love	McSharry	Mulligan	O’Riordan (1)	Riedel	Smith	Winningham

	●	●	●	●	●	●	●	●	●	●	●	●	●
Public Company Board Experience Experience as a board member of a publicly-traded company

	●	●	●	●	●	●	●	●	●	●	●	●	●
C-Suite/Management Experience Experience as a C-suite officer or as a member of senior management of a large or growing business

	●	●	●	●	●	●	●	●	●	●	●		●
Industry Expertise Knowledge of the healthcare and biopharmaceutical industry, including, as applicable, science, manufacturing, regulatory compliance and payer dynamics

	●	●	●	●		●	●	●		●	●		●
Financial Experience Experience in positions requiring financial knowledge and analysis with expertise in the evaluation of a large or growing company’s capital structure

		●	●	●		●	●	●	●		●		●
Merger & Acquisition/Corporate Development Experience or expertise in structuring financing and executing strategic acquisitions, partnerships, and other corporate development activities

	●	●	●	●	●	●	●	●	●		●		●

Commercial Experience
Experience or expertise in cultivating a large or growing business’s brand equity, the development and management of business relationships with customers and the process of reimbursement of pharmaceutical products

	●		●				●		●		●	●	●
Scientific Research and Drug Development Experience Relevant backgrounds in academia, clinical practice, science and technology and, in particular, the R&D of pharmaceutical products

	●	●	●	●	●	●	●	●	●	●	●		●
International Perspective Experience or expertise in the operation of complex multinational organizations

		●	●	●		●	●	●			●	●	●
Public Policy and Regulation Experience operating in a highly regulated industry, navigating governmental or public policy matters related to medicines and healthcare products

	●	●	●	●	●	●	●	●		●	●	●	●

Human Capital
Experience leading larger teams with diverse functions and human capital management initiatives generally, including leadership development, succession planning, executive recruitment, oversight of corporate culture, workforce matters, and compensation

Indicates experience/expertise in subject matter.
(1)Ms. O’Riordan notified us that she is not standing for re-election at the 2026 AGM. Her term of office as a director will expire at the 2026 AGM.

2026 PROXY STATEMENT	5

OUR BOARD

Board Tenure(1)
(1)Includes Anne O'Riordan, who is not standing for re-election at the 2026 AGM. Her term of office as a director will expire at the 2026 AGM.
Board Evaluation
Our Board and its committees are committed to conducting a thorough annual self-evaluation. Outlined below is a self-evaluation cycle that we use as a guide. The scope and structure of our annual self-evaluation process was developed in conjunction with our Chairperson, LID, chair of our Nominating Committee, Chief Legal Officer and Company Secretary.
We periodically engage an independent third-party advisor experienced in corporate governance matters to facilitate a targeted assessment on certain strategic themes, and bring an outside perspective to, our annual self-evaluation process. Our Board engaged such an advisor in 2025. The third-party advisor ran a workshop with our Board, conducted individual interviews with each director and presented its findings to our Board at an executive session.

Prior to commencing a self-evaluation cycle, consideration is given to our corporate strategy and the qualifications, skills and experience of our Board required to achieve such strategy

YEAR 1

•1:1 interviews are held with each director •A memo is issued to our Board and its findings are discussed in executive session

YEAR 4		YEAR 2

•1:1 interviews are held with each director
•A memo is issued to our Board and its findings are discussed in executive session
•Our Nominating Committee reflects on the effectiveness of the cycle and any actions taken and turns its focus to the next cycle

•An internal survey for our Board and each Committee is prepared by our Corporate Governance team and the chair of our Nominating Committee, leveraging the findings from the prior year
•Raw survey data is shared with our Chairperson, LID and each committee chair
•Summary and key findings are shared with our Board and its Committees

YEAR 3

•External facilitation: targeted assessment on pre-agreed key strategic themes
•Third-party runs a workshop with our Board, conducts individual interviews with each director and presents its findings in executive session

Our Nominating Committee develops an action plan to address any key findings

6	2026 PROXY STATEMENT

OUR BOARD

Board Refreshment
While we believe it is critical that our Board has the right mix of qualifications, skills and experience, we also recognize the benefit and importance of fresh perspectives and an orderly approach to board succession planning. Our Nominating Committee regularly reviews the composition of our Board and assesses the qualifications, skills and experience of our directors to ensure the composition of our Board continues to support our evolving strategy and the long-term interests of shareholders. In assessing whether to refresh our Board with new directors, the Nominating Committee also considers the tenure, capacity and contributions of the incumbent directors. Our board believes that a mix of long-, medium- and short-tenured directors promotes an appropriate balance of institutional knowledge and continuing with new skills and perspectives.
Our Board has an active Board refreshment program and has engaged in significant Board refreshment activities since 2024, considering candidates suggested by our Board and its committee members, senior management and external search firms, in order to further strengthen our Board’s expertise in targeted areas of importance to our Company’s strategy. The following directors have been added to our Board since 2024:

Patrick Kennedy March 2024	Laura J. Hamill July 2024	Renee D. Gala August 2025	Ted W. Love, M.D. December 2025
All nominees for election to our Board, including new candidates and nominees for re-election, shall be approved by a majority of our Board upon recommendation of our Nominating Committee. Our Board delegates the responsibility for identifying, reviewing and evaluating new directors and nominees for re-election and related activities to our Nominating Committee (including conducting appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates), with the expectation that other members of our Board and management will take part in the process as appropriate. Each director and nominee for director should possess the following minimum qualifications: (i) the highest personal integrity and ethics; (ii) broad experience at the policy-making level in business, government, education, science or public interest entities; (iii) a commitment to enhancing shareholder value and our Company’s long-term growth; and (iv) sufficient time to carry out his or her duties. An invitation to join our Board should be extended by our Chairperson or our LID on behalf of our Board.
Director Re-Nominations
In determining whether to recommend a re-nomination of an incumbent director for election at the next AGM, our Nominating Committee also considers these additional factors:
•the importance of board refreshment;
•the extent to which the director’s skills, experience and qualifications continue to contribute to the Board’s effectiveness;
•the results of our Board’s self-evaluation process;
•the director’s performance quality;
•the other time commitments of directors;
•any relationships or transactions that might affect the director’s independence;
•attendance and level of participation at Board and committee meetings and the AGM; and
•shareholder feedback, including the support received at the last annual meeting of shareholders.

2026 PROXY STATEMENT	7

OUR BOARD

Director Term Limits and Mandatory Retirement Age
Our Board does not believe that establishing term limits or a mandatory retirement age would be in the best interests of our Company or its shareholders as a mandatory retirement age may result in losing the contribution of directors who over time have developed increasing insight into our Company and its operations and provide a valuable contribution to our Company and our Board. As an alternative to term limits and a mandatory retirement age, our Board and Nominating Committee strives to ensure that we maintain our commitment to board refreshment and enhancing effectiveness, and that the composition of our Board reflects the needs of our Company.
Process for Shareholders to Recommend Director Nominees
Our Nominating Committee considers director candidates recommended by shareholders on a case-by-case basis, as appropriate. Shareholders wishing to recommend individuals for consideration by our Nominating Committee may do so by delivering a written recommendation to our Company Secretary at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland with the candidate’s name, biographical data and qualifications and a document indicating the candidate’s willingness to serve if elected. Our Nominating Committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a shareholder or not. To date, our Nominating Committee has not received any such nominations for our 2026 AGM, nor has it rejected a director nominee from a shareholder or shareholders.
Director Commitments
Our Corporate Governance Guidelines provide that our directors may not serve on more than five public company boards of directors (including our Board), and directors who are chief executive officers of a public company, may not serve on the boards of more than three public company boards of directors (including our Board). All our directors are currently in compliance with our Corporate Governance Guidelines.
Our Board, acting alone or through our Nominating Committee, reviews whether each director continues to have sufficient time and attention to meet the responsibilities of Board membership, which includes an annual review of the director’s service on boards and board committees of other companies, and the continued appropriateness of the director’s Board membership under the specific circumstances. We monitor our directors’ time commitments throughout the year. Directors are also required to seek prior approval from our Chairperson, LID and chair of our Nominating Committee before accepting an invitation to serve on any additional board of directors. In addition, service on boards and board committees of other companies should be consistent with our Company’s conflict of interest policies.
Our Nominating Committee reviews our overboarding policy as part of its annual review of our Corporate Governance Guidelines. We also review the overboarding policies of our institutional shareholders on an ongoing basis, as appropriate, and discuss such policies during shareholder engagements.

8	2026 PROXY STATEMENT

PROPOSAL 1
Election of Directors
After evaluating the above factors and any additional relevant factors, our Nominating Committee recommended and our Board approved the following three Class III director nominees for election at our 2026 AGM: Bruce C. Cozadd, Heather Ann McSharry and Rick E Winningham. As required under Irish law and our Constitution, the resolution in respect of this proposal is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast with respect to each director nominee. If elected, each director will hold office for a three-year term, until the 2029 AGM and until his or her successor has been elected and qualified, or, if sooner, until his or her death, resignation, retirement, disqualification or removal.
Each nominee listed below is currently a director of our Company and was previously elected by our shareholders at our 2023 AGM.
Our Board currently has 13 members and there are no vacancies. On May 25, 2026, Anne O’Riordan notified us that she would not stand for re-election to our Board upon the completion of her current term. Ms. O’Riordan is a Class III director whose current term expires at our 2026 AGM. As a result, our Board will reduce to 12 members effective immediately prior to the conclusion of our 2026 AGM. Consistent with the Board’s commitment to ongoing board refreshment and board effectiveness, the Board will continue to evaluate its composition to facilitate orderly succession.

OUR BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH DIRECTOR NOMINEE NAMED BELOW: •Bruce C. Cozadd •Heather Ann McSharry •Rick E Winningham

Each nominee has consented to being named as a nominee in our proxy statement and has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve. If any nominee becomes unavailable for election as a result of an unexpected occurrence, the proxy holders will vote your proxy for the election of any substitute nominee as may be proposed by our Nominating Committee.
Under our Constitution, if, at any AGM, the number of directors is reduced below the minimum prescribed by our Board pursuant to our Constitution due to the failure of any director nominee to receive the affirmative vote of a majority of the votes cast, then in those circumstances, the nominee or nominees who receive the highest number of votes in favor of election will be elected in order to maintain such prescribed minimum number of directors. Each such director would remain a director (subject to the provisions of the 2014 Act and our Constitution) only until the conclusion of the next AGM unless he or she is re-elected at such time.
The following includes a brief biography of each director nominee and each of our other directors as of June 8, 2026.

2026 PROXY STATEMENT	9

PROPOSAL 1

Our 2026 Director Nominees

BACKGROUND:
Bruce C. Cozadd serves as our Chairperson and previously served as our CEO from the closing of the Azur Merger in January 2012 until August 11, 2025, following which he served in a transition role through September 14, 2025, and subsequently retired. Following his retirement, Mr. Cozadd continues to serve as our Chairperson, providing us with ongoing leadership and strategic guidance. Mr. Cozadd co-founded Jazz Pharmaceuticals, Inc. and served from 2003 until 2009, as Jazz Pharmaceuticals, Inc.’s Executive Chairperson and as a member of its board of directors and, from 2009 until the Azur Merger, served as CEO. From 1991 until 2001, he held various positions with ALZA Corporation, a pharmaceutical company acquired by Johnson & Johnson, including as Executive Vice President and COO, with responsibility for R&D, manufacturing and sales and marketing. Previously at ALZA Corporation, he held the roles of CFO and Vice President, Corporate Planning and Analysis. From February 2022 until May 2025, Mr. Cozadd served on the board of directors, and as Chairperson from February 2023 until May 2025, of ACELYRIN, Inc., a late-stage clinical biopharma company that merged with Alumis Inc. in May 2025. He also serves on the board of The Nueva School. He holds a B.S. from Yale University and an M.B.A. from the Stanford Graduate School of Business.
REASONS FOR NOMINATION:
Mr. Cozadd’s extensive leadership experience having served as co-founder and our CEO for over 15 years, brings to our Board a deep and comprehensive knowledge of our business, as well as shareholder-focused insight into effectively executing our strategy and business plans to maximize shareholder value.
KEY SKILLS:

Bruce C. Cozadd CHAIRPERSON AGE: 62 DIRECTOR SINCE: 2003* COMMITTEES: None OTHER CURRENT PUBLIC BOARDS: None

* Includes service on the board of directors of Jazz Pharmaceuticals, Inc., our predecessor.

BACKGROUND:
Heather Ann McSharry has served as a member of our Board since May 2013 and was appointed as chair of our Nominating Committee in August 2017. Ms. McSharry has served as a non-executive director on the board of directors of International Consolidated Airlines Group, S.A. since 2020 and as Senior Independent Director of International Consolidated Airlines Group, S.A. since June 2022. From 2006 to 2009, Ms. McSharry was Managing Director Ireland of Reckitt Benckiser, a multinational health, home and hygiene consumer products company. From 1989 to 2006, she held various positions at Boots Healthcare, a global consumer healthcare company, most recently as Managing Director of Boots Healthcare Ireland Limited. Ms. McSharry served on the boards of directors of the Bank of Ireland from 2007 to 2011, the Industrial Development Agency in Ireland from 2010 to 2014, Uniphar plc from 2019 to 2020, CRH plc from 2012 to 2021 and Greencore Group plc from 2013 to 2021. Ms. McSharry holds a BComm and a MBS degree from University College Dublin.
REASONS FOR NOMINATION:
Ms. McSharry brings to our Board over 30 years of experience in multiple international industries, as well as expertise in crisis management, risk oversight and financial services relevant to our business.
KEY SKILLS:

Heather Ann McSharry
INDEPENDENT DIRECTOR
AGE: 64
DIRECTOR SINCE: 2013
COMMITTEES:
Nominating Committee (Chair)
Audit Committee
Transaction Committee
OTHER CURRENT PUBLIC BOARDS:
International Airlines Group, S.A.

10	2026 PROXY STATEMENT

PROPOSAL 1

BACKGROUND:
Rick E Winningham served as a member of our Board since the closing of the Azur Merger in January 2012 and was a director of Jazz Pharmaceuticals, Inc. from 2010 until the closing of the Azur Merger. In May 2014, Mr. Winningham was appointed as LID of our Board. Mr. Winningham serves on the board of directors of Theravance Biopharma, Inc., a biopharmaceutical company, having served as its Chairperson from July 2013 to October 2024. He has served as CEO of Theravance Biopharma, Inc. since its spin-off from Theravance, Inc. (now Innoviva, Inc.) in June 2014. From October 2001 to August 2014, Mr. Winningham served as CEO of Theravance, Inc., where he also served as Chairperson of the board of directors from April 2010 to October 2014. From 1997 to 2001, he served as President of Bristol-Myers Squibb Oncology/Immunology Therapeutics Network and, from 2000 to 2001, as President of Global Marketing. Mr. Winningham is a member of Biotechnology Innovation Organization’s board of directors. He is also cofounder of and strategic advisor to Praxis Bioresearch. He has served as a member of the board of directors of Rivus Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company, since February 2024. He previously served as a member of the board of directors of Retrotope, Inc., a private biotechnology company focused on cell degeneration, from February 2021 to January 2022 and OncoMed Pharmaceuticals, Inc. from June 2015 until the company’s merger with Mereo BioPharma Group plc in April 2019. He also served as a member of the board of directors of the California Healthcare Institute from November 2011 to March 2015 and served as its Chairperson from January 2014 until the California Healthcare Institute merged with Bay Area Bioscience Association to become the California Life Sciences Association in March 2015. Mr. Winningham served on the board of directors of California Life Sciences Association from March 2015 to July 2023, and served as its Chairperson from March 2015 until November 2015. Mr. Winningham holds an M.B.A. from Texas Christian University and a B.S. from Southern Illinois University.
REASONS FOR NOMINATION:
Mr. Winningham brings to our Board experience in senior management positions in the pharmaceuticals industry providing significant industry knowledge and operational and management expertise, along with a deep knowledge of global marketing, commercialization and market access.
KEY SKILLS:

Rick E Winningham INDEPENDENT DIRECTOR AGE: 66 DIRECTOR SINCE: 2010* COMMITTEES: Nominating Committee SMC OTHER CURRENT PUBLIC BOARDS: Theravance BioPharma, Inc.

* Includes service on the board of directors of Jazz Pharmaceuticals, Inc., our predecessor.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH DIRECTOR NOMINEE NAMED ABOVE.

2026 PROXY STATEMENT	11

PROPOSAL 1

Directors Continuing in Office(1)

BACKGROUND:
Jennifer E. Cook has served as a member of our Board since December 2020 and was appointed chair of our Compensation Committee in April 2022. Ms. Cook serves as a non-executive director on the boards of directors of two other publicly-held companies, Denali Therapeutics Inc. and BridgeBio Pharma, Inc., both biotechnology companies. Ms. Cook founded Jennifer Cook Consulting, a consulting company, and has served as Principal since July 2019. From January 2018 to June 2019, Ms. Cook was the CEO at GRAIL, Inc., a privately-held early cancer detection diagnostic company. Prior to that, Ms. Cook worked at Roche Pharmaceuticals/Genentech, a global biotechnology company, for 25 years, where she held a number of senior management positions covering the full lifecycle of product development and commercialization. From 2010 to 2013, she oversaw Genentech’s U.S. Immunology and Ophthalmology Business Unit, and from 2013 to 2016, she led Roche’s European commercial business. She also served as Roche’s Global Head of Clinical Operations throughout 2017. In 2016, Ms. Cook was recognized as Woman of the Year by the Healthcare Businesswoman’s Association. Ms. Cook holds a B.A. in Human Biology and a M.S. in Biology from Stanford University and an M.B.A. from the Haas School of Business at University of California, Berkeley.
REASONS FOR SERVICE ON OUR BOARD:
Ms. Cook brings to our Board over 30 years of biopharmaceutical experience with significant C-suite, global product development and commercialization expertise, with a focus on transformative growth.
KEY SKILLS:

Jennifer E. Cook
INDEPENDENT DIRECTOR
AGE: 60
DIRECTOR SINCE: 2020
DIRECTOR CLASS: II
TERM EXPIRATION: 2028
COMMITTEES:
Compensation Committee (Chair)
SMC
OTHER CURRENT PUBLIC BOARDS:
BridgeBio Pharma, Inc.
Denali Therapeutics, Inc.

(1)Continuing directors does not include Anne O’Riordan who notified us that she is not standing for re-election at the 2026 AGM. Her term of office as a director will expire at the 2026 AGM.

12	2026 PROXY STATEMENT

PROPOSAL 1

BACKGROUND:
Patrick G. Enright has served as a member of our Board since the closing of the Azur Merger in January 2012 and was a director of Jazz Pharmaceuticals, Inc. from 2009 until the closing of the Azur Merger. Mr. Enright co-founded Longitude Capital, a healthcare focused venture capital firm, where he has served as a Managing Director since 2006. Mr. Enright currently serves on the boards of directors of Vera Therapeutics, Inc., BioAge Labs, Inc., Veradermics, Inc. and Zenas BioPharma, Inc., all public biotechnology companies, as well as several privately held healthcare companies. From 2002 to 2007, Mr. Enright was a Managing Director of Pequot Ventures (now known as FirstMark Capital), a venture capital firm, where he co-led the life sciences investment practice. Mr. Enright also has significant life sciences operations experience including holding senior executive positions at Valentis, Boehringer Mannheim GmbH (acquired by Roche) and Sandoz AG. Mr. Enright previously served on the boards of directors of over twenty companies, including, Aptinyx Inc., from 2016 to 2022, Aimmune Therapeutics, Inc. from 2013 until its acquisition by Nestlé in 2020, Vaxcyte, Inc. from 2015 to 2020, and Corcept Therapeutics Incorporated from 2008 to 2017. Mr. Enright holds a B.S. in Biological Sciences from Stanford University and an M.B.A. from the Wharton School of the University of Pennsylvania.
REASONS FOR SERVICE ON OUR BOARD:
Based on his experience serving on the boards of several clinical-stage biotechnology companies and his investment experience in the life sciences industry, Mr. Enright brings to our Board operating experience and financial expertise in the life sciences industry.
KEY SKILLS:

Patrick G. Enright
INDEPENDENT DIRECTOR
AGE: 64
DIRECTOR SINCE: 2009*
DIRECTOR CLASS: II
TERM EXPIRATION: 2028
COMMITTEES:
Audit Committee
Compensation Committee
OTHER CURRENT PUBLIC BOARDS:
BioAge Labs Inc
Vera Therapeutics, Inc.
Veradermics, Inc.
Zenas Biopharma, Inc.

* Includes service on the board of directors of Jazz Pharmaceuticals, Inc., our predecessor.

2026 PROXY STATEMENT	13

PROPOSAL 1

BACKGROUND:
Renee D. Gala has served as a member of our Board and President and CEO since August 2025. Previously, Ms. Gala was our President and COO from October 2023, where she oversaw Jazz’s global business operations, which include commercial, medical, research and development, technical operations and quality, as well as corporate strategy; Ms. Gala joined Jazz as Executive Vice President and CFO in March 2020. From January to June 2019, Ms. Gala served as the CFO of GRAIL, Inc., a private healthcare company focused on the early detection of cancer. Prior to that, from December 2014 to January 2019, she served as Senior Vice President and CFO of Theravance Biopharma, Inc., a biopharmaceutical company, following its spin-out from Theravance, Inc. (now Innoviva, Inc.). Ms. Gala joined Theravance in 2006 and held various roles in the finance organization before leading the company’s spin-out transaction. Prior to that, Ms. Gala served in various roles in global treasury, pharmaceutical sales and corporate strategy/business development at Eli Lilly and Company, a global pharmaceutical company, from 2001 to 2006. Before joining Eli Lilly and Company, Ms. Gala spent seven years in the energy industry in positions focused on corporate finance, project finance, and mergers and acquisitions. Ms. Gala currently serves on the board of Dexcom, Inc., a healthcare company, and has previously served on the board of directors of multiple biotech companies, including Gyroscope Therapeutics (acquired by Novartis), Corcept Therapeutics and Gossamer Bio, Inc. Ms. Gala holds a B.S. in Mathematics from Vanderbilt University and an M.B.A. from Columbia Business School.
REASONS FOR SERVICE ON OUR BOARD:
Ms. Gala brings to our Board more than 30 years of experience across finance, strategy, corporate development and commercialization.
KEY SKILLS:

Renee D. Gala PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR AGE: 54 DIRECTOR SINCE: 2025 DIRECTOR CLASS: I TERM EXPIRATION: 2027 COMMITTEES: None OTHER CURRENT PUBLIC BOARDS: Dexcom, Inc.

BACKGROUND:
Laura J. Hamill has served as a member of our Board since July 2024. Ms. Hamill currently serves on the board of directors of BB Biotech AG, a publicly-held Swiss- based investment fund since March 2022. Ms. Hamill also serves on the board of directors of Unchained Labs, LLC, a privately held life sciences tools company and is a consultant for Launch Therapeutics, Inc., which is part of the healthcare investment group of Carlyle. Ms. Hamill previously served on the boards of directors of biopharmaceutical companies Acceleron Pharma Inc. from September 2020 to December 2021, AnaptysBio, Inc. from September 2019 to June 2023, Pardes Biosciences, Inc. from July 2021 to July 2023, Scilex Holding Company from November 2022 to August 2023 and Y-mAbs Therapeutics, Inc. from June 2020 to September 2025. Ms. Hamill held the position of Executive Vice President, Worldwide Commercial Operations, for Gilead Sciences, Inc., a biopharmaceutical company, and served in various executive management positions at Amgen Inc., a global biotechnology company, culminating in her role as Senior Vice President, U.S. Commercial Operations. She has extensive experience living and working overseas. Ms. Hamill holds a degree in Business Administration with an emphasis in Marketing from the University of Arizona.
REASONS FOR SERVICE ON OUR BOARD:
Ms. Hamill brings over 35 years of commercial expertise in the biopharmaceutical industry to our board of directors, having held a variety of executive leadership positions in the U.S. and internationally.
KEY SKILLS:

Laura J. Hamill INDEPENDENT DIRECTOR AGE: 61 DIRECTOR SINCE: 2024 DIRECTOR CLASS: I TERM EXPIRATION: 2027 COMMITTEES: Compensation Committee OTHER CURRENT PUBLIC BOARDS: BB Biotech AG

14	2026 PROXY STATEMENT

PROPOSAL 1

BACKGROUND:
Patrick Kennedy has served as a member of our Board since March 2024 and was appointed chair of our Audit Committee in August 2024. Mr. Kennedy served on the board of directors of the Bank of Ireland from 2010 to 2024, and served as its Governor and Chairman from 2018 to 2024. Previously, Mr. Kennedy was the CEO of Paddy Power plc (now a part of Flutter Entertainment plc), a leading Irish brand, for nine years ending in 2014. Additionally, Mr. Kennedy was previously CFO of Greencore Group plc, and held prior roles with KPMG Corporate Finance and McKinsey & Company. Mr. Kennedy served as a non-executive director of Elan Corporation plc, a biotechnology company, and of online retailer ASOS plc. He is currently also the chair and non-executive director of CarTrawler, a B2B technology platform for car rental and mobility solutions, and the Honorary Treasurer of the Irish Rugby Football Union. He holds a BComm degree (Banking & Finance) and a Post Graduate Diploma in Accountancy from University College Dublin. Mr. Kennedy also holds a Post Graduate Diploma in Statistics from Trinity College Dublin and he is a Fellow of the Institute of Chartered Accountants in Ireland.
REASONS FOR SERVICE ON OUR BOARD:
Mr. Kennedy brings to our Board over 30 years of experience including extensive financial and operating expertise in managing dynamic, high growth-oriented companies.
KEY SKILLS:

Patrick Kennedy INDEPENDENT DIRECTOR AGE: 57 DIRECTOR SINCE: 2024 DIRECTOR CLASS: I TERM EXPIRATION: 2027 COMMITTEES: Audit Committee (Chair) Transaction Committee OTHER CURRENT PUBLIC BOARDS: None

BACKGROUND:
Ted W. Love has served as a member of our Board since December 2025. Dr. Love served as president and CEO of Global Blood Therapeutics, Inc., a global biopharmaceutical company, from 2014 until its acquisition by Pfizer Inc. in 2023. Previously, Dr. Love served as Executive Vice President of R&D and technical operations at Onyx Pharmaceuticals, Inc., a pharmaceutical company, and President, CEO/chairman of Nuvelo, Inc., a biopharmaceutical company. Dr. Love began his biotechnology career at Genentech, Inc., a global biotechnology company, where he held several management positions. Dr. Love currently serves on the boards of biopharmaceutical companies Gilead Sciences, Inc., Royalty Pharma plc, and Structure Therapeutics Inc., and is the immediate past chair of the Biotechnology Innovation Organization board of directors. He earned a B.A. in molecular biology from Haverford College and his medical degree from Yale Medical School, followed by a residency in internal medicine and a fellowship in cardiology at Massachusetts General Hospital.
REASONS FOR SERVICE ON OUR BOARD:
Dr. Love brings to our Board more than 30 years of biopharmaceutical leadership with deep expertise in drug development, commercialization, and public policy.
KEY SKILLS:

Ted W. Love, M.D.
INDEPENDENT DIRECTOR
AGE: 67
DIRECTOR SINCE: 2025
DIRECTOR CLASS: I
TERM EXPIRATION: 2027
COMMITTEES:
Audit Committee
SMC
OTHER CURRENT PUBLIC BOARDS:
Gilead Sciences, Inc.
Royalty Pharma plc
Structure Therapeutics Inc.

2026 PROXY STATEMENT	15

PROPOSAL 1

BACKGROUND:
Seamus Mulligan has served as a member of our Board since the closing of the Azur Merger in January 2012. Mr. Mulligan was a founder and principal investor of Azur Pharma and was Azur Pharma’s Chairperson and CEO as well as being a member of its board of directors from 2005 until January 2012. Mr. Mulligan also served as our Chief Business Officer, International Business Development from January 2012 until February 2013. Between 2014 and 2018, Mr. Mulligan served as Chairperson and CEO of Adapt Pharma Limited, a specialty pharmaceutical company, until it was acquired in October 2018 by Emergent BioSolutions Inc., a multinational specialty biopharmaceutical company. Mr. Mulligan acted as a Consultant to Emergent BioSolutions Inc. from October 2018 to March 2019, when he was appointed to its board of directors on which he served until his resignation from the board in May 2020. From 2006 to 2017, Mr. Mulligan served as Executive Chairperson of Circ Pharma Limited and its subsidiaries, a pharmaceutical development stage group. From 1984 until 2004, Mr. Mulligan held various positions with Elan Corporation plc, a pharmaceutical company, most recently as Executive Vice President, Business and Corporate Development, and prior to that position, held the roles of President of Elan Pharmaceutical Technologies, the drug delivery division of Elan Corporation plc, Executive Vice President, Pharmaceutical Operations, Vice President, U.S. Operations and Vice President, Product Development. Mr. Mulligan served as a member of the board of directors of the U.S. National Pharmaceutical Council until 2004. Mr. Mulligan holds a B.Sc. (Pharm) and M.Sc. from Trinity College Dublin.
REASONS FOR SERVICE ON OUR BOARD:
As a founder of Adapt Pharma Limited and Azur Pharma, and a pharmaceutical industry executive, Mr. Mulligan brings to our Board an expertise in business development and over 40 years of experience in the pharmaceutical industry.
KEY SKILLS:

Seamus C. Mulligan INDEPENDENT DIRECTOR AGE: 65 DIRECTOR SINCE: 2012 DIRECTOR CLASS: II TERM EXPIRATION: 2028 COMMITTEES: SMC Transaction Committee (Chair) OTHER CURRENT PUBLIC BOARDS: None

16	2026 PROXY STATEMENT

PROPOSAL 1

BACKGROUND:
Norbert G. Riedel, Ph.D. has served as a member of our Board since May 2013 and was appointed chair of our SMC in April 2022. Dr. Riedel currently serves as Chairperson of the board of Eton Pharmaceuticals, Inc., a publicly-held, commercial-stage pharmaceutical company and previously served on the board of Alcyone Therapeutics, Inc., a privately-held clinical-stage biotechnology company. Dr. Riedel also currently serves on the boards of directors of Knoa Pharmaceuticals LLC, Angitia Biopharmaceuticals, Inc. and Atsena Therapeutics, Inc., all privately-held clinical-stage biopharmaceutical companies. Dr. Riedel also serves on the boards of directors of Atlas Clinical Research, a privately held clinical research organization and Illinois Biotechnology Industry Organization, a non-profit organization. He is a member of the Austrian Academy of Sciences and is an Adjunct Professor at Boston University School of Medicine and an Adjunct Professor of Medicine at Northwestern University’s Feinberg School of Medicine. Dr. Riedel served as Executive Chairperson of Aptinyx Inc. from January 2022 to May 2023, as CEO from September 2015 to December 2021 and as President from September 2015 to December 2020. Aptinyx Inc. was a biopharmaceutical company spun out of its predecessor company, Naurex, Inc., where Dr. Riedel served as CEO and President from January 2014 to September 2015. From 2001 to 2013, he served as Corporate Vice President and Chief Scientific Officer of Baxter International Inc., a diversified healthcare company, where from 1998 to 2001, he also served as President and General Manager of the recombinant therapeutic proteins business unit and Vice President of R&D of the bioscience business unit. From 1996 to 1998, Dr. Riedel served as head of worldwide biotechnology and worldwide core research functions at Hoechst-Marion Roussel, now Sanofi, a global pharmaceutical company. Dr. Riedel served on the board of directors of Cerevel Therapeutics Holdings, Inc., a biopharmaceutical company, from October 2020 until it was acquired in August 2024 and on the board of directors of Ariad Pharmaceuticals, Inc., an oncology company, from May 2011 until the company was acquired in February 2017. Dr. Riedel holds a Diploma in biochemistry and a Ph.D. in biochemistry from the University of Frankfurt.
REASONS FOR SERVICE ON OUR BOARD:
Dr. Riedel brings over 30 years of experience in the biotechnology and pharmaceutical industries to our Board with significant scientific, drug discovery and development, and commercial expertise. Dr. Riedel also leverages this pharmaceutical research experience in his position as chairperson of our SMC.
KEY SKILLS:

Norbert G. Riedel, Ph.D.
INDEPENDENT DIRECTOR
AGE: 68
DIRECTOR SINCE: 2013
DIRECTOR CLASS: II
TERM EXPIRATION: 2028
COMMITTEES:
SMC (Chair)
Nominating Committee
OTHER CURRENT PUBLIC BOARDS:
Eton Pharmaceuticals, Inc.

2026 PROXY STATEMENT	17

PROPOSAL 1

BACKGROUND:
Mark D. Smith, M.D. has served as a member of our Board since December 2020. Dr. Smith is a practicing physician and professor of clinical medicine at the University of California at San Francisco, where he has served since 1994. He also serves as a non-executive director on the boards of directors of two other publicly-held companies, Teladoc Health, Inc., a telemedicine and virtual healthcare company, and Phreesia, Inc., a healthcare software company. Dr. Smith also serves on the board of directors of Prealize Health, a privately-held predictive healthcare analytics company. From 1996 to 2013, Dr. Smith was the founding President and CEO of the California HealthCare Foundation, an independent non-profit philanthropy organization. From 1991 to 1996, he served as Executive Vice President at the Henry J. Kaiser Family Foundation. Dr. Smith holds a B.A. from Harvard College, an M.D. from the University of North Carolina at Chapel Hill and an M.B.A. from The Wharton School at the University of Pennsylvania.
REASONS FOR SERVICE ON OUR BOARD:
Dr. Smith brings to our board of directors an impressive background that marries the worlds of active medical practice and business development. A practicing physician and professor, Dr. Smith also has experience working for a variety of health focused companies both public and private. Dr. Smith has a deep understanding of the trends in public policy and future trends in healthcare delivery systems in the U.S.
KEY SKILLS:

Mark D. Smith, M.D.
INDEPENDENT DIRECTOR
AGE: 74
DIRECTOR SINCE: 2020
DIRECTOR CLASS: I
TERM EXPIRATION: 2027
COMMITTEES:
Nominating Committee
SMC
OTHER CURRENT PUBLIC BOARDS:
Phreesia, Inc.
Teladoc Health, Inc.

18	2026 PROXY STATEMENT

Director Compensation
Director Compensation Policy
Overview of Director Compensation
The members of our Board play a critical role in guiding our strategic direction and overseeing our management. The market for highly qualified and experienced directors for large public companies is competitive given the demanding nature of the role, the significant responsibilities, and the associated time commitment and risks.
Given these factors, it is essential for us to provide a competitive compensation program for our non-employee directors. Our non-employee directors receive a combination of annual cash retainers and annual equity awards. The equity grants made pursuant to our Director Compensation Policy are granted under the 2007 Directors Plan. Our Director Compensation Policy was originally approved by our Board in 2013 and has subsequently been amended most recently in October 2025.
Our Compensation Committee reviews our non-employee director compensation program annually with Aon and recommends any appropriate changes to our Board for their consideration and approval. The review includes a comparison of our program to the programs of the same peer group companies used for executive compensation decision-making, recent trends in director compensation and related corporate governance best practices.
Limit on Director Compensation
In any case, the aggregate value of all compensation granted or paid, as applicable, to any non-employee director with respect to any period commencing on the date of our AGM for a particular year and ending on the day immediately prior to the date of our AGM for the subsequent year, including equity awards granted and cash fees paid by us to the non-employee director, will not exceed (i) $750,000 in total value or (ii) in the event such non-employee director is first appointed or elected to the Board during that same period, $1,350,000 in total value, in each case calculating the value of any equity awards based on the grant date fair value of such equity awards for financial reporting purposes.
Cash Compensation
Pursuant to our Director Compensation Policy, each non-employee director was entitled to receive the following cash compensation on a quarterly basis, as applicable, for 2025:

Director Positions	Annual Cash Compensation

All Independent Directors	$75,000
LID (in addition to Independent Director membership retainer)	$50,000
Chair of the Board	$100,000
Audit Committee Member	$15,000
Audit Committee Chair (in addition to committee membership retainer)	$25,000
Compensation Committee Member	$12,500
Compensation Committee Chair (in addition to committee membership retainer)	$25,000
Nominating Committee Member	$10,000
Nominating Committee Chair (in addition to committee membership retainer)	$20,000

2026 PROXY STATEMENT	19

DIRECTOR COMPENSATION

Director Positions	Annual Cash Compensation

SMC Member	$12,500
SMC Chair (in addition to committee membership retainer)	$25,000
Transaction Committee Member	$2,500 per meeting, up to $10,000
Transaction Committee Chair (in addition to committee membership retainer)	$5,000 per meeting, up to $20,000 per year
The additional cash compensation described above for the non-employee director’s service on our committees other than our Transaction Committee is paid in four equal quarterly installments, earned upon the completion of service each calendar quarter. The additional cash compensation for the non-employee director’s service on our Transaction Committee is paid in four quarterly installments, earned upon the completion of services each calendar quarter.
Equity Awards
Each individual who is a non-employee director on the date of our AGM and continuing as a non-employee director following our AGM will receive an automatic annual grant in the form of an RSU having a target grant date value of $400,000, or an automatic continuing annual grant. Each person who is elected or appointed to be a non-employee director for the first time other than at our AGM and is entitled to receive an automatic annual grant in the form of an RSU having a target grant date value of $400,000, prorated based on the number of days from the date of election or appointment until the date of the first anniversary of the prior AGM, or an automatic prorated annual grant. The actual share amounts underlying each annual grant are determined by dividing the target grant date value by our Company’s 30-day average share price ending on the grant date.
The grant date of automatic continuing annual grants is the date of our AGM and the grant date of automatic prorated annual grants is the second trading day following the filing date of our next quarterly or annual report filed under the Exchange Act that occurs after the date the director first joined our Board. Each automatic continuing annual grant vests in full on the first anniversary of our AGM in the year an award is granted and each automatic prorated annual grant vests in full on the first anniversary of our AGM held prior to the director’s initial election or appointment, subject in each case to the non-employee director’s continuous service through such dates. However, if a non-employee director does not stand for reelection at our AGM in the year in which his or her term expires or otherwise resigns effective at our AGM and, in either case, the non-employee director’s continuous service terminates at such meeting, then effective as of the date of such meeting, any unvested portion of the annual grant will become vested in full. The other terms and conditions applicable to equity awards made to our non-employee directors are included below under the heading “Equity Compensation Plans.”
Travel and Other Reasonable Expenses
In addition, our non-employee directors are reimbursed for travel and other reasonable expenses incurred in attending our Board or committee meetings, as are our employees who serve as directors. If any reimbursement payment is subject to tax imposed by the Irish Revenue Commissioners, each non-employee director is also entitled to a tax equalization payment in order to allow them to retain the full reimbursement payment. There were no such tax equalization payments made to any of our non-employee directors with respect to any reimbursement payments in 2025.
Directors Continuing Education
In furtherance of our ongoing commitment to the continuing education of our directors, our Nominating Committee adopted a policy for the reimbursement of director continuing education. Under this policy, we will pay or reimburse each director for enrollment fees and reasonable expenses incurred in connection with attending and participating each year in one director continuing education program and in one healthcare industry continuing education program, each sponsored by an outside provider.

20	2026 PROXY STATEMENT

DIRECTOR COMPENSATION

Share Ownership Guidelines for Directors
We maintain share ownership guidelines for our non-employee directors which require each non-employee director to own a number of our Company’s ordinary shares with a value equal to five times his or her annual cash retainer within five years of first becoming subject to the guidelines. As of April 1, 2026, each non-employee director was in compliance with his or her share ownership requirement under the applicable guidelines, except for Dr. Love, who joined our Board in December 2025, and, accordingly, must achieve the guideline by the last day of the fiscal year in which his fifth year anniversary occurs.
Equity Compensation Plans
The 2007 Directors Plan, which was initially adopted by the Jazz Pharmaceuticals, Inc. board of directors and approved by the Jazz Pharmaceuticals, Inc. stockholders in connection with its initial public offering, was continued and assumed by us upon the consummation of the Azur Merger. Equity awards under our Director Compensation Policy described above are granted under the 2007 Directors Plan.
With respect to options granted under the 2007 Directors Plan, if a non-employee director’s service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as our employee, director or consultant or that of any of our affiliates, ceases for any reason other than disability or death, or after any 12-month period following a CIC, the optionee may exercise any vested options for a period of three months following the cessation of service. If such optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death (or an optionee dies within a certain period following cessation of service), the optionee or a beneficiary may exercise the option for a period of 12 months in the event of disability, and 18 months in the event of death. With respect to options granted under the 2007 Directors Plan, if such optionee’s service terminates within 12 months following a specified CIC transaction, the optionee may exercise any vested portion of the option for a period of 12 months following the effective date of such a transaction. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.
With respect to RSU awards granted under the 2007 Directors Plan, if a non-employee director’s service relationship with us or any of our affiliates, whether as a non-employee director or subsequently as our employee, director or consultant or that of any of our affiliates, ceases for any reason, any RSU awards that were unvested as of the date of such termination generally will be forfeited. RSU awards granted pursuant to our Director Compensation Policy are also subject to potential acceleration, as described above under the heading, “Director Compensation Policy—Equity Awards.”
In the event of certain significant corporate transactions (which generally have a meaning similar to “corporate transaction” under the 2011 Plan), all outstanding awards under the 2007 Directors Plan may be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such awards, then (a) with respect to any such awards that are held by participants then performing services for us or our affiliates, the vesting and exercisability of such awards will be accelerated in full and such awards will be terminated if not exercised (if applicable) prior to the effective date of the corporate transaction and (b) all other outstanding awards will terminate if not exercised prior to the effective date of the corporate transaction. Our Board may also provide that the holder of an outstanding award not assumed in the corporate transaction will surrender such award in exchange for a payment equal to the excess of (i) the value of the property that the holder would have received upon exercise of the award, over (ii) the exercise price otherwise payable in connection with the exercise. In addition, the vesting and exercisability of awards under the 2007 Directors Plan held by non-employee directors who are either required to resign their position as a condition of a specified CIC transaction (which generally has a similar meaning as a “CIC” under the 2011 Plan) or are removed from their position in connection with such a CIC will be accelerated in full.
2025 Equity Grants
In accordance with our Director Compensation Policy, we made automatic annual grants to each of our non-employee directors as a result of their continuing on our Board through our 2025 AGM, which grants consisted of an RSU award covering 3,507 ordinary shares. All RSUs granted to non-employee directors during 2025 were granted under the 2007 Directors Plan.

2026 PROXY STATEMENT	21

DIRECTOR COMPENSATION

Director Compensation Table
The following table sets forth certain information with respect to the compensation of all of our non-employee directors for the fiscal year ended December 31, 2025.
Ms. Gala, our President, CEO and Director, and Mr. Cozadd, our former CEO and current Chairperson, are not listed in the following table because they were NEOs in 2025. Ms. Gala’s and Mr. Cozadd’s compensation is described under “Executive Compensation.” Mr. Cozadd’s compensation for his service as a non-employee director in 2025 is included in the Summary Compensation Table. Ms. Gala received no additional compensation for serving on our Board in 2025.
Director Compensation for Fiscal 2025

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)

Jennifer E. Cook	127,500	393,064	520,564
Patrick G. Enright	102,500	393,064	495,564
Laura J. Hamill	87,500	393,064	480,564
Patrick Kennedy	110,000	393,064	503,064
Ted W. Love M.D.(4)	8,542	—	8,542
Heather Ann McSharry	135,000	393,064	528,064
Seamus C. Mulligan	107,500	393,064	500,564
Kenneth W. O’Keefe(5)	82,846	393,064	475,910
Anne O’Riordan	102,500	393,064	495,564
Norbert G. Riedel, Ph.D.	125,000	393,064	518,064
Mark D. Smith, M.D.	97,500	393,064	490,564
Rick E Winningham	162,500	393,064	555,564
Note: Amounts may not total due to rounding.
(1)The dollar amounts in this column represent each non-employee director’s actual cash compensation earned for board services in 2025, which is equal to the aggregate of $75,000 per year for service as a member of the board (prorated for any partial year of service) plus supplemental amounts for his or her service on one or more board committees, and for Mr. Winningham, for service as LID. Each non-employee director’s cash compensation was earned and payable in four quarterly installments (except for any such cash paid for service on the transaction committee), as further described above. Fees paid to each of Ms. McSharry, Ms. O’Riordan, Mr. Mulligan and Mr. Kennedy were paid in European Currency (Euros). The conversion to U.S. dollars was calculated based on the average exchange rate for each quarter as reported by the OANDA Corporation.
(2)The dollar amounts in this column reflect the grant date fair value of RSU awards made on August 7, 2025, computed in accordance with FASB ASC 718. The grant date fair value of each RSU award is measured based on the closing price of our ordinary shares on the date of grant. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the non-employee directors.
(3)The aggregate number of shares subject to outstanding stock options and RSU awards held by the non-employee directors listed in the table above as of December 31, 2025 was as follows: 15,305 stock options and 3,507 RSUs for Mr. Enright; 22,135 stock options for Mr. O'Keefe; 22,135 stock options and 3,507 RSUs for each of Mr. Mulligan and Mr. Winningham, and Dr. Riedel; 6,475 stock options and 3,507 RSUs for each of Ms. Cook and Dr. Smith; 18,670 stock options and 3,507 RSUs for Ms. O'Riordan; 18,720 stock options and 3,507 RSUs for Ms. McSharry; and 3,507 RSUs for each of Ms. Hamill and Mr. Kennedy.
(4)Dr. Love was elected to our Board effective as of December 1, 2025.
(5)Mr. O’Keefe retired from our Board effective as of December 1, 2025. In connection with his retirement and in recognition of his service, our Board approved an amendment to his RSU award originally granted on August 7, 2025 to allow a pro-rated portion of such award to vest on December 1, 2025; the remainder of the award was cancelled for no value.

22	2026 PROXY STATEMENT

Corporate Governance
Overview
Our Company is committed to governance policies and practices that serve the best interests of our Company and enhance shareholder value over the long term. As a part of this commitment, our Board has adopted Corporate Governance Guidelines, committee charters and a Code of Conduct and Ethics which, together with our Constitution, form the governance framework of our Company and assist our Board in the exercise of its responsibilities. Our key corporate governance documents, including our Corporate Governance Guidelines and Code of Conduct and Ethics, can be found on our Website.
Our Nominating Committee is responsible for overseeing our adherence to the corporate governance standards and compliance with our key corporate governance documents. Our Nominating Committee annually reviews and refines, where necessary, our Company’s overall corporate governance principles, procedures and practices, and reports to our Board on the effectiveness of the corporate governance framework and any recommendations it may have in connection therewith.
The highlights of our corporate governance practices include the following:

BOARD AND GOVERNANCE PRACTICES	ALIGNMENT WITH SHAREHOLDER INTERESTS

•11 out of 13 current directors are independent
•An engaged LID with clearly delineated duties
•Standing Board committees comprised solely of independent directors
•Regular executive sessions of independent directors
•Commitment to a board of directors exhibiting a diversity of skills, experience, background and perspectives
•Active Board refreshment
•New director orientation and continuing director education
•Board access to senior management and independent advisors
•Robust Corporate Governance Guidelines and committee charters
•Oversight of risk is the responsibility of our Board with specific risks designated to certain committees
•Annual board and committee self-evaluations and periodic use of a third party to facilitate the evaluation
•Robust director overboarding policy
•Share ownership guidelines for directors and executive officers

•Active shareholder engagement program with independent director participation
•Our shareholders holding 10% or more of our total voting rights may call EGMs
•Anti-hedging/pledging policy
•No shareholder rights plan, or poison pill, in place
•Annual Say-on-Pay Vote
•Clawback Policy

COMPENSATION PRACTICES

•Annual Say-on-Pay Vote •Annual use of equity awards with performance-based vesting •Our Compensation Committee engages an independent compensation consultant

2026 PROXY STATEMENT	23

CORPORATE GOVERNANCE

Board Composition
Our Board currently has 13 members and there are no vacancies. The size of our Board may vary as provided by resolution of our Board adopted in accordance with our Constitution. Our Board, along with our Nominating Committee periodically reviews the appropriate size of our Board.
Our Board is divided into three classes, designated Class I, Class II and Class III, that serve staggered three-year terms. Our Nominating Committee continues to believe that this structure is appropriate for us and remains in the best interests of our Company and its shareholders. In particular, our Nominating Committee believes that the classified board structure:
•promotes stability and continuity, allowing our Board and management to remain focused on our long-term strategy and value generation for our shareholders;
•preserves the skillset present on our Board and allows for the development of its directors’ institutional knowledge, which is particularly important in our industry, given the multi-year life cycles of our product development programs; and
•enhances director independence by decreasing pressures from special interest groups that might have short-term agendas contrary to the long-term interests of our shareholders.
While we recognize that some shareholders may see this structure as creating an entrenchment risk, we believe this risk is mitigated by the statutory right of shareholders of an Irish incorporated company to remove directors and replace any board vacancies created by such removal under Irish law.
Our Board’s leadership structure provides for a Chairperson selected by the members of the Board, and a LID where the Chairperson is non-independent. Our independent directors elect our LID upon the recommendation of the Nominating Committee, as described in our Corporate Governance Guidelines. Our Board believes that having a LID helps ensure the effective independent functioning of the Board in its oversight responsibilities. Our Board periodically reviews its leadership structure, including the Chairperson and LID roles, to ensure that the structure continues to promote the appropriate exercise of independent judgment by our Board.
Vacancies on our Board, including a vacancy that results from an increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the directors then in office, provided that a quorum is present at the relevant board meeting. A director elected by our Board to fill a vacancy in a class will serve for the remainder of the full term of that class and until the director’s successor is elected and qualified, or, if sooner, until his or her death, resignation, retirement, disqualification or removal. Under our Constitution, if the number of directors is increased, directors are apportioned among the classes to maintain the number of directors in each class as nearly equal as possible, or as our Chairperson may otherwise direct.
Board Leadership Structure

Chairperson of our Board CURRENT CHAIRPERSON: Bruce C. Cozadd
Mr. Cozadd currently serves as our Chairperson and previously served as our CEO from the closing of the Azur Merger in January 2012 until August 11, 2025, following which he served in a transition role through September 14, 2025, and subsequently retired. Following his retirement, Mr. Cozadd continues to serve as our Chairperson, providing our Company with ongoing leadership and strategic guidance.
Mr. Cozadd’s wealth of commercial industry experience, together with his unique knowledge of our business, means he is well positioned to serve as our Chairperson.

24	2026 PROXY STATEMENT

CORPORATE GOVERNANCE

Lead Independent Director CURRENT LID: Rick E Winningham
Mr. Winningham currently serves as our LID. As outlined in our Corporate Governance Guidelines, our LID is responsible for:
•presiding at all meetings of our Board at which our Chairperson is not present;
•serving as the principal liaison between the independent directors and our Chairperson;
•coordinating the activities of the independent directors, including developing agendas for and presiding at executive sessions of the independent directors;
•advising our Chairperson on our Board and committee agendas, meeting schedules and information provided to other directors;
•discussing the results of the CEO’s performance evaluation with the chair of our Compensation Committee; and
•calling meetings of the independent directors of our Board, where necessary.

In addition, Mr. Winningham attends meetings of committees where he is not a member to remain informed. He regularly communicates with our Chairperson and CEO on matters involving our Company, seeks input from other independent directors relating to significant developments affecting our Company between regular board meetings and attends certain meetings involving strategic portfolio and/or scientific reviews. Mr. Winningham also makes himself available for direct communication with significant shareholders as necessary.
Independence of our Board
The Nasdaq listing rules require that a majority of the members of a listed company’s board of directors qualify as “independent,” as affirmatively determined by our Board.
At least annually, our Nominating Committee consults with counsel to ensure that our Board’s determinations are consistent with the applicable Nasdaq and SEC rules and regulations regarding the definition of “independent”.
Following a review of all relevant transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, our Board has affirmatively determined that all of our current directors, are independent directors within the meaning of the applicable Nasdaq listing standards, except that Ms. Gala, our President, CEO and Director, and Mr. Cozadd, our Chairperson and former CEO, are not independent by virtue of Ms. Gala’s employment with our company and Mr. Cozadd’s previous employment with our Company, which ended in September 2025. In addition, our Board has determined that each member of our Audit Committee, Compensation Committee and Nominating Committee meets the applicable Nasdaq and SEC rules and regulations regarding “independence” and that each member is free of any relationship that would impair their individual exercise of independent judgment regarding our Company. Our Board had previously determined that Kenneth W. O’Keefe, who retired from our Board in December 2025, was an “independent director” as defined under the applicable Nasdaq rules.

2026 PROXY STATEMENT	25

CORPORATE GOVERNANCE

Board Management and Oversight
The primary duties of our Board are to provide counseling and oversight of the business and affairs of our Company, provide direction to the management of our Company in the interests, and for the benefit, of our Company’s shareholders and to seek to enhance shareholder value. In performing their duties, the directors are required to exercise their business judgment in the best interests of our Company in accordance with applicable law.

BOARD RESPONSIBILITIES HIGHLIGHTS

•Selecting and electing our CEO;
•Annually evaluating the performance of our CEO, and, upon the recommendation of our Compensation Committee, approving the compensation and other terms of employment of the CEO;
•Acting through the authority delegated to our Compensation Committee, conferring with our CEO regarding the performance of all other executive officers of our Company (other than our CEO), determining the compensation arrangements for all such other executive officers (other than for our CEO);
•Acting through the authority delegated to our Compensation Committee, periodically reviewing, together with our CEO, succession planning and management development;
•Reviewing and, where appropriate, approving our Company’s major financial objectives, strategic and operating plans and actions;
•Overseeing the conduct of our Company’s business to monitor whether our business is being appropriately managed, including specifically with respect to ERM;
•Acting through authority delegated to our Audit Committee, overseeing the processes for maintaining the integrity of our Company with regard to its financial statements and other public disclosures, including its ESG-related disclosures, and compliance with our Company’s programs and policies designed to ensure adherence to applicable laws and rules, as well as to our Code of Conduct and Ethics, as it relates to our Company’s financial statements, accounting practices, and independent registered public accounting firm or auditors for the purpose of preparing or issuing an audit report or performing audit services; and
•Acting through authority delegated to our Nominating Committee, overseeing our Company’s adherence to our corporate governance standards and compliance with our key corporate governance documents, including our Corporate Governance Guidelines and our Code of Conduct and Ethics and compliance with our Company's programs and policies designed to ensure adherence to applicable laws and rules, in each case other than as related to our Company's financial statements, accounting practices and auditors, as well as overseeing our Company’s ESG program and strategy and our Company’s compliance, ethics and privacy programs.

Our Board has delegated to our CEO, working with our other executive officers, the authority and responsibility for managing the business of our Company in a manner consistent with the standards and practices of our Company, and in accordance with any specific plans, instructions or directions of our Board. Our CEO and management are responsible for seeking the advice and, in appropriate situations, the approval of our Board with respect to extraordinary actions to be undertaken by our Company.
Oversight of Corporate Strategy
Our Board plays a crucial role in overseeing our long-term corporate strategy, approving strategic plans, monitoring performance with key metrics, allocating resources effectively, and making informed investment decisions. By promoting innovation and adaptability, our Board strives to ensure that our Company remains agile and competitive in a dynamic market environment.

26	2026 PROXY STATEMENT

CORPORATE GOVERNANCE

Oversight of Risk
Acting as a full Board and through its four standing committees, our Board provides oversight of risk management including, financial, operational, business, intellectual property, information technology (including cybersecurity), public policy, reputational risk, governance and compliance. Our Board has delegated oversight of certain risks to its committees, each of which regularly reports to our Board on their risk management oversight activities. Management also regularly report to our Board with updates on certain key risks and legal matters.

Audit Committee
Our Audit Committee is responsible for overseeing our financial reporting process on behalf of our Board and reviewing with management and our auditors, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. Our Audit Committee helps oversee our cybersecurity risk management processes, including oversight of risks from cybersecurity threats. Our Audit Committee receives quarterly updates on information security developments, cybersecurity incidents and the steps taken by management to monitor and mitigate risk exposures in these areas.

Compensation Committee
Our Compensation Committee approves compensation of executive officers and all material compensation plans and reviews our compensation practices to ensure that they do not encourage excessive risk taking and provide appropriate incentives for meeting both short-term and long-term objectives and increasing shareholder value over time. Our Compensation Committee also works with our Board to oversee matters related to talent and culture including human capital programs and policies regarding management development, talent planning, and employee engagement, as well as human capital management, which includes reviewing workforce trends, executive succession plans and talent risk and maintaining compensation objectives and corporate policies that appropriately incentivize creating and maintaining a positive workplace and corporate culture.

Nominating Committee
Our Nominating Committee oversees our risk management other than those risks concerning our major financial, business or cybersecurity risk exposures or risks related to our compensation programs and policies, on behalf of our Board. Our Nominating Committee has oversight responsibility over our CSSI program and strategy and compliance and ethics program. Additionally, our Nominating Committee maintains oversight over our ERM program, which is a comprehensive framework designed to identify, assess, prepare for and mitigate risks that may affect our Company.

SMC
Our SMC is responsible for overseeing research, development and technology initiatives. Our SMC also discusses significant emerging trends, issues and risks in science and technology and considers the potential impact these may have on us.

Oversight of Cybersecurity
Our Board addresses our cybersecurity risk management as part of its general oversight function. Our Audit Committee helps oversee our cybersecurity risk management processes, including oversight of risks from cybersecurity threats.
Our Information Security Governance Committee (which is composed of our CISO, Chief Digital Officer, Chief Legal Officer, CFO and Chief Ethics & Compliance Officers) and our Audit Committee receive various reports from our CISO and Chief Digital Officer. The CISO (or their designee) reports to our Audit Committee on cybersecurity risk on at least a quarterly basis. Written reports and presentation materials regarding cybersecurity risk provided to our Audit Committee are made available to our Board and they can discuss the materials and cybersecurity risk with our Audit Committee members. Our internal audit team oversees internal controls implemented by us under our information security program.
Our information security program is implemented and maintained by certain of our management, including the CISO, Chief Digital Officer and other members of our Information Security Governance Committee.
The Information Security Governance Committee helps assess and manage our cybersecurity risks and monitor the effectiveness of our information security program and risk management. Management, including those serving on our Information Security Governance Committee, is responsible for hiring appropriate cybersecurity personnel, helping to integrate cybersecurity considerations into our overall risk management strategy, providing appropriate resources for cybersecurity risk management, and communicating key priorities to relevant personnel. Our cybersecurity incident response plan includes processes designed to escalate certain cybersecurity incidents that cause a significant impact to our Company, to members of the Information Governance Security Committee and certain members of executive management depending on the circumstances. In addition, our incident response plan includes reporting to our Audit Committee for certain cybersecurity incidents, including those that have potentially had a material impact on us.

2026 PROXY STATEMENT	27

CORPORATE GOVERNANCE

Oversight of Compliance
Our Chief Ethics and Compliance Officer, who reports to our Chief Legal Officer and has direct access to our CEO and our Board, is responsible for designing and implementing our compliance program, managing the Ethics and Compliance team and compliance program elements.
Our Board oversees matters related to compliance requirements and our compliance program generally, including: the adequacy of resources dedicated to the compliance function; the identification and handling of instances of non-compliance; and the overall effectiveness of the design and implementation of the compliance program. Our Nominating Committee has responsibility for review and oversight of matters related to compliance with U.S. federal health care program requirements. Our Nominating Committee meets at least quarterly with the Chief Ethics and Compliance Officer to review our compliance program and annually adopt a resolution summarizing its review and oversight of our Company’s compliance with U.S. federal health care program requirements. Our Board meets regularly with our Chief Ethics and Compliance Officer.
Oversight of CSSI
Our Board oversees the strategy for addressing ESG-related risks and opportunities significant to us and our shareholders. Certain committees of our Board oversee ESG matters across our business operations in the areas that align with their respective responsibilities.
CSSI Commitment
Our values, underpinned by strong corporate governance, social responsibility and environmental stewardship anchor our corporate strategy and make up key elements of our vision to deliver on our commitment to generate positive outcomes for patients, employees, shareholders, and other stakeholders. The pillars of our CSSI strategy are Patients, People, Community and Planet. We recognize the critical importance of these CSSI pillars in achieving our near and long-term business objectives.
CSSI Governance Structure

BOARD OVERSIGHT Nominating Committee Oversees development and implementation of CSSI strategy Audit Committee Oversees processes for maintaining the integrity of ESG-related disclosures
MANAGEMENT ROLES
CEO, Chief Legal Officer and CFO
Provides managerial oversight and direction relative to the scope and implementation of CSSI strategy
EC Sponsors
Accountable for CSSI strategy development, execution and updates

STRATEGY & EXECUTION ROLES
CSSI Strategy Team
Leads CSSI strategy development, implementation and reporting
CSSI Pillar Leaders
Leads Impact Area activities; ensures validity of CSSI reports; accountable for delivery of CSSI initiatives
ESG Disclosure Team
Reports data externally; provides validity assessment and sign-off

2025 CSSI Summary
In 2025, we made significant strides in preparing for upcoming sustainability reporting regulations, including advancing our reporting mechanisms to meet the requirements of the CSRD. Our Company completed a CSRD double materiality assessment with an external advisor designed to identify our required disclosures. We also conducted gap assessments and remediations aligned with the ESRS to support our Company’s readiness for CSRD reporting in 2027. We continue to integrate these results into our broader CSSI strategy, ERM, and reporting.

28	2026 PROXY STATEMENT

CORPORATE GOVERNANCE

2025 CSSI Pillars Highlights

PATIENTS	PEOPLE	COMMUNITY	PLANET

•Continued process for including patient insights into patient facing materials
•Formed the GEA Patient Advisory Steering Committee to provide input on materials, resources and business decisions related to GEA
•Provided Patient assistance programs for eligible patients who cannot afford them and offered early access to products for those with high unmet medical needs

•Continued enhancement of scientific and clinical capabilities
•Built deeper capabilities in artificial intelligence and broadened responsible use
•Held first-ever, global company-wide Jazz Wellbeing Week
•39% employees active in employee resource teams

•Corporate giving initiatives supporting approximately 80 organizations supporting patients and caregivers, health equity, education and scientific development
•Employees volunteered over 870 hours of service with Life Science Cares who combats poverty and improve lives through support for basic needs, education, and job skills

•Completed a Scope 1 and 2 greenhouse gas emissions inventory and established a target to reduce Scope 1 and 2 greenhouse gas emissions
•Completed the transition to 100% renewable electricity at key sites
•7 labs certified under My Green Lab Certification program
•ISO 14001 and ISO 45001 certification at all internal manufacturing sites

Sustainability Reporting
For more information about our CSSI program and our sustainability performance and data for 2025, we encourage you to read our 2025 CSSI Report, which will be available on our Website the end of June 2026. This report will reference the Global Reporting Initiative Standards and aligns with the Task Force on Climate-related Financial Disclosures framework and Sustainability Accounting Standards Board Biotechnology & Pharmaceuticals Standards.
Board Operations
During fiscal 2025, our Board met seven times. Each of our directors attended at least 75% of the total number of meetings of our Board and the total number of all meetings of committees on which such director served, in each case during the periods in which they served.
Our directors are typically invited to and often participate in the meetings of our four standing committees, except for certain sessions that are exclusive to committee members. Our directors can only vote at meetings of the committees to which they are appointed.
Executive Sessions
Our Board considers regular executive sessions, where independent directors meet without management, as a crucial aspect of effective and independent oversight. As required under applicable Nasdaq listing standards, in 2025, the independent directors generally met at each regular board meeting in scheduled executive sessions at which only independent directors were present.
Director Attendance at AGMs
It is our policy to invite directors and director nominees to attend our AGM. Each director is encouraged to attend our AGM in person. All 12 directors then in office attended our 2025 AGM.
New Director Orientation and Continuing Education
Our Company provides orientation for new directors, which includes matching newly elected directors with an experienced director for ongoing mentorship. This orientation is designed to familiarize new directors with our Company.

2026 PROXY STATEMENT	29

CORPORATE GOVERNANCE

Our Nominating Committee is responsible for overseeing the need for continuing education of directors and encourages all directors to attend or participate in ongoing education programs for directors. Our Company also encourages directors to attend appropriate Company and health care industry meetings and events.
More information on our Company’s ongoing commitment to the continuing education of directors can be found under the section of our proxy statement entitled “Director Compensation—Directors Continuing Education.”
Committees of our Board
Our Board has four standing committees: our Audit Committee, Compensation Committee, Nominating Committee and SMC. In addition to our standing committees, we have a Transaction Committee, which meets on an ad hoc basis when necessary to approve specific transactions.
Committee Membership
The following table provides membership information for each standing committee as of June 8, 2026.

Name	Audit Committee	Compensation Committee	Nominating Committee	SMC

Jennifer E. Cook		⬤		⭘
Patrick G. Enright	⭘	⭘
Laura J. Hamill		⭘
Patrick Kennedy	⬤
Ted W. Love, M.D.	⭘			⭘
Heather Ann McSharry	⭘		⬤
Seamus C. Mulligan				⭘
Anne O’Riordan(1)	⭘	⭘
Norbert G. Riedel, Ph.D.			⭘	⬤
Mark D. Smith, M.D.			⭘	⭘
Rick E Winningham			⭘	⭘
⭘ = Committee Member     ⬤ = Committee Chair
(1)     Ms. O’Riordan notified us that she is not standing for re-election at the 2026 AGM. Her term of office as a director will expire at the 2026 AGM.
Committee Rotation and Selection Process
Our Nominating Committee oversees the committee structure and operations, including authority to delegate to subcommittees. Our Board, with recommendations from our Nominating Committee, reviews and resolves upon our committee chairs and committee members annually. There are no fixed terms for committee chairs or members, however, our Board recognizes the importance of committee rotation and refreshment.

COMMITTEE REFRESHMENT HIGHLIGHTS IN 2025

•Ted W. Love was appointed as a member of our Audit Committee and SMC; and •Due to his retirement in December 2025, Kenneth W. O’Keefe rotated off our Audit Committee.

30	2026 PROXY STATEMENT

CORPORATE GOVERNANCE

Audit Committee CHAIR: Patrick Kennedy MEMBERS: Patrick G. Enright Ted W. Love, M.D. Heather Ann McSharry Anne O’Riordan
Our Audit Committee is governed by an annually reviewed, Board approved charter, which is available on our Website. The primary responsibilities of our Audit Committee include:
•evaluating the performance of and assessing the qualifications of our independent auditors;
•determining and approving the engagement and remuneration of our independent auditors;
•determining whether to retain or terminate our existing independent auditors or to appoint and engage new independent auditors;
•determining and approving the engagement of our independent auditors to perform any proposed permissible non-audit services;
•monitoring the rotation of partners of the independent auditors on our audit engagement team as required by applicable laws and rules;
•reviewing and advising on the selection and removal of our head of our internal audit function, the activities and organizational structure of our internal audit function and the results of internal audit activities;
•reviewing and approving our internal audit charter at least annually and our annual internal audit plan and budget;
•meeting to review our annual audited financial statements, our quarterly financial statements and our financial press releases with management and the independent auditors, including reviewing our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual and quarterly reports filed with the SEC;
•reviewing, overseeing and approving transactions between us and any related persons;
•conferring with management, our internal audit function and our independent auditors regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
•reviewing with management, our internal audit function and our independent auditors, as appropriate, major financial risk exposures, including reviewing, evaluating and approving our hedging and other financial risk management policies, as well as the steps taken by management to monitor and control these exposures;
•establishing procedures, when and as required under applicable laws and rules, for the receipt, retention and treatment of any complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
•reviewing with management our information security (including cybersecurity) risk exposures and the steps taken by management to monitor and mitigate these exposures.

Our Board determined that all Members meet the independence requirements of Rule 10A-3 of the Exchange Act and the Nasdaq listing standards with respect to audit committee members

4 MEETINGS HELD DURING 2025

Our Board determined that each of Mr. Enright, Mr. Kennedy, Dr. Love and Ms. McSharry qualifies as an “audit committee financial expert” within the meaning of SEC regulations. In making this determination, our Board considered the overall knowledge, experience and familiarity of each with accounting matters, analyzing and evaluating financial statements, and, in the case of Mr. Enright, managing venture capital investments. Mr. Kennedy serves as chairperson of our Audit Committee. Kenneth W. O'Keefe previously served as a member of our Audit Committee until his retirement effective December 1, 2025. Our Board determined Mr. O'Keefe qualified as an "audit committee financial expert" within the meaning of SEC regulations, taking into consideration his overall knowledge, experience and familiarity with accounting matters, analyzing and evaluating financial statements, and managing private equity investments.

2026 PROXY STATEMENT	31

CORPORATE GOVERNANCE

In addition to meetings, our Audit Committee also had a number of informal discussions and consultations with one another, with our CFO, our Chief Accounting Officer, our Head of Internal Audit and our CEO during 2025.

Compensation and Management Development Committee CHAIR: Jennifer E. Cook MEMBERS: Patrick G. Enright Laura J. Hamill Anne O’Riordan
Our Compensation Committee is governed by an annually reviewed, Board approved charter, which is available on our Website. The primary responsibilities of our Compensation Committee include:
•reviewing, modifying (as needed) and approving overall compensation strategy and policies;
•recommending to our Board for determination and approval the compensation and other terms of employment of our CEO and evaluating our CEO’s performance in light of relevant goals and objectives;
•reviewing and approving the goals and objectives of our other executive officers and determining and approving the compensation and other terms of employment of these executive officers, as appropriate;
•reviewing and recommending to our Board the type and amount of compensation to be paid or awarded to the members of our Board;
•having the full power and authority of our Board regarding the adoption, amendment and termination of our compensation plans and programs and administering these plans and programs;
•having direct responsibility for appointing, and providing compensation and oversight of the work of, any compensation consultants and other advisors retained by our Compensation Committee and considering the independence of each such advisor;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, to determine whether such compensation policies and practices are reasonably likely to have a material adverse effect on us;
•periodically reviewing with our CEO the plans for succession to the offices of our executive officers and making recommendations to our Board with respect to the selection of appropriate individuals to succeed to these positions; and
•reviewing and discussing with management our disclosures contained under the caption “Compensation Discussion and Analysis” in our annual proxy statement.

6 MEETINGS HELD DURING 2025

Each member of our Compensation Committee meets the independence requirements of the Nasdaq listing standards with respect to Compensation Committee members. In determining whether each member is independent within the meaning of the Nasdaq listing standards pertaining to Compensation Committee membership, our Board determined, based on its consideration of factors specifically relevant to determining whether any such director has a relationship to us that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, that no member of our Compensation Committee has a relationship that would impair that member’s ability to make independent judgments about compensation of our executive officers.

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CORPORATE GOVERNANCE

Our Compensation Committee Processes and Procedures
Our Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. The agenda for each Compensation Committee meeting is usually developed by members of our human resources department and our CEO with input from members of our legal department, and is reviewed and finalized with the chair of our Compensation Committee. Members of our human resources department also attend Compensation Committee meetings. From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by our Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in our Compensation Committee meetings.
In making executive compensation determinations other than for our CEO, our Compensation Committee considers recommendations from our CEO. In making her recommendations, our CEO receives input from our human resources department and from the individuals who manage or report directly to the other executive officers, and she reviews various third party compensation surveys and compensation data provided by the independent compensation consultant to our Compensation Committee, as described in the section of our proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis.” While our CEO discusses her recommendations for the other executive officers with our Compensation Committee, she does not participate in the deliberations and recommendations to our Board concerning, or our Board’s determination of, her own compensation.
Our Compensation Committee engages an independent compensation consultant each year to provide a competitive compensation assessment with respect to the executive officers to assist our Compensation Committee in making annual compensation decisions. Since 2010, Aon has been engaged by our Compensation Committee as our independent consultant. Aon supports our Compensation Committee in addressing the design of our peer group, provides industry compensation data and provides our Compensation Committee with advice regarding executive officers’ compensation, including base salaries, performance-based bonuses and long-term equity compensation, and similar advice regarding non-employee director compensation.
For additional information regarding our processes and procedures for the consideration and determination of executive compensation, including the role of Aon in determining and recommending executive compensation, see the section of our proxy statement entitled “Executive Compensation—Compensation Discussion and Analysis.” With respect to director compensation matters, our Compensation Committee recommends to our Board and our Board determines and sets non-employee director compensation. Our compensation arrangements for our non-employee directors are described under the section of our proxy statement entitled “Director Compensation.”
Our Compensation Committee charter grants our Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and consultants and other external resources that our Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, our Compensation Committee has the authority, in its sole discretion, to retain or obtain, at our expense, compensation consultants to assist in its evaluation of executive compensation, and is directly responsible for the appointment, compensation and oversight of the work of its compensation consultants. Our Compensation Committee charter also provides that our Compensation Committee may delegate any responsibility or authority of our Compensation Committee under its charter to the chair of our Compensation Committee or to one or more committee members, including subcommittees, except to the extent inconsistent with any applicable laws and rules, including the Nasdaq listing standards. Our Compensation Committee does not, however, delegate any of its functions to others in determining or recommending executive or director compensation.

2026 PROXY STATEMENT	33

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee CHAIR: Heather Ann McSharry MEMBERS: Norbert G. Riedel, Ph.D. Mark D. Smith, M.D. Rick E Winningham
Our Nominating Committee is governed by a regularly reviewed, Board approved charter, which is available on our Website. The primary responsibilities of our Nominating Committee include:
•overseeing all aspects of our corporate governance functions on behalf of our Board;
•making recommendations to our Board regarding corporate governance issues;
•identifying, reviewing and evaluating candidates to serve on our Board, and reviewing and evaluating incumbent directors;
•reviewing, evaluating and considering the recommendation for nomination of incumbent directors for reelection to our Board and monitoring the size of our Board;
•recommending director candidates to our Board;
•overseeing on behalf of our Board our compliance with applicable laws and regulations, other than the financial compliance issues overseen by our Audit Committee;
•overseeing on behalf of our Board our risk management matters, other than with respect to risks that are financial or information security risks (as to which our Audit Committee has oversight responsibility on behalf of our Board) or risks related to compensation policies (as to which our Compensation Committee has oversight responsibility on behalf of our Board);
•evaluating director nominations and proposals by our shareholders and establishing policies, requirements, criteria and procedures in furtherance of the foregoing. For more information on the policy and procedure for considering stockholder recommendations/nominations see the “Shareholder Engagement” section of this proxy;
•assessing the effectiveness and performance of our Board and its committees, and recommending and implementing our Board’s self-evaluation process;
•overseeing our ESG strategy and practices and periodically reviewing and discussing with management our practices with respect to ESG matters that are expected to have a significant impact on our performance, business activities, or reputation; and
•reviewing, discussing and assessing the performance of our Board, including committees of our board, seeking input from all directors, senior management and others.

All Members are Independent

6 MEETINGS HELD DURING 2025

34	2026 PROXY STATEMENT

CORPORATE GOVERNANCE

Science and Medicine Committee CHAIR: Norbert G. Riedel, Ph.D. MEMBERS: Jennifer E. Cook Ted W. Love, M.D. Seamus C. Mulligan Mark D. Smith, M.D. Rick E Winningham
Our SMC is governed by a regularly reviewed, Board approved charter, which is available on our Website. Our SMC is an advisory committee which reviews R&D and technology initiatives. Specific responsibilities of our SMC include:
•review and advise management and our Board regarding the strategy, direction, value and progress of our R&D program, pipeline and technology platforms;
•review and advise management and our Board on pertinent scientific, technological and medical elements of our corporate development opportunities and transactions;
•review and advise management and our Board on our R&D resource allocation strategy, including internal and external investments, investment allocation across R&D stages across franchises/therapeutic areas and technology platforms;
•identify and discuss new and emerging trends in pharmaceutical and biotechnological science, technology and regulation; and
•reviewing, discussing and assessing the performance of our Board, including committees of our Board, seeking input from directors, senior management and others.

4 MEETINGS HELD DURING 2025

2026 PROXY STATEMENT	35

CORPORATE GOVERNANCE

Shareholder Engagement
We proactively engage with our shareholders throughout the year to better understand their priorities and perspectives on significant issues, in many forms and forums from industry conferences, non-deal roadshows, to direct one-on-one meetings. Through these engagements, we have obtained valuable insights on their thoughts regarding a variety of topics including our Company’s performance and strategy, executive compensation matters, corporate governance practices, and environmental and social matters. Engagement participants include members of senior management and our Board. We consider feedback and insights from shareholders as we review our practices and disclosures throughout the year.
The following graphic describes our typical shareholder outreach and engagement cycle.

•Discuss business strategy and performance
•Educate and seek feedback on any matters for shareholder consideration
•Publish Annual Report on Form 10-K and proxy statement, highlighting recent Board and Company activities
•Shareholders can engage with us by voting on the various proposals •If shareholders attend our AGM, they have an opportunity to ask questions and request additional information
•Where appropriate, discuss vote outcomes from our AGM in light of existing governance and executive compensation practices, as well as any feedback received from shareholders during proxy season
•Internally review corporate governance trends, recent regulatory developments, and our own policies and procedures

•Where appropriate, solicit and consider shareholder feedback on our Board governance and executive compensation practices to better understand investor viewpoints and inform discussions with our Board
•Internally evaluate our Board composition, governance or executive compensation practices in light of shareholder feedback and review of practices

Members of our management, and in many cases, members of our Board actively engage in dialogue with our shareholders and view direct shareholder engagement as a critical process for receiving and understanding feedback on subjects that matter most to our shareholders. During such engagement in 2025, our shareholders expressed general satisfaction with, and did not raise any material concerns regarding, our executive compensation program. We will continue outreach and dialogue with our shareholders in the future.
Shareholder Communications with Our Board
Our Board believes that shareholders should have an opportunity to communicate with our Board, and efforts have been made to ensure that the views of our shareholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to our shareholders in a timely manner. Shareholders interested in communicating with our Board or a particular director (including our Chairperson or our LID) may do so by sending written communication to: Jazz Pharmaceuticals plc, Attention: Company Secretary, Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland. Each communication should set forth the name and address of the shareholder as it appears on our records (and, if the shares are held by a nominee, the name and address of the beneficial owner of the shares), and the number of our ordinary shares that are owned of record by the record holder or beneficially by the beneficial owner, as applicable. Our Company Secretary will, in his or her discretion, screen out communications from shareholders that are not related to the duties and responsibilities of our Board. The purpose of this screening is to allow our Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). If deemed an appropriate communication, our Company Secretary will forward the communication, depending on the subject matter, to our Chairperson, our LID or the chair of the appropriate committee of our Board.

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CORPORATE GOVERNANCE

Shareholder Ability to Call an EGM
Irish law provides that shareholders holding 10% or more of our total voting rights may at any time request that the directors call an EGM. The shareholders who wish to request an EGM must deliver to our registered office a written notice, signed by the shareholders requesting the meeting and stating the purposes of the meeting. If the directors do not, within 21 days of the date of delivery of the request, proceed to convene a meeting to be held within two months of that date, those shareholders (or any of them representing more than half of the total voting rights of all of them) may themselves convene a meeting within a specified period, but any meeting so convened cannot be held after the expiration of three months from the date of delivery of the request.
Shareholder Proposals and Director Nominations for the 2027 AGM
Our shareholders may submit proposals on matters appropriate for shareholder action at shareholder meetings in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in our proxy materials relating to our 2027 AGM, all applicable requirements of Rule 14a-8 must be satisfied and, pursuant to Rule 14a-8, such proposals must be received by us no later than February 8, 2027. However, if our 2027 AGM is not held between June 23, 2027 and August 22, 2027, then the deadline will be a reasonable time prior to the time that we begin to print and mail our proxy materials. Such proposals should be delivered to Jazz Pharmaceuticals plc, Attention: Company Secretary, Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland.
Our Constitution provides that shareholder nominations of persons to be elected to our Board at our AGM must be made following written notice to our Company Secretary which is executed by a shareholder and accompanied by certain background and other information specified in our Constitution. Such written notice and information must be received by our Company Secretary not later than the close of business on March 10, 2027 nor earlier than January 9, 2027; provided, however, that in the event our 2027 AGM is not held between June 23, 2027 and August 22, 2027, notice must be delivered no earlier than 150 days prior to nor later than the later of 90 days prior to the date of the 2027 AGM or the 10th day following the day on which public announcement of the date of such meeting is first made. In addition to satisfying the informational requirements in our Constitution, shareholders intending to solicit proxies in support of director nominees other than our nominees must provide in their notice any additional information required by Rule 14a-19(b) promulgated under the Exchange Act. Our Constitution provides that other proposals may only be proposed at our AGM if either (i) it is proposed by or at the direction of our Board; (ii) it is proposed at the direction of the Irish High Court; or (iii) our Chairperson of the meeting decides, in his or her absolute discretion, that the proposal may properly be regarded as within the scope of the relevant meeting. In addition, our proxy solicited by our Board or the 2027 AGM will confer discretionary voting authority with respect to (i) any proposal presented by a shareholder at that meeting for which we have not been provided with notice by April 24, 2027 and (ii), if we have received notice of such proposal by April 24, 2027, any matter, provided that (i) our 2027 proxy statement briefly describes such matter and how management’s proxy holders intend to vote on it and (ii) the shareholder does not comply with the requirements of Rule 14a-4(c)(2) promulgated under the Exchange Act. On any other business which may properly come before our 2027 AGM, or any adjournment thereof, and whether procedural or substantive in nature (including without limitation any motion to amend a resolution or adjourn the meeting) not specified in our proxy statement, the proxy holder will act at his or her discretion.
Certain Relationships and Related Party Transactions
Policy and Procedures for Review of Related Party Transactions
We have adopted a Related Party Transaction Policy that sets forth our procedures for the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we are, were or will be a participant, and the amount involved exceeds $120,000, and any “related person” had, has or will have a direct or indirect material interest, other than certain transactions that would not be required to be disclosed pursuant to Item 404(a) of Regulation S-K. A “related person” is any executive officer, director, director nominee or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members.

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CORPORATE GOVERNANCE

Under the policy, if a transaction has been identified as a related-person transaction (including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation), our management team must present information regarding the related-person transaction to our Audit Committee (or, if Audit Committee approval would be inappropriate, to another independent body of our Board) for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts of the transaction, including the business purpose of the transaction, the parties thereto, the interests, direct and indirect, of the related person(s), the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally, and management’s recommendation with respect to the transaction. Under the policy, we will, on an annual basis, collect information that our Chief Legal Officer deems reasonably necessary from each director, director nominee, executive officer and (to the extent feasible) significant shareholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest to our Chief Legal Officer, or, if the employee is an executive officer, to our Board. In considering related-person transactions, our Audit Committee (or other independent body of our Board) will take into account the relevant available facts and circumstances including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the business rationale for engaging in the transaction, the availability of other sources for comparable services or products, if applicable, the impact on a director or director nominee’s independence in the event that the related person is a director or director nominee, immediate family member of a director or director nominee or an entity with which a director or director nominee is affiliated, and whether the transaction would present an improper conflict of interest for any director, director nominee or executive officer of our Company, taking into account the size of the transaction, the overall financial position of the director, director nominee, executive officer or related person, the direct or indirect nature of the director’s, director nominee’s, executive officer’s or related person’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors our Audit Committee (or other independent body of our Board) deems relevant.
The policy requires that, our Audit Committee (or other independent body of our Board) only approve and ratify those related-person transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our shareholders, as our Audit Committee (or other independent body of our Board) determines in the good faith exercise of its discretion. The policy also requires that directors interested in a related-person transaction recuse themselves from any discussion or vote on a related-person transaction in which they have an interest.
Transactions with Related Persons
A family member of Class I director Laura J. Hamill is employed by our Company. The employee is not one of our executive officers. The compensation of this employee was determined in accordance with our Company’s compensation policies applicable to other employees of a similar title and compensation grade, and this employee is also eligible to participate in our Company benefit plans that are available to other employees in similar positions and locations. The total compensation of this employee, comprising both cash and equity compensation, was approximately $495,000 for fiscal year 2025.
In addition, a family member of Class II director Norbert G. Riedel is employed by our Company since April 2026 and was previously a contingent worker engaged through an agency from June 2025 to April 2026. The employee is not one of our executive officers. The compensation of this employee was determined in accordance with our Company’s compensation policies applicable to other employees of a similar title and compensation grade, and this employee is also eligible to participate in our Company benefit plans that are available to other employees in similar positions and locations. The total compensation earned by this employee for services as a contingent worker from January 1, 2025 until hired by us as an employee in April 2026 was approximately $81,000. The total target annual compensation for this employee for services as an employee in fiscal year 2026, comprising both cash and equity compensation, is approximately $196,750.
Except as set forth above, since January 1, 2025, we have not engaged in any transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are any such transactions currently proposed, in which we were, are, or are to be a participant and the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest.

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CORPORATE GOVERNANCE

Indemnification Agreements
We have entered into indemnification agreements with our directors, executive officers and certain other of our officers and employees. These indemnification agreements require us, under the circumstances and to the extent provided for therein, to indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits, proceedings and other actions by reason of the fact that such person is or was a director, officer, employee, consultant, agent or fiduciary of our Company or any of our subsidiaries or other affiliated enterprises. The rights of each person who is a party to an indemnification agreement are in addition to any other rights such person may have under our Constitution, the 2014 Act, any other agreement, a vote of the shareholders of our Company, a resolution of directors of our Company or otherwise. We believe that these agreements are necessary to attract and retain qualified persons as our officers and directors. We also maintain directors’ and officers’ liability insurance.
Additional Corporate Governance Information
Ethical Business Practices
We are committed to conducting our business with integrity and the pursuit of excellence in all that we do. Our Board and our management team are committed to acting honestly and responsibly and strive to comply with all laws, rules, regulations and corporate policies that apply to our business, and we expect the same commitment from our employees, consultants, business partners and service providers. In particular, we are committed to acting responsibly, safely and with transparency in our interactions with patients, doctors and other stakeholders in the healthcare system.
We are committed to operating our global business with integrity and upholding a high level of ethical conduct among our employees and business partners including assessing and addressing the risk of modern slavery and human trafficking within our business operations and supply chain. We have existing procedures designed to assess our suppliers that provide materials for use in our tangible goods for sale, and we have enhanced these procedures to include steps for reasonably evaluating whether these suppliers have policies and procedures in place that are designed to promote compliance with applicable laws related to eradication of human trafficking, slavery and illegal child labor.
We have established various methods of confidential communication for our employees, vendors and others to report suspected violations of laws, rules, regulations or our Company policies. Where permitted by local laws, anonymous reporting is available. For more information, please visit our Website under the section entitled “Ethical Standards” under “Our Purpose”.
Anti-Corruption Policy
Our global Anti-Corruption Policy applies to all of our employees, directors and officers, our subsidiaries and affiliates, and third party vendors and other agents acting on our behalf. We are committed to complying with applicable anti-corruption and anti-bribery laws, including the Foreign Corrupt Practices Act and the UK Bribery Act. The Anti-Corruption Policy is available on our Website under the section entitled “Ethical Standards” under “Our Purpose”.
Code of Conduct and Ethics
Our Company has made a firm commitment to conduct business in accordance with our values and our I-CARE principles. We work to build strong, trusted partnerships with patients, caregivers, our business partners, the healthcare community, shareholders and other stakeholders. Each employee of our Company has a responsibility to safeguard this trust by applying the principles in our Code of Conduct and Ethics. The Code of Conduct and Ethics provides important guidance and direction and helps us strive to deliver with excellence and integrity. It also provides clear expectations about what our employees can expect from their colleagues and from our Company, as well as guidance for how to conduct themselves in their daily work. We also expect that those with whom we do business will adhere to our Code of Conduct and Ethics. Our Code of Conduct and Ethics applies to all of our employees, directors and officers, including our PEO, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and those of our subsidiaries. Our Code of Conduct and Ethics is available on our Website under the section entitled “Ethical Standards” under “Our Purpose”. We intend to satisfy the disclosure requirements under Item 5.05 of SEC Form 8-K regarding any amendment to, or waiver from, a provision of our Code of Conduct and Ethics by posting such information on our Website at location specified above.

2026 PROXY STATEMENT	39

CORPORATE GOVERNANCE

Insider Trading Policy
We have an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by all Company personnel, including directors, officers, employees, and other covered persons that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of our insider trading policy was filed as Exhibit 19.1 to the 2025 Annual Report on Form 10-K. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.
Anti-Hedging/Pledging
Our insider trading policy prohibits directors, executive officers and other employees from engaging in speculative trading activities, including hedging transactions or other inherently speculative transactions with respect to our securities. Our insider trading policy also prohibits directors, executive officers and other employees from pledging our securities as collateral for any loans.
Clawback Policy
In November 2023, our Compensation Committee adopted the Clawback Policy. More information on the Clawback Policy can be found under the section of our proxy statement entitled “Executive Compensation - Additional Compensation Information – Clawback Policy.”
Share Ownership Guidelines
Our Board has adopted share ownership guidelines applicable to our directors, our CEO and certain other employees who serve on our EC, including certain of our NEOs, and will monitor compliance with and review and revise such guidelines from time to time as it deems appropriate. More information about our share ownership guidelines can be found under the sections of our proxy statement entitled “Executive Compensation—Additional Compensation Information—Ownership Guidelines for Executive Officers” and “Director Compensation—Ownership Guidelines for Directors.”

40	2026 PROXY STATEMENT

PROPOSAL 2
Ratify, on a Non-Binding Advisory Basis, the Appointment of KPMG as the Independent Auditors for the Financial Year Ending December 31, 2026 and Authorize, in a Binding Vote, our Board, Acting Through our Audit Committee, to Determine KPMG’s Remuneration
Pursuant to the authority delegated by our Board, our Audit Committee is responsible for the appointment, remuneration and retention of our independent auditors. Our Audit Committee has selected and appointed KPMG as our independent auditors to audit our consolidated financial statements for the year ending December 31, 2026. Under Irish law, KPMG will be deemed to be reappointed as our independent auditors at our 2026 AGM without the necessity of a shareholder vote. However, our shareholders are being asked in this proposal to ratify such appointment on a non-binding advisory basis because we value our shareholders’ views on our independent auditors. In addition, as required by Irish law, our shareholders are being asked to authorize our Board, acting through our Audit Committee, to determine KPMG’s remuneration.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

KPMG has been engaged to audit our financial statements, beginning with our consolidated financial statements for the fiscal year ended December 31, 2012, since the consummation of the Azur Merger. Representatives of KPMG are expected to attend our 2026 AGM and will have an opportunity to make a statement if they so desire. They will also be available to respond to appropriate questions.
Proposal 2 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at our 2026 AGM (including any adjournment thereof) in order to be approved.

2026 PROXY STATEMENT	41

AUDIT MATTERS

Annual Evaluation and Selection of Independent Auditor
Our Audit Committee annually reviews KPMG’s independence and performance. This review helps our Audit Committee decide whether to retain KPMG or appoint a different firm as our independent auditor. Our Board and our Audit Committee also consider the results regarding the ratification of the appointment of our independent auditors at the previous AGM in making determinations in the future.
Independent Registered Public Accounting Firm Fees and Services
Our Audit Committee is responsible for audit firm compensation. In connection with the audit of our 2025 financial statements, we entered into an engagement agreement with KPMG, which sets forth the terms under which KPMG performed audit and tax services for our Company.
All of the services and fees described below were approved by our Audit Committee.
As shown in the table below, less than 2% of the total fees that KPMG billed us for in 2025 were for services other than audit, audit-related and tax compliance services.
The following table represents aggregate fees billed to us for the years ended December 31, 2025 and 2024 by KPMG (in thousands):

	Year Ended December 31,
	2025	2024

Audit Fees	$4,256	$4,216
Audit-Related Fees	75	121
Tax Fees	1,352	1,039
All Other Fees	74	70
Total Fees	$5,757	$5,446
Audit Fees
Audit fees consist of fees and expenses for professional services in respect of the audit of our Company’s consolidated financial statements and of our internal control over financial reporting, the review of quarterly consolidated financial statements and statutory audits.
Audit-Related Fees
Audit-related fees consist of fees for assurance and related services (e.g. due diligence services) that traditionally are performed by the independent accountant. More specifically, these services were primarily related to auditor certifications.
Tax Fees
Tax fees consist of fees and expenses for professional services for tax compliance. Tax compliance services consist of professional services related to domestic and international tax compliance, and assistance with domestic and international tax return preparation. During the year ended December 31, 2025, fees and expenses of approximately $1,352,000 were billed in connection with tax compliance service. During the year ended December 31, 2024, fees and expenses of approximately $1,039,000 were billed in connection with tax compliance services.

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AUDIT MATTERS

All Other Fees
All other fees consist of fees for products and services other than the services described above. For the year ended December 31, 2025, these fees were paid in connection with a limited assurance assessment for ESG reporting purposes and for translation services. For the year ended December 31, 2024, these fees were paid in connection with a double materiality compliance assessment for ESG reporting purposes.
Pre-Approval Policies and Procedures
Our Audit Committee has a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. Our policy generally requires the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee’s members, but the decision must be reported to our Audit Committee at its next scheduled meeting.
Independence
Our Audit Committee determined that the rendering of the services other than audit services by our independent registered public accounting firm is compatible with maintaining the principal accountant’s independence.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

Report of our Audit Committee(1)
Our Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2025 with our management. Our Audit Committee has discussed with KPMG, the independent registered public accounting firm that audited our financial statements for the fiscal year ended December 31, 2025, the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. Our Audit Committee has also received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountants’ communications with our Audit Committee concerning independence, and has discussed with KPMG that firm’s independence. Based on the foregoing, our Audit Committee recommended to our Board that the audited financial statements be included in the 2025 Annual Report on Form 10-K for filing with the SEC.

Respectfully submitted,
Our Audit Committee
Mr. Patrick Kennedy (Chair)
Mr. Patrick G. Enright
Dr. Ted W. Love, M.D.
Ms. Heather Ann McSharry
Ms. Anne O’Riordan

(1)By our Audit Committee as of the 2025 Annual Report on Form 10-K. The material under the heading “Report of our Audit Committee” in our proxy statement is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing by us under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2026 PROXY STATEMENT	43

Executive Officers
The following biographies provide information regarding our executive officers as of June 8, 2026.

BACKGROUND: Biographical information regarding Ms. Gala is set forth above under “Proposal 1- Election of Directors - Directors Continuing in Office.”
Renee D. Gala PRESIDENT, CEO AND DIRECTOR AGE: 54

BACKGROUND:
Philip L. Johnson was appointed our Executive Vice President and CFO as of March 2024. From January 2018 to February 2024, Mr. Johnson served as group vice president and treasurer at Eli Lilly and Company, a global pharmaceutical company. Mr. Johnson joined Eli Lilly and Company in 1995, where he served in a variety of roles with increasing responsibility. Prior to his tenure at Eli Lilly and Company, he was a management consultant at McKinsey & Company and worked with investment banks in Milan, Italy and Chicago, Illinois. Mr. Johnson serves as an executive board member and Treasurer of the Indianapolis Urban League and as a board member of Lynx Capital. He also served on the board of directors of the Indiana Chamber of Commerce, Equity1821, AMR Action Fund and PrescriberPoint as well as an advisory committee member for Jumpstart Nova and Sixty8 Capital. Mr. Johnson holds a B.S. in Finance from the University of Illinois and an MBA from the Kellogg School of Management at Northwestern University.

Philip L. Johnson EXECUTIVE VICE PRESIDENT AND CFO AGE: 62

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EXECUTIVE OFFICERS

BACKGROUND:
Robert Iannone, M.D., M.S.C.E. was appointed our Executive Vice President, Global Head of Research and Development as of May 2019. He was appointed our Chief Medical Officer as of September 2024, having previously served as our Chief Medical Officer from December 2019 until October 2021. From April 2018 until May 2019, Dr. Iannone served as Head of R&D and Chief Medical Officer of Immunomedics, Inc., a biopharmaceutical company. Prior to that, from July 2014 to April 2018, Dr. Iannone served in the roles of Senior Vice President and Head of Immuno-oncology, Global Medicines Development and the Global Products Vice President at AstraZeneca plc, a global science-led biopharmaceutical company. From 2004 to 2014, Dr. Iannone served in management roles at Merck Co., Inc., a global biopharmaceutical company, culminating in his role as Executive Director and Section Head of Oncology Clinical Development. From 2001 to 2004, he served as Assistant Professor of Pediatrics and from 2004 to 2012 as Adjunct Assistant Professor of Pediatrics at the University of Pennsylvania School of Medicine. Dr. Iannone has been serving on the board of directors of Autolus Therapeutics plc, a clinical-stage biopharmaceutical company, since June 2023. He has also served on the Cancer Steering Committee of the Foundation for the National Institutes of Health since 2011. Dr. Iannone joined the Scientific Advisory Board of Crossbow Therapeutics, Inc. in October 2023. Dr. Iannone previously served as director of Jounce Therapeutics, Inc., a clinical-stage immunotherapy company, from January 2020 to May 2023, and iTeos Therapeutics, Inc., a clinical-state biopharmaceutical company, from May 2021 to August 2025. Dr. Iannone holds a B.S. from The Catholic University of America, an M.D. from Yale University and an M.S.C.E. from University of Pennsylvania and completed his residency in Pediatrics and fellowship in Pediatric Hematology-Oncology at Johns Hopkins University.

Robert Iannone EXECUTIVE VICE PRESIDENT, GLOBAL HEAD OF RESEARCH & DEVELOPMENT AND CHIEF MEDICAL OFFICER AGE: 59

BACKGROUND:
Neena M. Patil was appointed our Executive Vice President and Chief Legal Officer as of August 2022. Ms. Patil joined Jazz Pharmaceuticals as Senior Vice President and General Counsel in July 2019. From September 2018 to July 2019, Ms. Patil served as Senior Vice President, General Counsel and Corporate Secretary of Abeona Therapeutics Inc., a clinical-stage biopharmaceutical company. Prior to that, from May 2008 to October 2016, Ms. Patil served in management positions at Novo Nordisk Inc., a global healthcare company, culminating in her role as Vice President for Legal Affairs and Associate General Counsel. Prior to 2008, she worked for several other global biopharmaceutical companies including Pfizer Inc., GPC Biotech AG and Sanofi. Ms. Patil serves on the board of directors of Teleflex, Inc., a global provider of medical technologies, where she chairs the Nominating and Governance Committee. Ms. Patil is also a member of the Biotechnology Innovation Organization board of directors. Ms. Patil holds a B.A. from Georgetown University and a J.D. and Master of Health Services Administration from the University of Michigan.

Neena M. Patil EXECUTIVE VICE PRESIDENT AND CHIEF LEGAL OFFICER AGE: 51

BACKGROUND:
Samantha Pearce was appointed our Executive Vice President, Chief Commercial Officer as of August 2024. Ms. Pearce joined Jazz Pharmaceuticals as Senior Vice President, Europe and International in March 2020. From March 2010 to December 2019, Ms. Pearce held various global senior management positions with Celgene Corporation, a pharmaceutical company, most recently as Vice President and General Manager, International Markets. Prior to that, from August 2002 to March 2010, she served in management positions at AstraZeneca plc, a global pharmaceutical company, culminating in her role as Director, Specialist Care. Prior to August 2002, she worked for DuPont Pharmaceuticals, a global pharmaceutical company. Ms. Pearce holds a B.Sc. from Birmingham University, U.K. and an M.B.A. from Cranfield University, U.K.

Samantha Pearce EXECUTIVE VICE PRESIDENT, CHIEF COMMERCIAL OFFICER AGE: 60

2026 PROXY STATEMENT	45

EXECUTIVE OFFICERS

BACKGROUND:
Patricia Carr was appointed our Senior Vice President and Chief Accounting Officer as of August 2021 and served as our interim Principal Financial Officer from October 2023 to March 2024. Ms. Carr joined Jazz Pharmaceuticals as Vice President, Finance in July 2012 and was appointed Principal Accounting Officer in August 2019. Prior to that, from September 2011 to July 2012, she served as Vice President, Finance of Alkermes plc, a global biopharmaceutical company. From June 2002 to September 2011, she served in a number of roles in Elan Corporation plc, a neuroscience-based biotechnology company, most recently as Vice President, Finance. Ms. Carr is a Fellow of the Institute of Chartered Accountants (Ireland) and holds a BComm from the University of Galway.

Patricia Carr SENIOR VICE PRESIDENT, CHIEF ACCOUNTING OFFICER AGE: 55

BACKGROUND:
Mary Elizabeth Henderson was appointed our Senior Vice President, Technical Operations as of August 2023. In this role, Ms. Henderson oversees Jazz’s technical operations and quality. Prior to joining Jazz Pharmaceuticals, Ms. Henderson held various roles of increasing responsibility at Merck KGaA, a global science and technology company. At Merck KGaA, she held positions in the Healthcare Business as Senior Vice President, APAC Region & Health Care Sustainability Lead from May 2020 to July 2023, as General Manager and Managing Director Merck UK & ROI from October 2018 to May 2020, as Executive Vice President, Head of Global Manufacturing and Supply from November 2016 to October 2018 and as Senior Vice President, Global Pharma Manufacturing from April 2015 to November 2016. From December 2008 to March 2015, Ms. Henderson held various management positions at Merck Life Science of Merck KGaA, culminating in her role as Vice President Global Operations. Prior to her tenure at Merck KGaA, Ms. Henderson held manufacturing leadership roles at Amgen Inc., a global biotechnology company, from 2006 to 2007 and Pfizer Inc., a global pharmaceutical and biotechnology company, from 1998 to 2006. Ms. Henderson holds a B.Sc. degree in Analytical Chemistry from Dublin City University, Ireland.

Mary Elizabeth Henderson SENIOR VICE PRESIDENT, TECHNICAL OPERATIONS AGE: 54

46	2026 PROXY STATEMENT

PROPOSAL 3
Non-Binding Advisory Vote on Executive Compensation
Overview
Under the Dodd-Frank Act and Section 14A of the Exchange Act, our shareholders are entitled to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in our proxy statement in accordance with the compensation disclosure rules of the SEC. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.
At our 2024 AGM, our shareholders indicated their preference that we hold a non-binding say-on-pay vote every year and our Board has adopted a policy that is consistent with that preference. At our 2025 AGM, our shareholders approved our say-on-pay proposal, with approximately 94% of the total votes cast voting in favor of the proposal.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

Say-on-Pay Vote
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in our proxy statement. Our Board is asking our shareholders to indicate their support for the compensation of our NEOs, as disclosed in the “Compensation Discussion and Analysis,” the compensation tables and the related narrative disclosure contained in our proxy statement beginning on page 48, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to Jazz Pharmaceuticals’ NEOs, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
Proposal 3 is not binding on our Board or our Company as it is an advisory vote. Nevertheless, the views expressed by our shareholders are important to our Board and management and, accordingly, our Board and our Compensation Committee intend to consider the results of this vote in making determinations in the future regarding the compensation arrangements of our NEOs.
Proposal 3 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at our 2026 AGM (including any adjournment thereof) in order to be approved.
The next advisory vote on the compensation of our NEOs will be held at the 2027 AGM.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

2026 PROXY STATEMENT	47

Executive Compensation
Compensation Discussion and Analysis
The following Compensation Discussion and Analysis describes the material elements of compensation for the following individuals who were our NEOs for the fiscal year ended December 31, 2025.

Renee D. Gala(1)	President, CEO and Director
Philip L. Johnson	Executive Vice President and CFO
Bruce C. Cozadd(2)	Chairperson and Former CEO
Robert Iannone	Executive Vice President, Global Head of Research and Development, Chief Medical Officer
Neena M. Patil	Executive Vice President and Chief Legal Officer
Samantha Pearce	Executive Vice President, Chief Commercial Officer
(1)Ms. Gala was appointed President, CEO and Director effective as of August 11, 2025. Prior to her appointment as President, CEO and Director, Ms. Gala served as our President and COO.
(2)Mr. Cozadd served as our CEO from April 3, 2009 to August 11, 2025, following which he served in a transition role through September 14, 2025 and subsequently retired. Mr. Cozadd continues to serve as the Chairperson of the Board.

48	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Executive Summary
2025 Performance Highlights
2025 was a year of strong execution with record financial performance, multiple regulatory approvals and significant progress across our pipeline. These achievements reflect our commitment to operational excellence as we deliver meaningful innovation for patients. Total revenue growth was driven by the strength of our highly differentiated marketed therapies, including sustained adoption of Xywav® across both narcolepsy and idiopathic hypersomnia, meaningful Epidiolex® growth, and growth contributions from Modeyso™ and Ziihera®. In addition, at the end of 2025, we reported positive results from the Phase 3 trial of zanidatamab in first-line HER2-positive locally advanced or metastatic GEA. We continue to enhance our R&D capabilities as we broaden and deepen our pipeline across rare disease.
Commercial
Rare Sleep Disorders
•Xywav net product sales were $1,657.0 million in 2025.
Rare Epilepsies
•Epidiolex/Epidyolex® net product sales were $1,059.2 million in 2025.
Rare Oncology
•Ziihera net product sales were $24.8 million in 2025.
•Modeyso net product sales were $48.0 million in 2025.
•Zepzelca® net product sales were $307.3 million in 2025.
•Rylaze®/Enrylaze® net product sales were $402.9 million in 2025.
Pipeline
•In April 2025, Ziihera received a positive Committee for Medicinal Products for Human Use opinion for the treatment of advanced HER2-positive BTC. In June 2025, the European Commission granted conditional marketing authorization for Ziihera for the treatment of adults with unresectable locally advanced or metastatic HER2-positive (IHC3+) BTC previously treated with at least one prior line of systemic therapy.
•The sNDA submission for the combination of Zepzelca with atezolizumab or atezolizumab and hyaluronidase-tqjs was granted priority review by FDA in June 2025 and subsequently approved in October 2025 as a first-line maintenance treatment for adults with extensive-stage SCLC whose disease has not progressed after first-line induction therapy with atezolizumab, or atezolizumab and hyaluronidase-tqjs carboplatin and etoposide.
•Following the Chimerix Acquisition in April 2025, Modeyso received FDA approval in August 2025 and was subsequently launched for the treatment of adult and pediatric patients 1 year of age and older with diffuse midline glioma harboring an H3 K27M mutation with progressive disease following prior therapy.
•Modeyso and Zepzelca were included in the NCCN® Clinical Practice Guidelines in Oncology in 2025.
•Announced positive top-line results from the Phase 3 HERIZON-GEA-01 trial, showing statistically significant and clinically meaningful progression-free survival and overall survival benefits for zanidatamab and chemotherapy with or without tislelizumab in HER2-positive locally advanced or metastatic GEA.
•Initiated zanidatamab Phase 2 EmpowHER-BC-208 trial to evaluate HER2-positive neoadjuvant and adjuvant breast cancer.
•Initiated a Phase 1b trial of Epidiolex in focal-onset seizures.

2026 PROXY STATEMENT	49

EXECUTIVE COMPENSATION

Key Features of Our Executive Compensation Program

What We Do		What We Don’t Do

✓	Design executive compensation to align pay with performance	✗	No excessive CIC or severance arrangements

✓	Balance short-term and long-term incentive compensation, with a majority of executive compensation being “at-risk”	✗	No “single-trigger” cash or equity CIC benefits

✓	Grant equity awards that vest based on performance goals over a multi-year performance period	✗	No repricing of underwater stock options without prior shareholder approval

✓	Maintain executive share ownership guidelines	✗	No excessive perquisites

✓	Provide “double-trigger” CIC benefits	✗	No tax gross ups on severance or CIC benefits

✓	Prohibit hedging and pledging by executive officers and directors	✗	No post-termination retirement or pension benefits that are not available to employees generally

✓	Maintain a clawback policy	✗	No guaranteed bonuses or base salary increases

✓	Establish threshold and maximum levels of achievement for payouts under our performance-vesting equity awards and maximum levels of achievement for payouts under our annual performance bonus plan, including an overall cap on individual payout amounts

✓	Have 100% independent directors on our Compensation Committee

✓	Retain independent compensation consultant who reports directly to our Compensation Committee

✓	Our Compensation Committee meets regularly in executive session without management present
2025 Pay-for-Performance Overview
As discussed throughout this Compensation Discussion and Analysis, our executive compensation program is designed to align executive pay with the achievement of our most critical financial and strategic objectives and the creation of long-term, sustainable shareholder value. The following 2025 compensation payouts were directly impacted by our achievement of pre-established financial and strategic goals.
Annual Performance Bonus
Our 2025 annual bonus program provides for a cash bonus based on the achievement of pre-established corporate objectives, as determined by our Compensation Committee, and reflects the individual NEO’s contributions toward such achievements. This program is described in more detail below under “2025 Performance Bonus Program.” Our performance during 2025 against the bonus plan corporate objectives resulted in achievement at 150% of target.
Long-Term Incentive
Our 2025 annual long-term incentive program consisted of 50% RSUs and 50% PSUs that are eligible to vest based on pre-established performance goals measured over a multi-year performance period.
Long-Term Incentive Payouts
The PSUs granted for the 2023-2025 performance period provided senior executives with the opportunity to earn share awards based on a mix of commercial, financial and development goals measured from January 1, 2023 through December 31, 2025, modified by a TSR ranking versus peers, measured during the same period. Based on the achievement of the commercial, financial and development objectives, the preliminary payout was 97% of target. However, our TSR ranked in the 47th percentile against peers, which reduced the payout by 3% based on the schedule that was established by our Compensation Committee at the time of grant. As a result, the final payout of the 2023-2025 PSU award cycle was 94% of target. Additional details about our PSU program and the 2023-2025 PSU award cycle are provided below under “Goals for and Achievement of 2025 Performance-Based Compensation—2025 – 2027 PSU Program” and “2025 Compensation Decisions for Our NEOs—Conclusion of Performance Period for 2023 PSUs.”

50	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Special Compensation Considerations for Mr. Cozadd
As noted above, Mr. Cozadd ceased serving as our CEO on August 11, 2025, and he retired from all employment positions with our Company effective September 14, 2025 following service in a transition role. Accordingly, when addressing CEO compensation for 2025, the compensation programs and decisions described in this Compensation Discussion and Analysis generally relate to Ms. Gala, who assumed the CEO position effective August 11, 2025.
Because Mr. Cozadd’s anticipated retirement was announced in December 2024, our Compensation Committee and Board established several special compensation arrangements for Mr. Cozadd for 2025. Our Compensation Committee and Board believed these arrangements were best tailored to appropriately incentivize Mr. Cozadd during the period of transition. The special transition arrangements for Mr. Cozadd are more fully described below in this Compensation Discussion and Analysis.
Compensation Philosophy and Objectives
Our executive compensation program is designed to support the following philosophy and objectives:
•Attract, incentivize, reward and retain experienced, talented individuals with relevant experience in the life sciences industry through a competitive pay structure: We reward individuals fairly over time and seek to retain those individuals who continue to meet our high expectations.
•Deliver balanced total compensation packages to accomplish our business objectives and mission: Our executive compensation program focuses on target total direct compensation, combining short- and long-term components, cash and equity, and fixed and variable payments, in the proportions that we believe are the most appropriate to incentivize and reward our executive officers for achieving our corporate goals while minimizing incentives for excessive risk-taking or unethical conduct.
•Align pay with our performance: As illustrated below, a substantial portion of our NEOs’ compensation opportunity is variable or “at-risk” and dependent upon our performance. Our annual performance bonus awards are not earned unless pre-determined levels of performance are achieved against annual corporate objectives approved by our Compensation Committee at the beginning of the year. Likewise, our PSUs are not earned unless pre-determined levels of performance are achieved and our RSUs will not provide increased value unless there is an increase in the value of our shares, which benefits all shareholders. We also have executive share ownership guidelines to further support our ownership culture and align the interests of executive officers and shareholders.
How We Determine Executive Compensation
Role of our Compensation Committee
Our Compensation Committee is (and was at all times during 2025) composed entirely of independent directors, as defined by the Nasdaq listing standards applicable to the independence of Compensation Committee members. Our Compensation Committee meets as often as it determines necessary to carry out its duties and responsibilities through regularly scheduled meetings and, if necessary, special meetings. Our Compensation Committee also has the authority to take certain actions by written consent of all members. The agenda for each Compensation Committee meeting is usually developed by members of our human resources department and our CEO, with input from members of our legal department, and is reviewed and finalized with the chairperson of our Compensation Committee.
Our Compensation Committee reviews and oversees our compensation policies, plans and programs, and reviews and generally determines the compensation to be paid to the executive officers, including the NEOs. Our CEO’s compensation is approved by the independent members of our Board, upon recommendation from our Compensation Committee, after considering advice from its independent compensation consultant. References in this Compensation Discussion and Analysis to our Board approving our CEO’s compensation are to the independent members of our Board.
In making executive compensation determinations other than for our CEO, our Compensation Committee considers recommendations from our CEO. Our Compensation Committee takes a holistic approach to compensation and seeks to ensure that the aggregate level of pay across all the pay elements satisfies our Company’s desired objectives for each executive officer.

2026 PROXY STATEMENT	51

EXECUTIVE COMPENSATION

Role of our CEO and Management
In making recommendations regarding executive compensation determinations, our CEO receives input from our human resources department and from the individuals who manage or report directly to the other executive officers, and our CEO reviews various sources of market compensation data provided by the independent compensation consultant to our Compensation Committee, as described below. While our CEO discusses our CEO’s recommendations for the other executive officers with our Compensation Committee, our CEO does not participate in the deliberations and recommendations concerning determination of such CEO’s pay or evaluation of such CEO’s performance, whether with our Compensation Committee and/or with our Board. Until August 11, 2025, Mr. Cozadd participated in such review and discussion and provided his recommendations with respect to executive officer compensation. Since August 11, 2025, Ms. Gala has participated in such review and discussion and provided her recommendations with respect to executive officer compensation. Members of our human resources department and legal department also attend compensation committee meetings, as appropriate.
Annual Executive Compensation Program Cycle
Below are the highlights of the annual cycle our Compensation Committee follows in reviewing and making decisions with respect to our executive compensation program, as applicable.

1Q	à	2Q	à	3Q	à	4Q

Review prior year’s performance and determine bonus and PSU program payouts; establish goals for short and long-term incentive plans; set current year levels of compensation		Consider any compensation-related proxy proposals and disclosures; review executive share ownership levels; review non-employee director compensation		Review compensation-related corporate governance trends and any feedback received from shareholders; discuss talent and succession planning for CEO and other senior management roles; determine peer group for next year		Discuss compensation philosophy and direction for next year, including incentive plan designs

Role of the Independent Compensation Consultant
Our Compensation Committee engages an independent compensation consultant each year to provide a competitive compensation assessment with respect to the executive officers to assist our Compensation Committee in making annual compensation decisions. Since 2010, Aon has been engaged by our Compensation Committee as our independent consultant. Aon supports our Compensation Committee in addressing the design of our compensation peer group, provides industry compensation data, provides our Compensation Committee with advice regarding executive officers’ compensation, including base salaries, performance-based bonuses and long-term equity compensation, and similar advice regarding non-employee directors’ compensation. Our Compensation Committee has also consulted with Aon to update the peer company and industry compensation data on an annual basis and address specific questions that arise as the committee fulfills their responsibilities as outlined in our Compensation Committee charter. Aon provides support in addressing changes in trends and best practices for executive compensation, incentive and equity compensation and/or other best practices that are requested by our Compensation Committee, to help inform our Compensation Committee’s decisions. Aon reports directly to our Compensation Committee, which maintains the authority to direct Aon’s work and engagement. As requested, and under the purview of our Compensation Committee, Aon may advise the human resources department on projects from time to time. Aon interacts with management to gain access to our Company information that is required to perform services and to understand the culture and policies of the organization. Aon attends Compensation Committee meetings, and our Compensation Committee and Aon meet in executive session with no members of management present, as needed, to address various compensation matters, including deliberations regarding our CEO’s compensation.

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EXECUTIVE COMPENSATION

In assessing Aon’s independence from management in providing executive compensation services to our Compensation Committee, our Compensation Committee considered that Aon is only engaged by, takes direction from, and reports to, our Compensation Committee for such services and, accordingly, only our Compensation Committee has the right to terminate or replace Aon as its compensation consultant at any time. Our Compensation Committee also analyzed whether the work of Aon as a compensation consultant with respect to executive and director compensation raised any conflict of interest, taking into consideration the following factors:

✓the provision of other services to our Company by Aon and its affiliates;
✓the amount of fees we paid to Aon and its affiliates, as a percentage of Aon’s total revenue;
✓any business or personal relationship of Aon or the individual compensation advisors employed by it with any executive officer of our Company;

✓any business or personal relationship of the individual compensation advisors with any Compensation Committee member;
✓Aon’s policies and procedures that are designed to prevent conflicts of interest; and
✓any ordinary shares of our Company owned by Aon or the individual compensation advisors employed by Aon.

Our Compensation Committee has determined, based on its analysis of the above factors, that the work of Aon and the individual compensation advisors employed by Aon as compensation consultants to our Company has not created any conflict of interest.
Competitive Assessment of Compensation – Peer Companies and Market Data
Because we aim to attract and retain the most highly qualified executive officers in an extremely competitive market, our Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our Compensation Committee reviews market data for each executive officer’s position, compiled by Aon as described below, including information relating to the mix and levels of compensation for executive officers in the life sciences industry, with a focus on target total direct compensation, consisting of target total cash compensation and equity compensation, in line with our Compensation Committee’s holistic approach to executive compensation.
2025 Peer Group
Our Compensation Committee uses a peer group and other market data to provide context for its executive compensation decision-making. Each year, Aon reviews the external market data and evaluates the composition of our peer group to ensure it appropriately reflects our growth, changes in our revenues and market capitalization and the consolidation in our industry. In July 2024, with the assistance of Aon, our Compensation Committee considered companies:
•in the life sciences industry (specifically biotechnology and specialty biopharma companies) with commercial products on the market;
•with revenues generally of approximately one-half (0.5x) to three times (3x) our then-projected revenue (resulting in a range of generally between $2.0 billion to $12.3 billion in revenues);
•with market value generally of approximately one-third (0.3x) to four times (4x) our market capitalization at the time (resulting in a range of generally between $2.3 billion to $27.4 billion in market capitalization); and
•primarily located in the U.S. with a secondary focus on companies that are headquartered in Europe.
Based on the above criteria, our Compensation Committee determined to add two additional companies, Alnylam Pharmaceuticals, Inc. and Moderna, Inc., to the executive compensation peer group used for our 2025 compensation decisions, which we refer to as our 2025 peer group. Horizon Therapeutics plc and Seagen, Inc. were removed from our 2025 peer group because they were previously acquired in 2023.

2026 PROXY STATEMENT	53

EXECUTIVE COMPENSATION

Our 2025 peer group consisted of the 13 companies listed in the table below. At the time our Compensation Committee approved the 2025 peer group, we were at the 50th percentile for trailing 12 months revenue and the 17th percentile for market capitalization among the new peer group. Our Compensation Committee considered this a reasonable balance and a good representation of companies that were of similar scope and complexity.

Alkermes plc	Exelixis, Inc.	Neurocrine Biosciences, Inc.	Vertex Pharmaceuticals Incorporated
Alnylam Pharmaceuticals, Inc.	Gilead Sciences, Inc.	Organon & Co.
Biogen, Inc.	Incyte Corporation	Regeneron Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Moderna, Inc.	United Therapeutics Corporation
2025 Market Data
In early 2025, Aon completed an assessment of executive compensation based on our 2025 peer group to inform our Compensation Committee’s determinations of executive compensation for 2025. Our Compensation Committee reviews target total direct compensation, consisting of target total cash compensation and equity compensation, against the market data provided by Aon primarily to ensure that our executive compensation program, as a whole, is positioned competitively to attract and retain the highest caliber of executive officers and to ensure that the total direct compensation opportunity for the executive officer group is aligned with our corporate objectives and strategic needs. Our Compensation Committee does not target a specific percentile for setting the level of compensation for the NEOs and does not otherwise use a formulaic approach to setting pay against the market data. Our Compensation Committee believes that over-reliance on benchmarking can result in compensation that is unrelated to the value delivered by our executive officers because compensation benchmarking does not consider company-to-company variations among actual roles with similar titles or the specific performance of the executive officers.
Factors Used in Determining Executive Compensation
Our Compensation Committee sets the compensation of our executive officers at levels that our Compensation Committee determines to be competitive and appropriate for each NEO, using our Compensation Committee’s professional experience and judgment. Our Compensation Committee’s pay decisions are not driven by a particular target level of compensation based on market data, and our Compensation Committee does not otherwise use a formulaic approach to setting executive pay. Instead, our Compensation Committee believes that executive pay decisions require consideration of multiple relevant factors, which may vary from year to year. The figure below reflects the factors our Compensation Committee considered among others in determining and approving the amount, form and mix of pay for our NEOs in 2025.

Factors in Determining Compensation

✓	Company performance	✓	Each NEO’s target total direct compensation and equity ownership

✓	Each NEO’s expertise and contribution to achievement of corporate goals	✓	Range of market data reference points (generally the 25th, 50th, 60th, and 75th percentiles of the market data)

✓	CEO’s recommendations (other than for himself/herself), based on direct knowledge of NEO performance and his/her extensive industry experience	✓	Aon’s recommendation on compensation policy, design and structure

✓	Internal pay equity	✓	Shareholder feedback

✓	The need to attract and retain talent	✓	Each NEO’s past performance and retention objectives

✓	Aggregate compensation cost and impact on shareholder dilution	✓	Independent business judgment of members of our Compensation Committee

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EXECUTIVE COMPENSATION

2025 Advisory Vote on Executive Compensation and Shareholder Engagement
Each year, we conduct a say-on-pay advisory vote on executive compensation. This provides shareholders with the opportunity to cast a non-binding vote on a proposal regarding the compensation of our NEOs.
At our 2025 AGM, approximately 94% of the votes cast were in favor of the compensation of our NEOs for the year ended December 31, 2024.
Our Board values the views of our shareholders. As such, our management team regularly engages in dialogue with our shareholders and views direct shareholder engagement as a critical process for receiving and understanding feedback on subjects that matter most to our shareholders. During such engagement, our shareholders expressed general satisfaction with and did not raise any material concerns regarding our executive compensation program. We will continue outreach and dialogue with our shareholders in the future.
Our Compensation Committee reviews the say-on-pay advisory vote results and feedback from our shareholder engagement activities when making executive compensation decisions. After considering the strong support received on the say-on-pay proposal in 2025 and in recent years (an average of approximately 93% over the past three years) and the feedback from our shareholders, our Compensation Committee concluded that our shareholders continue to support our executive compensation program and that it continues to provide a competitive pay-for-performance package that effectively incentivizes the NEOs and encourages long-term retention. Accordingly, our Compensation Committee and additionally, with respect to our CEO’s compensation, our Board, determined not to make any significant changes to our executive compensation policies or decisions as a result of the prior year’s say-on-pay advisory vote and shareholder feedback. Our Compensation Committee and additionally, with respect to our CEO’s compensation, our Board, will continue to consider the outcome of our say-on-pay proposals and our shareholders’ views when making future compensation decisions for the NEOs.

2026 PROXY STATEMENT	55

EXECUTIVE COMPENSATION

Key Components and Design of the Executive Compensation Program
Total Direct Compensation
Our compensation program focuses on target total direct compensation, which consists of base salary, target performance bonus opportunity (which, together with base salary, we refer to as target total cash compensation), and target long-term incentive opportunity.

Base Salary	+	Performance Bonus Opportunity	+	Long-Term Incentive Opportunity	=	Total Direct Compensation

As illustrated in the charts below, a substantial majority of target total direct compensation (that is base salary, target annual bonus and target annual equity grant) for our CEO and other NEOs is structured in the form of variable or “at-risk” compensation that is dependent upon the performance of our share price and/or the achievement of financial and strategic objectives. This aligns our executive officers’ interests with those of our shareholders for near- and long-term performance. The pie charts below reflect the components of target total direct compensation for 2025 for Ms. Gala, our President and CEO titled “CEO Pay Mix,” and for other NEOs, other than Mr. Cozadd, titled “Other NEO Average Pay Mix.”

CEO PAY MIX	OTHER NEO AVERAGE PAY MIX

7%
BASE SALARY
8%
TARGET PERFORMANCE BONUS
45%
PERFORMANCE VESTING RESTRICTED STOCK UNITS
40%
TIME-BASED RESTRICTED STOCK UNITS
93%
VARIABLE/ AT-RISK

13%
BASE SALARY
8%
TARGET PERFORMANCE BONUS
32%
PERFORMANCE VESTING RESTRICTED STOCK UNITS
47%
TIME-BASED RESTRICTED STOCK UNITS
87%
VARIABLE/ AT-RISK

Amounts may not total due to rounding.
We design these components, in combination, to support our near- and long-term strategic goals for the business and to align pay with our performance and our shareholders’ interests. These components include the following: (i) annual base salary rate for 2025; (ii) annual target performance bonus opportunity for 2025; and (iii) the target value of equity awards granted in 2025. Target value of equity awards granted for purposes of the chart above means the target dollar value approved by our Compensation Committee or our Board (as applicable) for each NEO’s equity awards granted in 2025. This value differs from the value shown in the Summary Compensation Table, as discussed further below under “2025 Compensation Decisions for Our NEOs—Summary of 2025 Compensation Decisions—Long-Term Incentive Program.”
Because we believe it is important to our success to pursue both short- and long-term objectives that drive sustainable shareholder value creation, to avoid excessive risk-taking, and to preserve our cash resources, the majority of the NEOs’ total direct compensation is comprised of variable or “at-risk” compensation, consisting of performance-based bonus opportunities and long-term incentives, in the form of PSUs and RSUs, which align the executive officers’ incentives with the interests of our shareholders. This allocation between variable or “at-risk” and fixed compensation is consistent with our pay-for-performance philosophy.

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EXECUTIVE COMPENSATION

As noted above, our Compensation Committee takes a holistic approach to compensation and seeks to ensure that the aggregate level of pay across all the pay elements satisfies our desired objectives for each executive officer. Our Compensation Committee does not have any formal policies for allocating compensation among base salary, target performance bonus opportunity and long-term incentive awards.
Instead, our Compensation Committee uses its experience and business judgment to establish a total compensation program for each NEO that is a mix of current, short- and long-term incentive compensation, and cash and non-cash compensation, which it believes is appropriate to achieve the goals of our executive compensation program and our corporate goals.
Components of Total Direct Compensation
The table below describes key features of each primary component of our executive compensation program and explains why we provide a particular compensation component.

Component	Key Features	Purpose

Base Salary	•Fixed level of cash compensation •No amount is contractually guaranteed •Amounts reviewed and determined annually, and are generally effective on or around March 1 each year	•Provides fixed level of compensation that is competitive within our industry and reflective of the skills and experience required to be successful in fulfilling the role

Performance Bonus Award
•Cash compensation under the performance bonus plan, which is variable and “at-risk” because it is dependent upon achievement of pre-established financial and strategic objectives
•Target bonus opportunities reviewed and determined annually
•Actual bonuses paid shortly after the end of each year are based on the extent corporate goals are attained as determined by our Compensation Committee, and for executive officers other than our CEO, may reflect their individual contributions toward such achievements
•Our CEO bonus is capped at 200% of her target bonus award (based solely on achievement of corporate objectives). The same CEO bonus cap was applied to our former CEO, Mr. Cozadd. Our other NEOs’ bonuses are capped at 300% of the executive officer’s target award
•Provides financial incentives to achieve key corporate objectives that are aligned with our business strategy

Long-Term Incentive Compensation
•PSUs vest, if at all, at the end of a multi-year performance period and represent 50% of the NEO target annual equity grant; for PSUs granted in 2025, the performance period was 3 years
•RSUs generally vest over a 4-year period subject to executive officer’s continued service for retention
•Awards reviewed and generally granted annually, in the first quarter, or at the time of hire or promotion

•Fosters ownership culture
•Links compensation to long-term success
•PSUs align compensation earned to the achievement of multi-year strategic objectives and share price performance versus peer companies
•RSUs assist with managing dilution for our shareholders, while reinforcing the importance of shareholder value creation over time
•Executive share ownership guidelines to further support our ownership culture and align the interests of executive officers and shareholders

Other Benefits
We also offer our executive officers severance benefits upon certain types of involuntary terminations as described below. Executive officers based in the U.S. are eligible to participate in all our employee benefit plans, such as the 401(k) Plan (see the section below titled “Description of Compensation Arrangements–401(k) Plan”), our medical, dental, vision, short-term disability, long-term disability, group life insurance plans and other tax qualified reimbursement plans, in each case on the same basis as other employees. Executive officers are eligible to participate in our ESPP on the same basis as other employees. We do not currently offer defined benefit pension or other retirement benefits in the U.S.; for executive officers based outside the U.S. we offer pension or other retirement benefits that are consistent with local regulations and on the same basis as other employees in such jurisdictions.

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Severance Benefits
Executive officers are also eligible to participate in the CIC Plan which is described below under the headings “Additional Compensation Information—Change in Control Plan and Severance Plan” and “Potential Payments upon Termination or Change in Control—Change in Control Plan.” The CIC Plan provides certain severance benefits to participants, in connection with specified involuntary termination events, including termination without cause and constructive termination, following a CIC.
Given the frequency of consolidation in the biopharmaceutical industry, our Compensation Committee believes these severance benefits are important from a retention perspective to provide some level of protection to our executives who might be terminated following a CIC and that the amounts are reasonable and maintain the competitiveness of our executive compensation and retention program. Our Compensation Committee believes this structure serves to mitigate the distraction and loss of key executive officers that may occur in connection with rumored or actual fundamental corporate changes. Such payments protect the interests of our shareholders by enhancing executive focus during rumored or actual CIC activity, retaining executives despite the uncertainty that generally exists while a transaction is under consideration and encouraging the executives responsible for negotiating potential transactions to do so with independence and objectivity. In addition, in April 2025, we adopted a Severance Plan which provides executive officers who serve on our EC, other than our CEO, certain severance benefits upon a termination without cause that is not in connection with a CIC, which is described below under the headings “Additional Compensation Information—Change in Control Plan and Severance Plan” and “Potential Payments upon Termination or Change in Control—Severance Plan.” We do not provide any tax gross up payments on severance benefits.
Goals for and Achievement of 2025 Performance-Based Compensation
For 2025, our annual performance bonus opportunity and the PSU awards were aligned with the annual and long-term performance objectives and methodology established by our Compensation Committee. The following section describes the performance objectives, discrete goals, payout ranges, and, with respect to the annual performance bonus program, our actual performance achievement.
2025 Performance Bonus Program
The corporate objectives and relative weightings established by our Compensation Committee for the 2025 performance bonus program and communicated to the NEOs in early 2025 consisted of three pillars of corporate objectives with multiple discrete goals, as described in the table below. Overall achievement could range from 0% to 200%, in aggregate, for the corporate objectives, with the individual total awards under the 2025 performance bonus program capped at 300% of the NEO’s target award for our NEOs other than our CEO. For the CEO, the actual bonus is determined based solely on the achievement of the pre-established corporate objectives with the award capped at 200% of target, which was also applicable for our former CEO, Mr. Cozadd.
In approving individual bonus awards, our Compensation Committee subjectively considered the individual contribution towards our achievement of the corporate objectives by each executive officer (other than our CEO). In approving individual bonus awards for NEOs (other than our CEO), our Compensation Committee, considering recommendations from our CEO, considered each executive’s contributions to key business objectives, leadership effectiveness, and performance relative to their functional responsibilities. Our Compensation Committee applied a consistent evaluative framework to assess performance across areas such as operational execution, strategic initiatives, talent development, and cross-functional collaboration.
Individual bonus awards are determined in accordance with the following methodology:

Company Performance % (Corporate Objectives)
Annual Base Salary	x	Target Bonus %	x		x	Individual Performance % (if applicable)	=	Final Bonus Award

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Corporate Objectives
Each of the three objectives is described in the table and accompanying footnotes below, including the goals within each objective, each goal weighting, actual results and performance multipliers, as well as the total corporate achievement percentage resulting from the level of achievement of the objectives. Our Compensation Committee approved, at the start of the performance year, an algorithm with respect to each of the three objectives for calculating the corporate achievement percentage attributable to the extent of achievement for each such objective. As further described in the footnotes to the table below, our Compensation Committee established multiple discrete goals within each of the three main objectives, with objectively measurable targets, and set specific threshold and maximum levels of achievement for the commercial objective as well as the non-GAAP adjusted operating margin element of the transformation objective.

Corporate Objectives		Weighting	Actual Results	Multiplier	Corporate Achievement(9)

1.	COMMERCIAL

	•Achieve Xywav net product sales in 2025 of $1,578 million(1)	17%	Above target: net product sales of $1,657 million(2)	155%	26%

	•Achieve combined Epidiolex/Epidyolex and oncology net product sales in 2025 of $2,237 million(1)	23%	Between threshold and target: net product sales of $2,143 million (as adjusted)(3)	86%	20%
2.	PIPELINE

	•Top priority programs(4)	30%	Above target: achieved 4 of 5 targets(6)	175%	52.5%

	•Other programs(5)	5%	Maximum target: achieved 5 of 5 targets(6)	150%	7.5%
3.	TRANSFORMATION

	•Corporate development activities(7)	20%	Above target(7)	195%	39%

	•High performance organization metrics(8)	5%	Achieved target(8)	100%	5%
TOTAL					150%
Note: Amounts may not total due to rounding.
(1)If the specified threshold annual performance level was met (70% of target), then a pre-established scaled performance multiplier (ranging from 0% to 200% of target) would be used to calculate the applicable corporate achievement percentage attributable to such objective. The performance multiplier would be zero if performance was below the applicable threshold level, and if performance exceeded the applicable threshold level, the performance multiplier scaled using the pre-established performance curve up to the applicable maximum level. The performance multiplier was capped above the specified maximum performance level (109% of target for each goal). The capped payout for commercial goals in totality was 80%.
(2)Xywav net product sales were unaffected by foreign currency exchange rates and were otherwise not adjusted for purposes of calculating the performance achievement level and the performance multiplier. The Xywav net product sales objective had a final multiplier of 155% with a payout of 26%.
(3)To calculate the performance achievement level and the performance multiplier, our GAAP reported combined Epidiolex/Epidyolex and oncology net product sales of $2,188 million were adjusted to $2,143 million, which both excluded net product sales from oncology assets acquired in 2025 and accounted for changes in foreign currency exchange rates since the objective was based on budgeted foreign currency exchange rates. This resulted in a final multiplier of 86% with a payout of 20%.
(4)Top priority program goals consisted of the following five goals: (i) obtaining positive top-line results for zanidatamab (JZP598) in GEA; (ii) acceptance by FDA of the Zepzelca (lurbinectedin, JZP712) sNDA submission; (iii) achieving enrollment targets for the zanidatamab (JZP598-303) Phase 3 trial to evaluate zanidatamab plus chemotherapy or trastuzumab plus chemotherapy in patients with HER2-positive breast cancer whose disease has progressed on previous T-DXd treatment; (iv) completing enrollment of first patient in zanidatamab (JZP598-208) Phase 2 trial to evaluate zanidatamab in patients with HER2-positive neoadjuvant and adjuvant breast cancer; (v) completing enrollment targets of first dosing cohort in zanidatamab (JZP598-206) Phase 2 trial evaluating zanidatamab monotherapy in previously-treated patients with various HER2-positive (IHC3+) cancers.
In setting the objectives, our Compensation Committee incorporated key inflection points in 2025 and interim goals where programs were across multiple years, to incentivize in year performance and required that three of the five goals be met at target level or above in order to receive 100% achievement of the goals. Our Compensation Committee determined that we had met goals (i), (ii), (iii) and (iv), and we had not achieved goal (v).

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(5)Other programs goals consisted of the following five goals: (i) grant of marketing authorization from European Commission for Ziihera (zanidatamab, JZP598) in BTC; (ii) completing enrollment of first patient in pivotal relative bioavailability study of Epidiolex/Epidyolex (JZP926) oral solid dose form; (iii) obtaining positive data from 2025 data cut from EpiCOM program; (iv) completing enrollment of first patient in JZP815 Phase 1B study; and (v) decision to proceed to initiate combination dosing Phase 1A2 in JZP898 (interferon alpha agonist). Our Compensation Committee determined that all goals were achieved.
(6)In consideration of both top priority and other program goals our Compensation Committee determined that the achievement of these goals was 171% in aggregate and therefore a 60% corporate achievement percentage was attributable to both in the aggregate. The capped payout for pipeline goals in total was 70%.
(7)Corporate development activities consisted of the following goal: completing at least two pipeline enhancing deals or one growth deal. Our Compensation Committee determined that the Chimerix Acquisition in April 2025 met the requirements of a growth deal. Additionally, our Compensation Committee had the discretion to adjust the payout level or calculation if determined appropriate. Our Compensation Committee assessed the performance on the goal at 195% and therefore a 39% corporate achievement percentage was attributable.
(8)High performance organization metrics consisted of the following goals: (i) maintaining a voluntary attrition rate below life science industry average; (ii) maintaining or improving our higher performance practice index; (iii) achieving certain operating effectiveness goals; and (iv) achieving certain patient experience goals. Our Compensation Committee determined that we had sufficiently achieved the goals; therefore, a 5% corporate achievement percentage was attributed.
(9)The percentages in this column represent, for each objective, the weight of the objective multiplied by the performance multiplier that corresponds to the actual achievement of such objective.
Following the end of the 2025 fiscal year, our Compensation Committee reviewed our Company’s performance against the corporate objectives and approved an overall corporate achievement percentage of 150% of the target corporate performance for the 2025 plan year. The actual bonus amounts payable to certain of the NEOs were adjusted by our Compensation Committee in light of the individual considerations, as described below under “2025 Compensation Decisions for Our NEOs.” The actual bonus payments approved for each of the NEOs for 2025 are described below in that section.

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2025 – 2027 PSU Program
Our Compensation Committee designed the 2025 – 2027 PSU Program to align closely to our strategy for long-term, sustainable growth and shareholder value creation. The 2025 PSUs are intended to incentivize and reward our executive officers for demonstrating strong progress towards these objectives.
The 2025 PSUs are eligible to vest based on achievement of objective performance metrics, over a three-year performance period, including our relative TSR. Below is a summary of the performance metrics and associated weightings and targets applicable to the 2025 PSUs.

Performance Goals		Weighting	Target

Operational execution scorecard(1)	Commercial Pipeline Corporate development	67%	100 points
Performance	Relative TSR(2)	33%	50th percentile
TOTAL		100%
(1)The elements of the operational execution scorecard are set forth below. The operational execution scorecard can be earned at 50% of target at the threshold performance (50 points), and up to 200% of target at stretch performance (170 points) with linear interpolation used between performance levels.
(2)The peer group used is the Nasdaq Biotechnology Index as explained further below. The TSR payout percentage can be earned at 50% of target in the event the TSR percentile rank is at 25th percentile or below, and up to 200% of target in the event the TSR percentile rank is at 75th percentile and above, with linear interpolation used between performance levels. The overall award payout will be capped at 100% if (i) the TSR percentile rank is in the bottom quartile or (ii) absolute TSR for the performance period is negative.

Operational Execution Scorecard Area	Goal	Target Points

Commercial(a)	2027 Epidiolex revenue	30
	2027 Zepzelca revenue	10
	Xywav patients on therapy exiting 2025	10
Total Target Commercial Points(b)		50
Pipeline(c)	Pivotal readouts and regulatory approvals	30
Corporate Development(d)	Pipeline deals and growth deals	20
TOTAL		100
a.Epidiolex and Zepzelca product revenues and Xywav patient goals are set by our Compensation Committee and are not being disclosed as they represent confidential commercial and financial information, the disclosure of which would result in competitive harm to our Company. Our Compensation Committee believed that it set performance goals at rigorous and challenging levels that would require significant effort and achievement by our executive officers to be attained. Such goals were established in light of our internal forecast at the time as well as macroeconomic and industry environments.
b.We will disclose the achievements for our 2025 – 2027 PSU Program at the end of the performance period.
c.Points are awarded for achievement of the following during the performance period: seven points for each (a) human clinical study that forms the basis for progressing a development product to regulatory approval of a marketing application and/or (b) regulatory approval of a marketing application.
d.Points are awarded for the following corporate development activities during the performance period: ten points for the first two qualifying deals with seven points for each subsequent deal.

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Our Compensation Committee selected the Nasdaq Biotechnology Index as the peer group for the purposes of calculating the extent of the achievement of relative TSR goal for the following reasons:
•the number of companies is large enough to withstand any potential industry consolidation;
•it is the most common comparator group used for PSU awards of companies in our executive compensation peer group above under “How We Determine Executive Compensation—Competitive Assessment of Compensation—Peer Companies and Market Data,” and
•the revenue, market capitalization and volatility of these companies is more aligned with our Company’s profile.
Companies must remain in the Nasdaq Biotechnology Index during the entire performance period to be included in the calculation of relative TSR.
The 2025 PSUs are subject to potential vesting acceleration upon the NEO’s termination in connection with a CIC, as well as upon death, disability or retirement pursuant to the CIC Plan, and each of the NEOs, other than Ms. Gala and Mr. Cozadd, are eligible to receive certain severance benefits upon an involuntary termination without cause that occurs on or after April 23, 2025 and that does not occur upon or within 12 months following a CIC pursuant to the Severance Plan, as described below under the heading, “Potential Payments upon Termination or Change in Control—Treatment of 2023, 2024 and 2025 PSUs.”
2025 Compensation Decisions for Our NEOs
General Approach
For making 2025 compensation decisions, our Compensation Committee considered the factors discussed in “How We Determine Executive Compensation—Factors Used in Determining Executive Compensation” above and our Compensation Committee’s specific compensation objectives for 2025. Our Compensation Committee did not use a formula or assign a particular weight to any one factor in determining each NEO’s target total direct compensation. Rather, our Compensation Committee’s determination of the target total direct compensation, mix of cash and equity and fixed and variable or “at-risk” pay opportunities was a subjective, individualized decision for each NEO. Our Compensation Committee reviewed and considered each element of pay in the context of the overall target total direct compensation for each NEO. When our Compensation Committee made changes to one element of pay, those changes were made in the context of the levels of the other elements of pay, and the resulting target total direct compensation for each NEO.
Summary of 2025 Compensation Decisions
Target Total Cash Compensation
Our Compensation Committee (and our Board, with respect to Ms. Gala upon her appointment as President and CEO and Mr. Cozadd) increased total target cash compensation in varying amounts for our NEOs. Base salary rate increases were a result of each NEO’s individual performance, responsibilities, market data reference points and total pay opportunities, and were effective in March 2025. Ms. Gala’s target total cash compensation was subsequently increased in August 2025 as reflected further below, in connection with her appointment as President and CEO.
Target Equity Compensation and Impact on Target Total Direct Compensation
To determine the size of 2025 equity awards, our Compensation Committee, considering recommendations from our CEO (and with respect to the CEO, the Board, upon the recommendation of our Compensation Committee) made its decisions, after careful consideration, seeking to deliver equity awards to each executive officer based on overall equity and total compensation competitiveness to reinforce our retention and incentive objectives, and to facilitate stock ownership. In addition to her annual equity award, Ms. Gala received a one-time promotion grant in connection with her appointment as President and CEO. The size of Ms. Gala’s one-time promotion grant base was determined by the Board upon the recommendation of our Compensation Committee using its professional judgment and was intended to reflect her scope of increased responsibility as CEO as well as to maintain competitive positioning relative to the market data. Considerations with respect to the size of Mr. Cozadd’s equity award as well as the special NEO retention grants are discussed below.

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Long-Term Incentive Program
Our long-term incentive program is designed to align the interests of management with our shareholders and focus management’s attention on long-term, sustained growth. For our NEOs and other executive officers, annual long-term incentives are generally delivered in an equal mix of PSUs that vest based on achievement of pre-established multi-year performance goals and RSUs. Our Compensation Committee believes this mix strikes the right balance between the variable nature of PSUs and the retentive nature of RSUs. With respect to award mix, Ms. Gala’s promotion grant in connection with her appointment as President and CEO was designed as a mix composed of one-third RSUs and two-thirds PSUs to ensure that the mix of all equity awards granted to Ms. Gala during 2025 aligned with our Compensation Committee’s strategy to deliver a substantially equal mix of PSUs and RSUs to our executive officers. The vesting terms and structure of the annual PSUs granted in 2025, as well as the PSUs granted as a component of Ms. Gala’s promotion grant, are discussed in “Goals for and Achievement of 2025 Performance-Based Compensation—2025–2027 PSU Program” above.
While annual long-term incentives are generally delivered in an equal mix of PSUs and RSUs, in connection with Mr. Cozadd’s planned retirement, which was announced in December 2024, the Board granted only RSUs to Mr. Cozadd in 2025 given that his retirement was to occur prior to the end of the 2025 PSU performance period, or December 31, 2027. In addition, Mr. Cozadd’s target equity compensation as CEO was significantly lower in 2025 than in the prior year since his RSUs were intended as compensation for his service as CEO pending, and to incentivize him for his role in ensuring the successful transition of his responsibilities to his successor. Because the timing of that transition was uncertain at the time of grant, it was initially determined that the RSUs would vest on the first anniversary of the grant date in March 2026 provided that his employment was not terminated for cause and he remained a director through the applicable vesting date. Upon Ms. Gala’s appointment as CEO and with the successful transition of his CEO responsibilities complete, our Compensation Committee determined that Mr. Cozadd had fully discharged the last of his employee obligations and as a result, Our Compensation Committee approved the vesting and settlement of the RSUs effective September 14, 2025.
The share amounts underlying the PSUs and RSUs granted to each executive officer in 2025 were determined by dividing the target fair value of the award that our Compensation Committee approved (and, in the case of Mr. Cozadd’s grant and Ms. Gala’s one-time promotion grant in connection with her appointment as President and CEO, the target fair value of the award that the Board approved) by our Company’s 30-day average share price immediately preceding the grant date. We used a 30-day average share price, rather than a single day share price, to provide a more stabilized share value less susceptible to possible swings in the market. The grant date fair value of the RSUs and PSUs, as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table in accordance with SEC rules and FASB ASC 718, is based on the closing price of our ordinary shares on the grant date (with respect to RSUs) and also based on a Monte Carlo simulation model (with respect to PSUs). The values for the RSUs and PSUs shown in the Summary Compensation Table and Grants of Plan-Based Awards Table differ from the intended target values and do not fully reflect the considerations of, and decisions made by, our Compensation Committee and our Board in its respective determination of the equity grants in this respect.

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Conclusion of Performance Period for 2023 PSUs
In 2023, members of the management team, including NEOs who were part of the management team at the time, were granted PSUs. The performance period for these PSUs concluded on December 31, 2025. The awards were subject to vesting based upon achievement of commercial, development and financial goals, modified by a TSR ranking versus peers, measured during the same period.
As shown in the table and accompanying footnotes below, the commercial, development and financial objectives were achieved at 97% of target. However, our TSR ranked in the 47th percentile against peers, which reduced the payout by 3% based on the schedule that was established by our Compensation Committee at the time of grant. As a result, the final payout of the 2023-2025 PSU award cycle was 94% of target.

		Goals
Metric	Weighting	Threshold (50% payout)	Target (100% payout)	Stretch (160% payout)	Actual Performance Result(1)	Vesting Percentage

2025 Total Revenue	40%	$4.2 billion	$5.0 billion	≥$5.25 billion	58% ($4.27 billion, as adjusted)(2)	23%
Enhanced Pipeline Value(3)	40%	25 points	30 points	≥35 points	39 points	64%
Non-GAAP Adjusted Operating Margin(4)	20%	—%	48%	—%	46%	10%
Total Operational Results (Weighted)						97%
					ACTUAL PERFORMANCE RESULT
Relative TSR Modifier	Peer Group Percentile Rank	≤ 25th	50th	≥ 75th	47th
	Payout Modifier(5)	75%	100%	125%	97%
Final Results (97% x 97%)						94%
(1)The performance result is calculated by linear interpolation between payout goals.
(2)The calculation of the performance result for the total revenue metric reflects the pro forma impact of a full twelve months of Sativex revenue, calculated using year-to-date results prior to its divestiture on October 31, 2025.
(3)One point awarded for each successful IND; four points awarded for each successful proof of concept study; and six points awarded for each successful pivotal study and/or regulatory approval of a marketing application occurring during the performance period. During the performance period, we achieved the following: five INDs: JZP541 (cannabinoid), JZP505 (cannabinoid), JZP898 (conditionally activated interferon alpha (IFNα) (2b cytokine pro-drug), JZP253 (CombiPlex preclinical molecule) and JZP047 (absence epilepsy); one proof-of-concept: Epidiolex/Epidyolex (JZP926); two successful pivotal studies: Zepzelca (JZP712) and Ziihera (JZP598); and three product approvals: Enrylaze (JZP458), Ziihera (JZP598) in BTC and Modeyso (JZP503).
(4)Non-GAAP adjusted operating margin is a non-GAAP financial measure that is calculated as (a) total revenues for 2025 less non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses for 2025 divided by (b) total revenues for 2025. Non-GAAP adjusted cost of product sales, SG&A expenses and R&D expenses exclude from GAAP cost of product sales, SG&A expenses and R&D expenses, as applicable, share-based compensation expense, integration related expenses, acquisition accounting inventory fair value step-up expense, certain material litigation settlement expenses, and other expenses deducted in arriving at non-GAAP adjusted net income. The threshold and stretch non-GAAP adjusted operating margin values set by our Compensation Committee in 2023 are not being disclosed as they represent confidential commercial and financial information, the disclosure of which would result in competitive harm to our Company. Our Compensation Committee believed that it set performance goals at rigorous and challenging levels that would require significant effort and achievement by our executive officers to be attained. Such goals were established in light of our internal forecast at the time as well as macroeconomic and industry environments.
(5)For every percentile rank between 50th and 25th the payout modifier is decreased by 1% to a minimum of 75%; for every percentile rank between 50th and 75th the payout modifier is increased by 1% up to a maximum of 125%.

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The table below sets forth the target number of 2023 PSUs granted and the total number of 2023 PSUs that were earned based on performance and subsequently vested for each of the NEOs.

Name	Target Number of PSUs Granted (#)	Actual Number of PSUs Vested(1) (#)

Renee D. Gala	13,556	12,741
Philip L. Johnson	—	—
Bruce C. Cozadd	42,388	35,917(2)
Robert Iannone	12,447	11,699
Neena M. Patil	9,419	8,852
Samantha Pearce	3,870	3,637
(1)The PSUs vested on January 16, 2026, the PSU certificate date.
(2)The number of Mr. Cozadd’s PSUs that actually vested was prorated based on his service during the performance period through September 14, 2025, his last day of employment with our Company.
Special Retention Grants
In connection with Mr. Cozadd’s planned retirement, which was announced in December 2024, in February 2025, our Compensation Committee approved special one-time RSU grants to each of the NEOs, other than Mr. Cozadd. Our Compensation Committee believed that these grants would help minimize business risk and ensure overall organizational stability and continuity during this period of leadership transition and ultimately ensure that our Company maintained its strong business momentum during 2025 and beyond. These retention grants vest in full on June 30, 2026, provided generally that the executive remains employed with our Company through that date. The amount of each target retention grant was determined by our Compensation Committee based on various factors including the NEO’s annual equity opportunity and criticality to Jazz to ensure it would provide the necessary retentive value.
The dollar value of each NEO’s retention grant is set forth in the section below under the heading, “Individual NEO Compensation Decisions.”
Modification of Outstanding Stock Options
In connection with Mr. Cozadd’s planned retirement, which was announced in December 2024, our Compensation Committee approved an amendment of certain outstanding stock option awards previously granted to him to provide that such stock options will remain exercisable for a period of 12 months following a cessation of his service from the Board. Prior to this amendment, Mr. Cozadd would have had 90 days from the date of his retirement from his positions with our Company to exercise any outstanding options, despite the fact that he continued to provide services to our Company as a member of the Board. The Board approved the amendment to align treatment of Mr. Cozadd’s equity awards to treatment of equity awards for other individuals serving our Company. Under applicable accounting guidance, the amendment of these outstanding stock option awards resulted in a grant modification that caused incremental fair value determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification. The aggregate incremental fair value resulting from the modification is included in the “Option Awards” column of the Summary Compensation Table and in the Grants of Plan-Based Awards Table for Fiscal 2025.

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Individual NEO Compensation Decisions
Below are summaries, for each NEO individually, of our Compensation Committee’s (and, as applicable, our Board’s) decisions about 2025 target total direct compensation and the changes from each NEO’s 2024 target total direct compensation (where applicable). As described above, when making the 2025 compensation decisions, our Compensation Committee (and, as applicable, our Board) focused primarily on the target total direct compensation for each NEO while considering the factors set forth in the section titled “How We Determine Executive Compensation—Factors Used in Determining Executive Compensation” and our Compensation Committee’s specific compensation objectives for 2025. The footnotes to the tables also include the actual performance bonus paid to each of the NEOs for 2025 and how that actual bonus compared to each NEO’s target bonus. Additionally, for each NEO, the target equity compensation presented in the charts below reflect the target dollar value approved by our Compensation Committee (and, as applicable, our Board), which is different from the grant date fair value as reported in the Summary Compensation Table and Grants of Plan-Based Awards Table, as further described under “Summary of 2025 Compensation Decisions—Long-Term Incentive Program” above.

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Renee D. Gala, President and CEO(1)

	2024 Pay ($)	2025 Pay ($)	Change(8) (%)

Target Total Cash Compensation	1,452,500	2,520,000	73.49
Base Salary(2)	830,000	1,200,000	44.58
Target Performance Bonus(3)	622,500	1,320,000	112.05
Target Total Equity Compensation(4)	5,000,000	14,000,000	180.00
Target Annual Grant	5,000,000	6,000,000	20.00
Target Retention Grant(5)	—	1,500,000	—
Target Promotion Grant(6)	—	6,500,000	—
Target Total Direct Compensation(7)	6,452,500	16,520,000	156.02
(1)Our Board appointed Ms. Gala as our Company’s President and CEO, effective as of August 11, 2025.  Ms. Gala was previously our Company’s President and COO. The amounts listed in the 2025 Pay column reflect Ms. Gala’s pay effective as of her appointment to President and CEO, and the amounts listed in the 2024 Pay column reflect Ms. Gala’s pay in her previous capacity.
(2)Represents annual base salary rate for the applicable year. Ms. Gala’s initial 2024 base salary of $830,000 became effective March 2024. Ms. Gala’s initial 2025 base salary of $900,000 became effective March 2025. In connection with her appointment as President and CEO, the Board increased Ms. Gala’s 2025 annual base salary from $900,000 to $1,200,000, effective August 11, 2025.
(3)In connection with her appointment as President and CEO, the Board increased Ms. Gala’s target bonus opportunity for 2025 from 75% of her base salary to 110% of her base salary, effective as of August 11, 2025. The 2025 target bonus amount reflects a target performance bonus of 110% of base salary rate as of December 31, 2025. The actual 2025 performance bonus paid was $1,980,000, reflecting 150% overall achievement of the 2025 corporate performance objectives.
(4)The target total equity compensation (and the components thereof) presented in the chart above reflect the target dollar values approved by our Compensation Committee; these values differs from the values required to be shown in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 table, as applicable, as further described above in “Summary of 2025 Compensation Decisions—Long-Term Incentive Program.”
(5)Represents a one-time target retention RSU grant received by Ms. Gala in February 2025. This retention grant will vest in full on June 30, 2026, provided generally that Ms. Gala remains employed with our Company through that date. See “Summary of 2025 Compensation Decisions—Special Retention Grants” above for more information regarding the retention grants to our NEOs.
(6)Represents a one-time target promotion grant Ms. Gala received in connection with her appointment as President and CEO, in August 2025, incremental to her 2025 annual equity grant. The promotion grant consisted of a mix composed of one-third RSUs and two-thirds PSUs. The RSUs will vest in equal annual installments over four years, and the PSUs will vest based on the achievement of the performance conditions previously established by our Compensation Committee in the first quarter of 2025 and described under “Goals for and Achievement of 2025 Performance-Based Compensation—2025-2027 PSU Program.”
(7)Our Compensation Committee (and the Board upon her appointment as President and CEO) designed Ms. Gala’s target total direct compensation to be competitive as compared to the market data, as described in more detail above in “How We Determine Executive Compensation—Competitive Assessment of Compensation – Peer Companies and Market Data,” appropriate from an internal equity perspective and more heavily weighted towards equity compensation, in line with our pay-for-performance philosophy. Our Compensation Committee (and the Board upon her appointment as President and CEO) determined it was appropriate to increase Ms. Gala’s base salary and target equity compensation in early 2025 in an amount necessary to reflect her then scope of responsibility and oversight of significant functions within the organization, and subsequently, to reflect her ascension to the President and CEO position in August 2025, as well as to maintain competitive positioning relative to the market data. Based on our Compensation Committee’s and the Boards’ professional experience and judgment, our Compensation Committee and the Board determined Ms. Gala’s target total direct compensation to be competitive and appropriate with respect to both her role in early 2025 as well as her new role as President and CEO commencing in August 2025.
(8)The amounts in this column include, among others, the changes that were a result of Ms. Gala’s appointment as President and CEO, in August 2025, from her prior role as President and COO.

2026 PROXY STATEMENT	67

EXECUTIVE COMPENSATION

Philip L. Johnson, Executive Vice President and CFO(1)

	2024 Pay ($)	2025 Pay ($)	Change (%)

Target Total Cash Compensation	1,305,000	1,237,500	-5.17
Base Salary(2)	700,000	750,000	7.14
Target Performance Bonus(3)	455,000	487,500	7.14
Signing Bonus(4)	150,000	—	—
Target Total Equity Compensation(5)	4,000,000	5,000,000	25.00
Target Annual Grant	4,000,000	4,000,000	—
Target Retention Grant(6)	—	1,000,000	—
Target Total Direct Compensation(7)	5,305,000	6,237,500	17.58
(1)Mr. Johnson was appointed Executive Vice President and CFO effective March 1, 2024.
(2)Represents annual base salary rate for the applicable year. Mr. Johnson’s 2025 base salary became effective March 2025. Mr. Johnson’s actual salary earned in 2024 was lower due to his joining our Company in March 2024.
(3)Reflects the target percentage of 65% of the annual base salary rate for 2024 and 2025. The actual 2025 performance bonus paid was $730,000 reflecting 150% of target performance bonus, based on the 150% overall achievement of the 2025 corporate performance objectives and Mr. Johnson’s individual contributions and leadership of the financial organization during 2025.
(4)Represents the cash signing bonus received by Mr. Johnson in 2024 in connection with his appointment as Executive Vice President and CFO. In determining the amount of the bonus, our Compensation Committee considered the inducement value in recruiting Mr. Johnson from his prior employer and the compensatory value of cash and equity forfeited by Mr. Johnson in leaving his prior employer. In February 2024, we entered into a sign-on bonus repayment agreement with Mr. Johnson which provided that to the extent Mr. Johnson voluntarily resigned or was terminated for cause by our Company within twenty-four months of his employment start date, he would be required to repay to full amount of the signing bonus if the end date was prior to his first anniversary and 50% of the bonus amount if the end date was between his first and second anniversary.
(5)The target total equity compensation (and the components thereof) presented in the chart above reflect the target dollar values approved by our Compensation Committee; these values differs from the values required to be shown in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 table, as applicable, as further described above in “Summary of 2025 Compensation Decisions—Long-Term Incentive Program.”
(6)Represents a one-time target retention RSU grant received by Mr. Johnson in February 2025. This retention grant will vest in full on June 30, 2026, provided generally that Mr. Johnson remains employed with our Company through that date. See “Summary of 2025 Compensation Decisions—Special Retention Grants” above for more information regarding the retention grants to our NEOs.
(7)Our Compensation Committee designed Mr. Johnson’s target total direct compensation to be competitive as compared to market data, as described in more detail above in “How We Determine Executive Compensation—Competitive Assessment of Compensation – Peer Companies and Market Data,” appropriate from an internal equity perspective and more heavily weighted towards equity compensation, in line with our pay-for-performance philosophy. Our Compensation Committee determined it was appropriate to increase Mr. Johnson’s target total direct compensation in an amount necessary to reflect his scope of responsibility and oversight of significant functions within the organization, as well as to maintain competitive positioning relative to the market data and the other NEOs. Based on our Compensation Committee’s professional experience and judgment, our Compensation Committee determined Mr. Johnson’s target total direct compensation to be competitive and appropriate.

68	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Bruce C. Cozadd, Chairperson and Former CEO(1)

	2024 Pay ($)	2025 Pay ($)	Change (%)

Target Total Cash Compensation	2,543,940	2,632,980	3.50
Base Salary(2)	1,211,400	1,253,800	3.50
Target Performance Bonus(3)	1,332,540	1,379,180	3.50
Target Equity Compensation(4)	12,600,000	4,000,000	-68.25
Target Total Direct Compensation(5)	15,143,940	6,632,980	-56.20
(1)Mr. Cozadd served as CEO until August 11, 2025, following which he served in a transition role through September 14, 2025 and subsequently retired.
(2)Represents annual base salary rate for the applicable year. Mr. Cozadd’s base salary became effective March 2025. Mr. Cozadd’s actual salary earned in 2025 was pro-rated and lower due to his retirement as CEO in September 2025.
(3)The 2025 amount reflects a target performance bonus of 110% of base salary rate as of December 31, 2025. Pursuant to the retirement provision of our annual bonus plan, which provides that a participant is eligible to receive a prorated bonus provided the recipient is at least 55 years of age with at least five years of service at the time of retirement, provides at least four months’ notice, retires on or after July 1 of the applicable year and executes and delivers a non-solicitation agreement that will apply for a period of twelve months after the employment termination date, Mr. Cozadd received a pro-rated bonus at target of $971,094 for the 2025 performance year, reflecting his retirement in September 2025.
(4)The target equity compensation presented in the chart above reflects the target dollar value recommended by our Compensation Committee and approved by the Board; this value differs from the values required to be shown in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 table, as applicable as further described above in “Summary of 2025 Compensation Decisions—Long-Term Incentive Program.” Mr. Cozadd’s target equity compensation was significantly lower in 2025 and comprised solely of RSUs due to his announced expected retirement in December 2024. This amount does not include a pro-rated annual RSU award Mr. Cozadd received for his service on our Board following his retirement, which award had a grant date fair value of $440,404, or the fees he received for his service as a director. In addition, as described under “Summary of 2025 Compensation Decisions―Modification of Outstanding Stock Options,” in connection with his retirement, our Board determined to amend certain stock option awards previously granted to Mr. Cozadd. The $12,041,389 in incremental fair value of Mr. Cozadd’s stock option awards in connection with this modification is not reflected in the chart above.
(5)Our Compensation Committee and our Board designed Mr. Cozadd’s target total direct compensation to be competitive as compared to the market data, as described in more detail above in “How We Determine Executive Compensation—Competitive Assessment of Compensation – Peer Companies and Market Data,” appropriate from an internal equity perspective and more heavily weighted towards equity compensation, in line with our pay-for-performance philosophy. Our Compensation Committee and the Board believed it was appropriate to provide a modest increase to his base salary in 2025 in recognition of his individual performance, the performance of our Company under his leadership and to remain in line with general market increases. Based on our Compensation Committee’s and Board’s professional experience and judgment, our Compensation Committee and Board determined Mr. Cozadd’s target total direct compensation to be competitive and appropriate.
As noted above under “Special Compensation Considerations for Mr. Cozadd,” Mr. Cozadd did not participate in our Company’s 2025 executive compensation program on the same basis as other NEOs and instead participated in several special compensation arrangements in light of the transitional nature of his 2025 employment with us. Accordingly, comparison of his 2024 and 2025 compensation may not be meaningful in these circumstances. In connection with Mr. Cozadd’s retirement as CEO and transition to a non-employee director role as Chairperson in September 2025, Mr. Cozadd received an initial pro-rated annual non-employee director RSU grant value equal to $440,404 on November 20, 2025, which amount is included in the “Stock Awards” column of the Summary Compensation Table. Mr. Cozadd also received $51,827 in director fees paid in cash, which amount is included in the “All Other Compensation” column of the Summary Compensation Table.

2026 PROXY STATEMENT	69

EXECUTIVE COMPENSATION

Robert Iannone, Executive Vice President, Global Head of R&D, Chief Medical Officer

	2024 Pay ($)	2025 Pay ($)	Change (%)

Target Total Cash Compensation	1,254,000	1,320,000	5.26
Base Salary(1)	760,000	800,000	5.26
Target Performance Bonus(2)	494,000	520,000	5.26
Target Total Equity Compensation(3)	4,250,000	5,750,000	35.29
Target Annual Grant	4,250,000	4,600,000	8.24
Target Retention Grant(4)	—	1,150,000	—
Target Total Direct Compensation(5)	5,504,000	7,070,000	28.45
(1)Represents annual base salary rate for the applicable year. Dr. Iannone’s 2025 base salary became effective March 2025.
(2)The 2025 amount reflects a target performance bonus of 65% of base salary rate as of December 31, 2025. The actual 2025 performance bonus paid was $840,000 reflecting 162% of target performance bonus, based on the 150% overall achievement of the 2025 corporate performance objectives and Dr. Iannone’s individual contributions and leadership of the R&D organization during 2025.
(3)The target total equity compensation (and the components thereof) presented in the chart above reflect the target dollar values approved by our Compensation Committee; these values differs from the values required to be shown in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 table, as applicable, as further described above in “Summary of 2025 Compensation Decisions—Long-Term Incentive Program.”
(4)Represents a one-time target retention RSU grant received by Dr. Iannone in February 2025. This retention grant will vest in full on June 30, 2026, provided generally that Dr. Iannone remains employed with our Company through that date. See “Summary of 2025 Compensation Decisions—Special Retention Grants” above for more information regarding the retention grants to our NEOs.
(5)Our Compensation Committee designed Dr. Iannone’s target total direct compensation to be competitive as compared to market data, as described in more detail above in “How We Determine Executive Compensation—Competitive Assessment of Compensation – Peer Companies and Market Data,” appropriate from an internal equity perspective and more heavily weighted towards equity compensation, in line with our pay-for-performance philosophy. Our Compensation Committee determined it was appropriate to increase Dr. Iannone’s target total direct compensation in an amount necessary to reflect his scope of responsibility and oversight of significant functions within the organization, as well as to maintain competitive positioning relative to the market data and the other NEOs. Based on our Compensation Committee’s professional experience and judgment, our Compensation Committee determined Dr. Iannone’s target total direct compensation to be competitive and appropriate.

70	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Neena M. Patil, Executive Vice President and Chief Legal Officer(1)

	2024 Pay ($)	2025 Pay ($)	Change (%)

Target Total Cash Compensation	1,072,000	1,196,250	11.59
Base Salary(1)	670,000	725,000	8.21
Target Performance Bonus(2)	402,000	471,250	17.23
Target Total Equity Compensation(3)	3,100,000	4,000,000	29.03
Target Annual Grant	3,100,000	3,250,000	4.84
Target Retention Grant(4)	—	750,000	—
Target Total Direct Compensation(5)	4,172,000	5,196,250	24.55
(1)Represents annual base salary rate for the applicable year. Ms. Patil’s 2025 base salary became effective March 2025.
(2)The 2025 amount reflects a target performance bonus of 65% of base salary rate as of December 31, 2025, an increase from 60% in 2024. The actual 2025 performance bonus paid was $720,000 reflecting 153% of target performance bonus, based on the 150% overall achievement of the 2025 corporate performance objectives and Ms. Patil’s individual contributions and leadership of the legal organization during 2025.
(3)The target total equity compensation (and the components thereof) presented in the chart above reflect the target dollar values approved by our Compensation Committee; these values differs from the values required to be shown in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 table, as applicable, as further described above in “Summary of 2025 Compensation Decisions—Long-Term Incentive Program.”
(4)Represents a one-time target retention RSU grant received by Ms. Patil in February 2025. This retention grant will vest in full on June 30, 2026, provided generally that Ms. Patil remains employed with our Company through that date. See “Summary of 2025 Compensation Decisions—Special Retention Grants” above for more information regarding the retention grants to our NEOs.
(5)Our Compensation Committee designed Ms. Patil’s target total direct compensation to be competitive as compared to market data, as described in more detail above in “How We Determine Executive Compensation—Competitive Assessment of Compensation – Peer Companies and Market Data,” appropriate from an internal equity perspective and more heavily weighted towards equity compensation, in line with our pay-for-performance philosophy. Our Compensation Committee determined it was appropriate to increase Ms. Patil’s target total direct compensation in an amount necessary to reflect her scope of responsibility and oversight of significant functions within the organization, as well as to maintain competitive positioning relative to the market data and the other NEOs. Based on our Compensation Committee’s professional experience and judgment, our Compensation Committee determined Ms. Patil’s target total direct compensation to be competitive and appropriate.

2026 PROXY STATEMENT	71

EXECUTIVE COMPENSATION

Samantha Pearce, Executive Vice President, Chief Commercial Officer(1)

	2024 Pay ($)	2025 Pay ($)	Change(9) (%)

Target Total Cash Compensation	1,413,750	1,155,000	-18.30
Base Salary(2)	675,000	700,000	3.70
Target Performance Bonus(3)	438,750	455,000	3.70
Promotion Bonus(4)	300,000	—	—
Target Total Equity Compensation(5)	2,771,500	3,850,000	38.91
Target Annual Grant(6)	2,771,500	3,100,000	11.85
Target Retention Grant(7)	—	750,000	—
Target Total Direct Compensation(8)	4,185,250	5,005,000	19.59
(1)Ms. Pearce was promoted to Executive Vice President, Chief Commercial Officer effective August 1, 2024. Ms. Pearce was previously our Senior Vice President, Europe and International. The amounts listed in the 2024 Pay column reflect Ms. Pearce’s pay effective as of her appointment to Executive Vice President, Chief Commercial Officer.
(2)Represents annual base salary rate for the applicable year. Ms. Pearce’s 2025 base salary became effective March 2025. Ms. Pearce’s initial base salary rate for 2024 was £465,000, or $595,516, converted to USD using a conversion rate of 1.2807 which is the average foreign exchange rate from January 1, 2024 to December 31, 2024. In connection with her appointment as Executive Vice President, Chief Commercial Officer, the Board increased Ms. Pearce’s annual base salary to $675,000, effective August 1, 2024.
(3)The 2025 amount reflects a target performance bonus of 65% as of December 31, 2025. The actual 2025 performance bonus paid was $690,000, reflecting 152% of Ms. Pearce’s target performance bonus, based on the 150% overall achievement of the 2025 corporate performance objectives and Ms. Pearce’s individual contributions and leadership of the commercial organization during 2025.
(4)Represents the cash bonus Ms. Pearce received in 2024 in connection with her appointment as Executive Vice President, Chief Commercial Officer and relocation to the U.S. This bonus was payable upon such relocation, and is subject to recoupment if Ms. Pearce terminates her employment within 24 months after she received the payment.
(5)The target total equity compensation (and the components thereof) presented in the chart above reflect the target dollar values approved by our Compensation Committee; these values differs from the value required to be shown in the Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2025 table, as applicable, as further described above in “Summary of 2025 Compensation Decisions—Long-Term Incentive Program.”
(6)Ms. Pearce received an annual equity grant in March 2024 with a target value of £1,000,000, or $1,271,500, converted to USD using a conversion rate of 1.2715 which is the average foreign exchange rate for January 2024. In connection with her appointment as Executive Vice President, Chief Commercial Officer, she also received an additional one-time promotion grant in August 2024, incremental to her 2024 annual equity grant, with an approximate grant date value of $1,500,000.
(7)Represents a one-time target retention RSU grant received by Ms. Pearce in February 2025. This retention grant will vest in full on June 30, 2026, provided generally that Ms. Pearce remains employed with our Company through that date. See “Summary of 2025 Compensation Decisions—Special Retention Grants” above for more information regarding the retention grants to our NEOs.
(8)Our Compensation Committee designed Ms. Pearce’s target total direct compensation to be competitive as compared to the market data, as described in more detail above in “How We Determine Executive Compensation—Competitive Assessment of Compensation – Peer Companies and Market Data,” appropriate from an internal equity perspective and more heavily weighted towards equity compensation, in line with our pay-for-performance philosophy. Our Compensation Committee determined it was appropriate to increase Ms. Pearce’s base salary and target equity compensation in an amount necessary to reflect her scope of responsibility and oversight of significant functions within the organization, as well as to maintain competitive positioning relative to the market data and the other NEOs. Based on our Compensation Committee’s professional experience and judgment, our Compensation Committee determined Ms. Pearce’s target total direct compensation to be competitive and appropriate.
(9)Ms. Pearce’s target total cash compensation decreased between 2024 and 2025 due to the one-time cash signing bonus received by her in 2024 in connection with her appointment as Executive Vice President, Chief Commercial Officer.

72	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Additional Compensation Information
Share Ownership Guidelines for Executive Officers
We maintain share ownership guidelines for our CEO and certain other employees who serve on our EC, including certain of our NEOs. Under the guidelines, these individuals are expected to own a number of our Company’s ordinary shares with a value equal to
•six times base salary for our CEO,
•two times base salary for each other member of our EC who is an officer for purposes of Section 16 of the Exchange Act, and
•one times base salary for each other member of our EC.
The guidelines provide that the officers are expected to establish the minimum ownership levels within five years of first becoming subject to the guidelines. If an individual becomes subject to a greater ownership requirement within the first five years after first becoming subject to the guidelines, due either to a change in the individual’s service status or to an increase in the individual’s base pay of 10% or more over any one-year period, the individual will be required to achieve the greater ownership within the following periods of time: five years following appointment or promotion to CEO; or two years following appointment or promotion for all other individuals. As of April 1, 2026, all the NEOs were in compliance with their ownership requirements.
Shares that count toward satisfaction of these guidelines include: shares owned outright by the individual (whether or not purchased on the open market, and including RSUs and/or PSUs that have vested or were earned but not yet settled, net of taxes); shares retained after an option exercise or issuance under another type of equity award granted under our Company’s equity incentive plans; shares retained after purchase under the ESPP; and shares held in trust for the benefit of the individual. Our Compensation Committee has discretion to amend the guidelines in any respect it deems necessary or advisable without consent of the individuals subject to the guidelines and to approve any exceptions to the guidelines that it deems appropriate.
Clawback Policy
In November 2023, our Compensation Committee adopted the Clawback Policy, that complies with the new listing standards adopted by Nasdaq that implement the new SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and applies to our executive officers (as defined in applicable SEC rules). The Clawback Policy, which replaces and supersedes our prior clawback policy adopted in April 2021, requires our Company to recover from covered executive officers the amount of erroneously awarded compensation resulting from an accounting restatement due to the material noncompliance of our Company with any financial reporting requirement under the securities laws. The Clawback Policy applies to incentive compensation that is received by a covered officer on or after October 2, 2023.
In addition, as a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, our CEO and CFO may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
Change in Control Plan and Severance Plan
Our Compensation Committee periodically reviews the terms of our CIC Plan, including its “double-trigger” structure and benefits, against market data to ensure that the benefits we offer remain appropriate.
Our executive officers are eligible to participate in the CIC Plan, which includes all of our NEOs. Our Compensation Committee believes that the CIC benefits we provide are representative of market practice, both in terms of design and cost, and are sufficient to retain our current executive team and to recruit talented executive officers in the future. In addition, eligible employees who serve on our EC, other than our CEO, are eligible to participate in the Severance Plan. All of our NEOs for 2025 except Ms. Gala and Mr. Cozadd, are eligible to participate in the Severance Plan. The Severance Plan provides for benefits upon an involuntary termination that does not occur upon or within twelve months following a CIC. As a result, there is no overlap where an executive officer would receive benefits under both the CIC Plan and the Severance Plan.

2026 PROXY STATEMENT	73

EXECUTIVE COMPENSATION

Equity Grant Timing and Equity Plan Information
Our equity incentive grant policy generally provides that grants to our executive officers occur on the second trading day following the filing date of our next quarterly or annual report filed under the Exchange Act that occurs after the date on which such grants are approved by our Board or our Compensation Committee, as applicable. Accordingly, our equity incentive grant policy generally requires that grants to our executive officers are made shortly after we have released information about our financial performance to the public for the applicable period. Grants to new hires who are not executive officers generally occur on the third business day of the month following the employee’s date of hire. In 2025, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation. Our Company does not currently grant stock options, stock appreciation rights, or similar instruments with option-like features and has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.
We currently grant equity awards to the NEOs, including PSUs and RSUs, under the 2011 Plan. The 2011 Plan was adopted by Jazz Pharmaceuticals, Inc.’s board of directors and approved by Jazz Pharmaceuticals, Inc.’s stockholders in connection with their approval of the Azur Merger in December 2011 and was assumed by us upon the completion of the Azur Merger. Before the 2011 Plan was adopted, we granted stock options under our 2007 Equity Incentive Plan, which was adopted by Jazz Pharmaceuticals, Inc.’s board of directors and approved by Jazz Pharmaceuticals, Inc.’s stockholders in connection with Jazz Pharmaceuticals, Inc.’s initial public offering. The 2011 Plan affords our Compensation Committee the flexibility to utilize a broad array of equity incentives and performance cash incentives in order to secure and retain the services of employees of our Company and its subsidiaries and to provide long-term incentives that align the interests of employees with the interests of our shareholders.
Additional long-term equity incentives are provided through the ESPP. Pursuant to the ESPP, all eligible employees, including the NEOs (if eligible), may allocate up to 15% of their base salary to purchase our stock at a 15% discount to the market price, subject to specified limits.
Accounting and Tax Considerations
Under FASB ASC 718, our Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to FASB ASC 718.
Under Section 162(m) of the Code, compensation paid to each of our Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible for tax purposes.
Although our Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, our Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our Company’s NEOs in a manner consistent with the goals of our Company’s executive compensation program and the best interests of our Company and its stockholders, which may include providing for compensation that is not deductible by our Company due to the deduction limit under Section 162(m) of the Code.
Risk Assessment Concerning Compensation Practices and Policies
Our Compensation Committee periodically reviews our Company’s compensation policies and practices to assess whether they encourage employees to take inappropriate risks. Our Compensation Committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company. Our Compensation Committee continues to believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks, and significant compensation decisions, as well as decisions concerning the compensation of our Company’s executive officers, include subjective considerations by our Compensation Committee or our Board, which restrain the influence of formulae or objective factors on excessive risk-taking. Additionally, significant weighting of long-term compensation (in the form of PSUs and RSUs) in each NEOs total compensation opportunity ensures greater focus on driving sustainable growth and shareholder value creation over the longer term, and the mix of short-term compensation (in the form of salary and annual bonus, if any), and long-term compensation (in the form of PSUs and RSUs) also minimizes undue focus on short-term results and helps align the interests of our Company’s executive officers with the interests of our shareholders. Finally, we maintain robust share ownership requirements, a formal incentive compensation clawback policy and a strict anti-hedging and pledging policy, which individually and collectively, act to minimize risk and ensure a long-term focus on our business.

74	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Compensation Committee Report(1)
Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained herein. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in our proxy statement for the 2026 AGM and be included in the Annual Report on Form 10-K we filed with the SEC for the fiscal year ended December 31, 2025.

Respectfully submitted,
Our Compensation Committee
Ms. Jennifer E. Cook
Mr. Patrick G. Enright
Ms. Laura J. Hamill
Ms. Anne O’Riordan

(1)The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the registrant under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

2026 PROXY STATEMENT	75

EXECUTIVE COMPENSATION

Executive Compensation Summary
Summary Compensation Table
The following table sets forth certain summary information for the years indicated with respect to the compensation earned by the NEOs during fiscal year 2025, 2024 and 2023, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)

Renee D. Gala(8) President, CEO and Director	2025	1,003,269	—	16,138,433	—	1,980,000	29,856	19,151,558
	2024	824,923	—	5,079,392	—	697,000	27,573	6,628,888
	2023	767,719	—	4,077,397	—	570,000	19,272	5,434,388
Philip L. Johnson(9) Executive Vice President and CFO	2025	741,346	—	6,046,903	—	730,000	26,224	7,544,473
	2024	581,539	150,000	4,063,313	—	427,000	21,593	5,243,445
Bruce C. Cozadd(10) Chairperson and former CEO	2025	884,789	971,094	4,855,123	12,041,389	—	82,441	18,834,836
	2024	1,203,514	—	12,799,687	—	1,492,445	31,818	15,527,464
	2023	1,196,621	—	12,896,545	—	1,217,216	30,853	15,341,235
Robert Iannone, M.D., M.S.C.E Executive Vice President, Global Head of R&D	2025	793,077	—	6,953,879	—	840,000	24,802	8,661,758
	2024	750,692	—	4,317,333	—	598,000	23,352	5,689,377
	2023	720,526	—	3,786,999	—	450,000	21,552	4,979,077
Neena M. Patil Executive Vice President and Chief Legal Officer	2025	715,481	—	4,844,096	—	720,000	19,962	6,299,539
	2024	665,769	—	3,149,233	—	473,000	21,072	4,309,074
	2023	673,945	—	2,865,730	—	320,000	17,760	3,877,435
Samantha Pearce(11) Executive Vice President, Chief Commercial Officer	2025	695,673	—	4,659,014	—	690,000	31,440	6,076,127
	2024	619,794	300,000	2,975,603	—	491,000	77,857	4,464,254
Note: Amounts may not total due to rounding.
(1)The dollar amounts in this column represent base salary earned during the indicated fiscal year 2025 base salary rates, which were effective March 2025 for each of the NEOs other than Ms. Gala. Ms. Gala’s base salary was increased twice in 2025: once in March in connection with the annual compensation review, and again in August in connection with her promotion to President and CEO. For more information on salaries in 2025, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs—Individual NEO Compensation Decisions” above.
(2)The dollar amount in this column for Mr. Cozadd for 2025 represents his prorated target bonus for 2025. See “Compensation Discussion and Analysis―2025 Compensation Decisions for Our NEOs—Individual NEO Compensation Decisions—Bruce C. Cozadd, Chairperson and Former CEO.”
(3)The dollar amounts in this column reflect the aggregate grant date fair value of all RSUs and PSUs granted during the indicated fiscal year computed in accordance with FASB ASC 718, excluding the effect of estimated forfeitures. The grant date fair value for RSUs is measured in accordance with FASB ASC 718 and based on the closing price of our ordinary shares on the date of grant. The grant date fair value for the 2025 PSUs was calculated using a Monte Carlo simulation model for the value of 1/3 of the number of PSUs and the closing price of our ordinary shares on the date of the grant for the value of 2/3 of the number of PSUs. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs. Assuming that maximum performance is achieved, the value of the PSUs granted to Ms. Gala, Mr. Johnson, Dr. Iannone, Ms. Patil and Ms. Pearce in 2025 at the date of grant under FASB ASC 718 would have been $18,127,680, $5,471,584, $6,292,390, $4,445,660, and $4,240,829, respectively. For additional information on the RSUs and PSUs granted to our NEOs in 2025, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs—Long-Term Incentive Program” and “Compensation Discussion and Analysis—Goals for and Achievement of 2025 Performance-Based Compensation—2025 – 2027 PSU Program” above and footnote 2 to the table entitled “Grants of Plan-Based Awards in Fiscal 2025.”

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(4)The dollar amounts in this column also include a one-time retention grant of RSUs granted in February 2025 to each of the NEOs, with the exception of Mr. Cozadd.
(5)The dollar amount shown in this column for Mr. Cozadd reflects the aggregate incremental compensation expense in connection with the amendment of certain outstanding options awards awarded to him in prior years, computed in accordance with FASB ASC 718, as described under “Compensation Discussion and Analysis―2025 Compensation Decisions for Our NEOs―Modification of Outstanding Stock Options.” Pursuant to accounting guidance prescribed under FASB ASC 718, the amendment resulted in a grant modification that caused incremental fair value determined by comparing the aggregate fair value of the outstanding awards immediately before and after the modification.
(6)The dollar amounts in this column represent the cash bonus awarded under the performance bonus plan for the indicated fiscal year. For more information on the cash bonus awards for 2025, see “Compensation Discussion and Analysis—Goals for and Achievement of 2025 Performance-Based Compensation—2025 Performance Bonus Program” and “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs” above.
(7)The dollar amounts in this column for 2025 consisted of group term life insurance premiums paid, matching contributions under our 401(k) Plan, work from home expenses, healthcare contributions, well-being-reimbursements, tax reimbursement and gross up payments. Matching contributions under our 401(k) Plan in 2025 consisted of $17,500 for Ms. Gala, Mr. Johnson, Mr. Cozadd, Dr. Iannone, and Ms. Pearce, respectively, and $16,139 for Ms. Patil. The dollar amount for Mr. Cozadd for 2025 includes $51,827 he received in fees paid in cash for his service as a non-employee director following his retirement in September 2025.
(8)Ms. Gala was appointed our President, CEO and Director effective August 11, 2025.
(9)Mr. Johnson was appointed our Executive Vice President and CFO effective March 1, 2024.
(10)Mr. Cozadd served as CEO until August 11, 2025, following which he served in a transition role through September 14, 2025 and subsequently retired on September 14, 2025. Due to Mr. Cozadd’s retirement in September 2025, his 2025 bonus was prorated to $971,094, pursuant to the retirement provision of our annual bonus plan. To be eligible for a prorated bonus in the year of retirement, the annual bonus plan requires the recipient be at least 55 years of age with no less than five years of service and retire on or after July 1. Mr. Cozadd met all such requirements. In connection with Mr. Cozadd’s retirement as CEO and transition to a non-employee director role as Chairperson in September 2025, Mr. Cozadd received a pro-rated annual non-employee director RSU grant value equal to $440,404 on November 20, 2025, which amount is included in the “Stock Awards” column. Mr. Cozadd also received $51,827 in director fees paid in cash, which amount is include in the “All Other Compensation” column.
(11)Ms. Pearce was promoted to Executive Vice President, Chief Commercial Officer, effective August 1, 2024; prior to that, she served as our Senior Vice President, Europe and International. Ms. Pearce was paid her annual salary in pounds from January 2024 to September 2024 until her relocation to the U.S. Her actual salary paid before relocation consisted of £356,026 converted to USD using the monthly average exchange rate from January 2024 to September 2024 of 1.2733.

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Grants of Plan-Based Awards in Fiscal 2025
The following table shows, for the fiscal year ended December 31, 2025, certain information regarding grants of plan-based awards to the NEOs. Except as specified, all awards were granted under our 2011 Plan.

Name	Award Type	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Renee D. Gala	Annual Cash	—	—	—	1,320,000	2,640,000
	Annual PSU	2/27/2025	2/5/2025				3,813	23,111	46,222				4,103,863
	Promotion PSU	8/7/2025(4)	7/8/2025				12,792	38,185	76,370				4,959,977
	Annual RSU	2/27/2025(5)	2/5/2025							23,111			3,311,111
	Retention RSU	2/27/2025(6)	2/5/2025							11,555			1,655,484
	Promotion RSU	8/7/2025(4)	7/8/2025							18,808			2,107,999
Philip L. Johnson	Annual Cash	—	—	—	487,500	1,462,500
	Annual PSU	2/27/2025	2/5/2025				2,542	15,407	30,814				2,735,792
	Annual RSU	2/27/2025(5)	2/5/2025							15,407			2,207,359
	Retention RSU	2/27/2025(6)	2/5/2025							7,704			1,103,751
Bruce C. Cozadd	Annual Cash	—	—	—	1,379,180	2,758,360
	Annual RSU	2/27/2025(5)	2/5/2025							30,814			4,414,719
	Director RSU	11/20/2025(7)	10/22/2025							2,506			440,404
	Modified Options(8)	—	—	—	—	—	—	—	—	—	511,500	(8)	12,041,389
Robert Iannone, M.D., M.S.C.E	Annual Cash	—	—	—	520,000	1,560,000
	Annual PSU	2/27/2025	2/5/2025				2,923	17,718	35,436				3,146,195
	Annual RSU	2/27/2025(5)	2/5/2025							17,718			2,538,456
	Retention RSU	2/27/2025(6)	2/5/2025							8,859			1,269,228
Neena M. Patil	Annual Cash	—	—	—	471,250	1,413,750
	Annual PSU	2/27/2025	2/5/2025				2,065	12,518	25,036				2,222,830
	Annual RSU	2/27/2025(5)	2/5/2025							12,518			1,793,453
	Retention RSU	2/27/2025(6)	2/5/2025							5,778			827,813
Samantha Pearce	Annual Cash	—	—	—	455,000	1,365,000
	Annual PSU	2/27/2025	2/5/2025				1,970	11,941	23,882				2,120,415
	Annual RSU	2/27/2025(5)	2/5/2025							11,941			1,710,786
	Retention RSU	2/27/2025(6)	2/5/2025							5,778			827,813
(1)This column sets forth the target and maximum bonus amount for each NEO for the year ended December 31, 2025 under our performance bonus plan. There are no threshold amounts for each individual officer established under our performance bonus plan. The amounts shown under “Target” reflect the applicable target payment under the performance bonus plan if (i) we achieved 100% of the pre-determined 2025 corporate goals established by our Compensation Committee, and (ii) as applicable, each NEO’s individual performance percentage was assessed at 100% by our Compensation Committee with respect to his or her contributions toward the achievement of our corporate goals. The amounts shown under “Maximum” reflect the applicable maximum payment under our performance bonus plan if (i) we achieved maximum pre-determined 2025 corporate goals established by our Compensation Committee,

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and (ii) as applicable, each NEO achieved maximum individual performance as assessed by our Compensation Committee with respect to his or her contributions toward the achievement of our corporate goals; provided, however, that the 2025 bonus payable under the performance bonus plan may not exceed 200% of the officer’s target bonus in the case of the Ms. Gala, our President, CEO and Director, and Mr. Cozadd. our Chairperson and former CEO (whose bonuses are determined solely based on corporate objective achievement) and 300% for each other NEO. Target bonuses were set as a percentage of each NEO’s base salary rate as of December 31, 2025 and originally were 110% for each of Ms. Gala and Mr. Cozadd, and 65% for each of Mr. Johnson, Dr. Iannone, Ms. Patil and Ms. Pearce. The dollar value of the actual bonus award earned for the year ended December 31, 2025 for each NEO is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent either additional or actual compensation earned by the NEOs for the year ended December 31, 2025. For a description of the performance bonus plan, see “Compensation Discussion and Analysis— Goals for and Achievement of 2025 Performance-Based Compensation—2025 Performance Bonus Program” above.
(2)PSU awards were granted to our NEOs on February 27, 2025 pursuant to the 2011 Plan, with the exception of the additional PSUs granted to Ms. Gala on August 7, 2025 in connection with her appointment as President and CEO. Each of the PSU awards vests depending on the achievement of four objective performance metrics to be assessed over a performance period of January 1, 2025 to December 31, 2027, including our Company’s relative TSR for the three-year period. The peer group used for purposes of calculating relative TSR (weighted at 33%) is the Nasdaq Biotechnology Index. The performance metric (weighted at 67%) is comprised of certain revenue metrics, pipeline readouts and approvals, and corporate development achievements further outlined in the operational execution scorecard. The amounts shown reflect the number of shares that may be earned for threshold performance at 50% of target for the relative TSR metric, the number of shares that may be earned for target performance at 100% of target and the number of shares that may be earned for maximum performance at 200% of target. For additional information on PSUs granted to our NEOs in 2025, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs—Long-Term Incentive Program” and “Compensation Discussion and Analysis—Goals for and Achievement of 2025 Performance-Based Compensation—2025 – 2027 PSU Program” above. The PSU awards are subject to potential vesting acceleration as described below under the heading “Potential Payments upon Termination or Change in Control—Treatment of 2023, 2024 and 2025 PSUs” and “Description of Compensation Arrangements—Equity Compensation Arrangements—2011 Equity Incentive Plan.” See also “Description of Compensation Arrangements—Equity Compensation Arrangements—2011 Equity Incentive Plan” below for a general description of the material terms of the 2011 Plan.
(3)The dollar amounts in this column represent the grant date fair value of each PSU and RSU award, as applicable, granted to the NEOs in 2025. These amounts have been calculated in accordance with FASB ASC 718. The grant date fair value for RSUs is based on the closing price of our ordinary shares on the date of grant. The grant date fair value for PSUs is calculated using a Monte Carlo simulation model for the value of 1/3 of the number of PSUs and the closing price of our ordinary shares on the date of the grant for the value of 2/3 of the number of PSUs. These amounts do not necessarily correspond to the actual value recognized or that may be recognized by the NEOs. The fair value for each award may differ based on the applicable data, assumptions, and estimates used in the model. With respect to Mr. Cozadd, the dollar amounts in this column also represent the aggregate incremental fair value, calculated in accordance with FASB ASC 718, in connection with the modification in 2025 of several outstanding stock option awards held by Mr. Cozadd as described in footnote 8 below.
(4)In connection with her appointment as President and CEO as of August 11, 2025, Ms. Gala received additional one-time promotion PSU and RSU awards, incremental to her 2025 annual equity grant.
(5)Each of the annual RSU awards vests in four equal annual installments on the anniversary of the vesting commencement date of March 5, 2025, with the exception of the RSUs granted to (i) Ms. Gala on August 7, 2025 in connection with her appointment as President and CEO, (ii) Mr. Cozadd on November 20, 2025 in connection with his continued service as Chairperson and (iii) the retention RSUs granted to each of the NEOs, excluding Mr. Cozadd, in February 2025. As a general matter, time-based RSUs will cease vesting upon each NEO’s last day of service. RSU awards are subject to potential vesting acceleration as described below under the headings “Description of Compensation Arrangements—Equity Compensation Arrangements—2011 Equity Incentive Plan” and “Potential Payments upon Termination or Change in Control—Change in Control Plan.”
(6)Represents retention RSU awards, which will vest in full on June 30, 2026, subject to continued service through such date.
(7)In connection with his continued service as Chairperson following retirement as CEO, Mr. Cozadd received a pro-rated annual director RSU award, which vests in full on July 24, 2026, subject to continued service through such date. The Director RSU award granted to Mr. Cozadd in November 2025 was granted pursuant to the 2007 Directors Plan.
(8)Mr. Cozadd was not granted any new stock option awards in 2025. The value in this row represents the aggregate incremental fair value, calculated in accordance with FASB ASC 718, in connection with the modification in 2025 of several outstanding stock option awards held by Mr. Cozadd as described under “Compensation Discussion and Analysis―2025 Compensation Decisions for Our NEOs―Modification of Outstanding Stock Options.” The stock option awards that were modified include the following: 77,500 stock options with an exercise price of $123.36; 86,500 stock options with an exercise price of $136.18; 92,500 stock options with an exercise price of $140.67; 125,000 stock options with an exercise price of $140.03; and 130,000 stock options with an exercise price of $113.10.

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EXECUTIVE COMPENSATION

Description of Compensation Arrangements
Executive Employment and Severance Agreements
With the exception of Ms. Gala, we do not have employment agreements currently in effect with any of our NEOs based in the U.S. Like other employees, such executive officers are eligible for annual salary increases, participation in the performance bonus plan and discretionary equity grants. From time to time, we have provided an offer letter in connection with the commencement of employment of an executive officer based in the U.S., which describes such executive officer’s initial terms of employment. In 2024, we entered into offer letters with each of Ms. Pearce and Mr. Johnson. In connection with Mr. Johnson’s offer letter, we also entered into a sign-on bonus repayment agreement with him that describes the terms of his signing bonus; for more information, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs—Individual NEO Compensation Decisions” above.
On July 30, 2025 we entered into a CEO Employment Agreement with Ms. Gala appointing her as the President, CEO and Director effective August 11, 2025. The agreement included Ms. Gala’s initial base salary, discretionary target bonus, equity grant and severance benefits. Pursuant to the CEO Employment Agreement, Ms. Gala will be entitled to a cash severance payment equal to 18 months of her base salary in the case of an involuntary termination, as defined in the agreement. In addition, Ms. Gala will be entitled to a bonus severance payment if she is employed with our Company or its affiliates through at least January 31 of the calendar year in which an involuntary termination occurs. Furthermore, if the date of involuntary termination occurs in the first quarter of the calendar year and such date is prior to the scheduled payment date for previous year annual bonus(es), Ms. Gala will receive payment of the annual bonus for such previous calendar year at the target amount.
Change in Control and Severance Benefits
Each of our NEOs is a participant in the CIC Plan, a description of which is included below under the heading “Potential Payments upon Termination or Change in Control—Change in Control Plan.” Each of our NEOs other than Mr. Cozadd, our Chairperson and former CEO and Ms. Gala, our President, CEO and Director, is a participant in the Severance Plan, a description of which is included below under the heading “Potential Payments upon Termination or Change in Control—Severance Plan.” Ms. Gala was a participant in the Severance Plan while in her role as President and COO until her appointment as President, CEO and Director in August 2025.
Equity Compensation Arrangements
Since the Azur Merger, we have granted equity awards to employees, including the NEOs (other than Mr. Cozadd’s Director RSU award in November 2025, which was granted under the 2007 Directors Plan), under the 2011 Plan. From the initial public offering of Jazz Pharmaceuticals, Inc. until the Azur Merger, we granted equity awards to our employees, including some of the NEOs, under the 2007 Equity Incentive Plan. As a result of the GW Acquisition, we assumed the GW 2020 Equity Incentive Plan. For more information on our current equity compensation program and decisions regarding the grants of equity awards in 2025 for our NEOs, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs” above. The following is a brief summary of the material terms of each of our equity compensation plans.
2011 Equity Incentive Plan
The following is a brief summary of the material terms of the 2011 Plan, as amended and restated.
Types of Awards. The 2011 Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, RSU awards, other stock awards, and performance awards (including PSU awards) that may be settled in cash, shares, or other property, which may be granted to employees, including executive officers.

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Corporate Transactions. In the event of certain significant corporate transactions (as defined in the 2011 Plan and described below), our Board will have the discretion to take one or more of the following actions with respect to outstanding stock awards (contingent upon the closing or completion of such corporate transaction), unless otherwise provided in the stock award agreement or other written agreement with the participant or unless otherwise provided by our Board at the time of grant:
•arrange for assumption, continuation, or substitution of a stock award by a surviving or acquiring corporation (or its parent company);
•arrange for the assignment of any reacquisition or repurchase rights applicable to any shares issued pursuant to a stock award to the surviving or acquiring corporation (or its parent company);
•accelerate the vesting, in whole or in part, and exercisability of a stock award and provide for its termination if it is not exercised at or prior to the corporate transaction;
•arrange for the lapse of any reacquisition or repurchase rights applicable to any shares issued pursuant to a stock award;
•cancel or arrange for the cancellation of a stock award, to the extent not vested or exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our Board may consider appropriate; or
•make a payment equal to the excess, if any, of (a) the value of the property that the participant would have received upon the exercise of the stock award over (b) any exercise price payable in connection with such exercise.
Our Board need not take the same action for each stock award or with regard to all participants.
For purposes of the 2011 Plan, a “corporate transaction” generally means (i) a sale or disposition of all or substantially all our assets or a sale or disposition of at least 90% of our outstanding securities; (ii) a merger, consolidation or similar transaction after which we are not the surviving corporation; or (iii) a merger, consolidation or similar transaction after which we are the surviving corporation but our ordinary shares are converted or exchanged into other property.
CIC. Our Board has the discretion to provide additional acceleration of vesting and exercisability upon or after a CIC (as defined in the 2011 Plan and described below) as may be provided in a stock award agreement or any other written agreement between us or any of our affiliates and a participant. The forms of stock option agreement and RSU award agreement adopted by our Board under the 2011 Plan provide that in the event a participant’s service relationship with us or a successor entity is terminated due to an involuntary termination without cause (as defined in the stock award agreement and as described below) within 12 months following, or one month prior to, the effective date of a CIC, the vesting (and in the case of stock options, exercisability) of the stock award will accelerate in full. The treatment of the 2025 PSUs in the event of a CIC is described below under the heading, “Potential Payments upon Termination or Change in Control—Treatment of 2023, 2024 and 2025 PSUs.”
For purposes of the 2011 Plan and the forms of award agreements issued thereunder, a “change in control” or “CIC” generally means (i) a person or group acquires ownership of more than 30% of the combined voting power of our outstanding securities (other than directly from our Company); (ii) certain compromises or arrangements sanctioned by the Irish courts, certain schemes, contracts or offers that have become binding on all of our shareholders, certain takeover bids, certain offers or reverse takeover transactions or a reorganization, merger, statutory share exchange, consolidation or similar transaction involving us, and (A) after which our shareholders do not own more than 50% of the combined voting power of the surviving entity or its parent in substantially the same proportion as their ownership of our outstanding voting securities immediately before the transaction, (B) a person or group acquires ownership of more than 30% of the combined voting power of the surviving entity or its parent, or (C) at least a majority of the members of the board of directors of the parent (or the surviving entity, if there is no parent) following such transaction are not incumbent Board members (as defined in (v) below) at the time our Board approves the transaction; (iii) our shareholders or our Board approves a complete dissolution or liquidation of our Company, or a complete dissolution or liquidation of our Company otherwise occurs (except for a liquidation into a parent company); (iv) a sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to certain entities; or (v) individuals who were members of our Board on the date of adoption of the 2011 Plan (or members of our Board approved or recommended by a majority vote of such members still in office), referred to as “incumbent board members,” cease to constitute at least a majority of our Board.

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An “involuntary termination without cause” generally means that a participant’s service relationship with us is terminated for any reason other than for the following reasons (and not upon a participant’s death or disability): (i) participant’s commission of any felony or crime involving fraud, dishonesty or moral turpitude under the laws of the U.S. or any state thereof (with respect to Irish participants, the participant’s conviction for any criminal offense (other than an offense under any road traffic legislation in Ireland, the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed) or any offense under any regulation or legislation relating to insider dealing, fraud or dishonesty); (ii) participant’s attempted commission of or participation in a fraud or act of dishonesty against us; (iii) participant’s intentional, material violation of any contract or agreement with us or of any statutory duty owed to us; (iv) participant’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) participant’s gross misconduct.
2007 Employee Stock Purchase Plan
Additional long-term equity incentives are provided through the ESPP. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Under the ESPP, all of our regular employees and employees of any of our parent or subsidiary companies designated by our Board as eligible to participate may participate and may contribute, normally through payroll deductions, up to 15% of their earnings up to a total of $15,000 per purchase period for the purchase of our ordinary shares under the ESPP. The ESPP is currently offered to our regular employees in Ireland, Canada and the U.S., including the NEOs. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our ordinary shares will be purchased for employees participating in the offering. Unless otherwise determined by our Board, ordinary shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of an ordinary share on the first date of an offering or (b) 85% of the fair market value of an ordinary share on the date of purchase.
Performance Bonus Plan
We maintain a performance bonus plan to reward executive officers and other employees for successful achievement of company-wide performance objectives and individual contributions toward those objectives on an annual basis. More information regarding the performance bonus plan is provided above under the headings “Compensation Discussion and Analysis— Goals for and Achievement of 2025 Performance-Based Compensation—2025 Performance Bonus Program” and “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs.”
401(k) Plan
Our employees based in the U.S. are eligible to participate in the 401(k) Plan. The 401(k) Plan is intended to qualify as a tax-qualified plan under Section 401 of the Code. Employee contributions are held and invested by the 401(k) Plan’s trustee. The 401(k) Plan provides that each participant may contribute a portion of his or her pre-tax compensation, up to a statutory annual limit, which was $24,500 for employees under age 50, and $32,000 for employees age 50 and over in 2025. The 401(k) Plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. In 2013, we began making discretionary matching contributions, which for 2025, consisted of a match of 100% of up to the first 5% of eligible compensation contributed by each employee toward his or her 401(k) plan.
Additional Benefits
The NEOs are eligible to participate in our benefit plans generally available to all employees, as described in “Compensation Discussion and Analysis—Key Components and Design of the Executive Compensation Program.”
Pension Benefits
Other than with respect to tax-qualified defined contribution plans such as the 401(k) Plan, in the U.S., the NEOs do not participate in any plan that provides for retirement payments and benefits, or payments and benefits that will be provided primarily following retirement. For NEOs based outside the U.S., we offer pension or other retirement benefits that are consistent with local regulations and on the same basis as other employees in such jurisdictions.
Nonqualified Deferred Compensation
During the year ended December 31, 2025, the NEOs did not contribute to, or earn any amounts with respect to, any defined contribution or other plan sponsored by us that provides for the deferral of compensation on a basis that is not tax-qualified.

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Outstanding Equity Awards at Fiscal Year-End
The following table sets forth, for the fiscal year ended December 31, 2025, certain information regarding outstanding equity awards held at fiscal year-end for the NEOs.
Outstanding Equity Awards at 2025 Fiscal Year-End Table

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)

Renee D. Gala	41,500	—	109.45	5/6/2030	18,808	(5)	3,197,360	76,370	(15)	12,982,900
	—	—	—	—	23,111	(6)	3,928,870	46,222	(16)	7,857,740
	—	—	—	—	11,555	(7)	1,964,350	39,832	(17)	6,771,440
	—	—	—	—	14,937	(8)	2,539,290	—		—
	—	—	—	—	386	(9)	65,620	—		—
	—	—	—	—	6,392	(10)	1,086,640	—		—
	—	—	—	—	2,932	(11)	498,440	—		—
	—	—	—	—	12,741	(12)	2,165,970	—		—
Philip L. Johnson	—	—	—	—	15,407	(6)	2,619,190	30,814	(16)	5,238,380
	—	—	—	—	7,704	(7)	1,309,680	31,864	(17)	5,416,880
	—	—	—	—	11,949	(8)	2,031,330	—		—
Bruce C. Cozadd	130,000	—	113.1	2/26/2030	2,506	(13)	426,020	57,012	(17)	9,692,040
	125,000	—	140.03	2/27/2029	35,924	(8)	6,107,080	—		—
	92,500	—	140.67	2/29/2028	20,228	(10)	3,438,760	—		—
	86,500	—	136.18	3/1/2027	10,686	(11)	1,816,620	—		—
	—	—	—	—	35,917	(12)	6,105,890	—		—
Robert Iannone, M.D., M.S.C.E.	27,000	—	113.1	2/26/2030	17,718	(6)	3,012,060	35,436	(16)	6,024,120
	30,500	—	137.12	8/7/2029	8,859	(7)	1,506,030	33,856	(17)	5,755,520
	—	—	—	—	12,696	(8)	2,158,320	—		—
	—	—	—	—	6,223	(10)	1,057,910	—		—
	—	—	—	—	2,843	(11)	483,310	—		—
	—	—	—	—	11,699	(12)	1,988,830	—		—
Neena M. Patil	21,000	—	113.1	2/26/2030	12,518	(6)	2,128,060	25,036	(16)	4,256,120
	30,000	—	137.12	8/7/2029	5,778	(7)	982,260	24,696	(17)	4,198,320
	—	—	—	—	9,261	(8)	1,574,370	—		—
	—	—	—	—	4,709	(10)	800,530	—		—
	—	—	—	—	2,221	(11)	377,570	—		—
	—	—	—	—	8,852	(12)	1,504,840	—		—
Samantha Pearce	6,907	—	109.45	5/6/2030	11,941	(6)	2,029,970	23,882	(16)	4,059,940
	—	—	—	—	5,778	(7)	982,260	24,122	(17)	4,100,740
	—	—	—	—	5,247	(14)	891,990	—		—
	—	—	—	—	3,798	(8)	645,660	—		—
	—	—	—	—	1,934	(10)	328,780	—		—
	—	—	—	—	959	(11)	163,030	—		—
	—	—	—	—	3,637	(12)	618,290	—		—
(1)In addition to the specific vesting schedule for each stock award, each unvested stock award is subject to the general terms of the 2011 Plan, as applicable, including the potential for future vesting acceleration described above under the heading “Description of Compensation Arrangements—Equity Compensation Arrangements” as well as the potential vesting acceleration (i) under the terms of the CIC Plan described below under the heading “Potential Payments upon Termination or Change in Control—Change in Control Plan” and (ii) pursuant to the 2022, 2023, 2024 and 2025 RSU and PSU award agreements described under, “Potential Payments upon

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Termination or Change in Control—Treatment of 2022, 2023, 2024 and 2025 RSUs” and “Potential Payments upon Termination or Change in Control—Treatment of 2023, 2024 and 2025 PSUs.”
(2)As a general matter, stock options granted to NEOs expire on the day before the tenth anniversary of their grant date, or earlier in the event of an NEO’s termination of service. In the event of an NEO’s termination of service, stock options generally expire three months after such termination of service, with the exception of Mr. Cozadd’s stock options, which expire on the date that is twelve (12) months following the date his service as a member of the Board terminates, subject to extension under limited circumstances such as if the sale of shares during such time was prohibited by our insider trading policy or if exercise would result in violation of securities registration requirements. For more information, see description under the heading “Potential Payments upon Termination or Change in Control—Equity Compensation Plans.”
(3)The market values of the time-based RSU awards and PSU awards that have not vested are calculated by multiplying the number of shares underlying the RSU awards and PSU awards shown in the table by $170.00, the closing price of our ordinary shares on December 31, 2025.
(4)The market values of the PSU awards that have not vested are calculated by multiplying the number of shares underlying the PSU awards shown in the table by $170.00, the closing price of our ordinary shares on December 31, 2025.
(5)RSUs awarded on August 7, 2025, vesting in equal annual installments over four years measured from the vesting commencement date of September 8, 2025.
(6)RSUs awarded on February 27, 2025, vesting in equal annual installments over four years measured from the vesting commencement date of March 5, 2025, subject to continued service through such date.
(7)RSUs awarded as retention grants on February 27, 2025, which will vest in full on June 30, 2026, subject to continued service through such date.
(8)RSUs awarded on March 1, 2024, vesting in equal annual installments over four years measured from the vesting commencement date of March 5, 2024, subject to continued service through such date.
(9)RSUs awarded on November 10, 2023, vesting in equal annual installments over four years measured from the vesting commencement date of December 5, 2023, subject to continued service through such date.
(10)RSUs awarded on March 3, 2023, vesting in equal annual installments over four years measured from the vesting commencement date of March 5, 2023, subject to continued service through such date.
(11)RSUs awarded on March 3, 2022, vesting in equal annual installments over four years measured from the vesting commencement date of March 5, 2022, subject to continued service through such date.
(12)This reflects the actual number of shares earned under PSUs granted in 2023 based on the performance period ended December 31, 2025. The PSUs vested on January 16, 2026.
(13)RSUs awarded on November 20, 2025, which will vest in full on July 24, 2026, subject to continued service through such date.
(14)RSUs awarded on August 2, 2024, vesting in equal annual installments over four years measured from the vesting commencement date of August 5, 2024, subject to continued service through such date.
(15)For the PSUs granted to Ms. Gala in August 2025, the maximum number of PSUs is shown assuming a maximum performance of 200%. The actual number of PSUs that could be earned is not yet determinable. For additional information on the 2025 PSUs, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs—Long-Term Incentive Program” and “Compensation Discussion and Analysis—Goals for and Achievement of 2025 Performance-Based Compensation —2025 – 2027 PSU Program” above.
(16)For the PSUs granted in 2025, the maximum number of PSUs is shown in each case assuming maximum performance of 200%. The actual number of PSUs that will be earned is not yet determinable. For additional information on the 2025 PSUs, see “Compensation Discussion and Analysis—2025 Compensation Decisions for Our NEOs—Long-Term Incentive Program” and “Compensation Discussion and Analysis—Goals for and Achievement of 2025 Performance-Based Compensation —2025 – 2027 PSU Program” above.
(17)For the PSUs granted in 2024, the maximum number of PSUs is shown in each case assuming maximum performance of 200%. The actual number of PSUs that could be earned is between 0% and 200% of the target number of PSUs, which vest depending on our Company’s achievement with respect to certain performance criteria and our relative TSR compared to the constituents the Nasdaq Biotechnology Index over the three-year performance period. The actual number of PSUs that will be earned is not yet determinable.

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Option Exercises and Stock Vested in Fiscal 2025
The following table provides information on stock awards vested and stock options exercised, including the number of shares acquired upon exercise and the value realized, determined as described below, for the NEOs in the year ended December 31, 2025.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Renee D. Gala	—	—	21,569	2,875,996
Philip L. Johnson	—	—	3,983	553,437
Bruce C. Cozadd	77,500	4,219,939	104,195	13,601,075
Robert Iannone, M.D., M.S.C.E	—	—	19,826	2,632,248
Neena M. Patil	—	—	15,344	2,036,288
Samantha Pearce	—	—	8,267	1,067,370
(1)The value realized on exercise is based on the difference between the closing price of our ordinary shares on the date of exercise and the applicable exercise price of those options and does not represent actual amounts received by Mr. Cozadd as a result of the option exercises.
(2)The value realized on vesting is based on the number of shares underlying the RSUs and PSUs that vested and the closing price of our ordinary shares on the vesting date.
Potential Payments upon Termination or Change in Control
Change in Control Plan
All of our NEOs are eligible for certain severance and CIC benefits under our CIC Plan. The CIC Plan applies to eligible executive employees of our Company and provides that, in the event that an executive’s employment terminates due to an involuntary termination without cause or a constructive termination, in each case upon or within 12 months following a CIC (as such terms are defined in the CIC Plan and described generally below), and assuming all of the other conditions of the CIC Plan are met, each executive who is a participant in the CIC Plan (including each of our NEOs) would be entitled to the following benefits under the CIC Plan:
•A single, lump sum cash severance payment equal to the sum of: (i) the applicable base salary described below, multiplied by the applicable percentage set forth below; plus (ii) the product of (A) the applicable base salary, (B) the applicable bonus percentage described below and (C) the applicable percentage set forth below; plus (iii) the product of (A) the applicable base salary, (B) the applicable bonus percentage and the quotient obtained by dividing the number of full months that an executive is employed in the year of the termination by 12.
◦The “applicable base salary” is the higher of the executive’s base salary in effect (i) on the date of termination (without giving effect to any reduction in base salary that would constitute grounds for a constructive termination) or (ii) immediately prior to the CIC, without giving effect to any voluntary pay reduction taken by the executive during the 12 months preceding the date of termination or the CIC.
◦The “applicable percentage” is 200% for our CEO, executive chairperson or president, 150% for senior vice presidents and above and 100% for vice presidents.
◦The “applicable bonus percentage” is the greater of (i) the highest amount of any annual bonus paid to the executive for either of the last two calendar years prior to (A) the date of termination or (B) the CIC, in each case expressed as a percentage of the executive’s base salary for the applicable year, and (ii) the higher of the executive’s target bonus for the calendar year in which (A) the termination occurs or (B) the CIC occurs, in each case expressed as a percentage of the executive’s base salary for such year.

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•Full payment of all of the applicable COBRA premiums for any health, dental or vision plan sponsored by us for a period of up to (i) 24 months for our CEO, executive chairperson or president, (ii) 18 months for executive vice presidents and senior vice presidents, and (iii) 12 months for vice presidents, provided that the executive timely elects continued coverage.
•Acceleration in full of the vesting and exercisability, as applicable, of outstanding stock options and other equity awards held by the executive.
The following key terms are defined in the CIC Plan:
•A “change in control” or “CIC” generally means: (i) a person or group acquires ownership of more than 30% of the combined voting power of our outstanding securities (other than directly from our Company); (ii) certain compromises or arrangements sanctioned by the Irish courts, certain schemes, contracts or offers that have become binding on all of our shareholders, certain takeover bids, certain offers or reverse takeover transactions, or a reorganization, merger, statutory share exchange, consolidation or similar transaction involving us, after which our shareholders do not own more than 50% of the combined voting power of the surviving entity or its parent in substantially the same proportion as their ownership of our outstanding voting securities immediately before the transaction, or a person or group acquires ownership of more than 30% of the combined voting power of the surviving entity or its parent, or at least a majority of the members of the board of directors of the parent (or the surviving entity, if there is no parent) following such transaction are not incumbent Board members (as defined in (v) below) at the time our Board approves the transaction; (iii) our shareholders or our Board approves a complete dissolution or liquidation of our Company, or a complete dissolution or liquidation of our Company otherwise occurs (except for a liquidation into a parent company); (iv) a sale, lease, exclusive license or other disposition of all or substantially all of our assets, other than to certain entities; or (v) individuals who were members of our Board as of February 10, 2016 (or members of our Board approved or recommended by a majority vote of such members still in office), referred to as “incumbent board members,” cease to constitute at least a majority of the board of directors.
•An “involuntary termination without cause” generally means an executive’s employment is terminated for any reason other than for the following reasons: (i) the executive’s unauthorized use or disclosure of confidential information or trade secrets which causes material harm to us; (ii) the executive’s material breach of any agreement with us (or the executive’s material violation of any statutory duty owed to us) after an opportunity to cure; (iii) the executive’s material failure to comply with our written policies or rules after an opportunity to cure; (iv) the executive’s conviction or plea of guilty or no contest to any crime involving fraud, dishonesty or moral turpitude; (v) the executive’s gross misconduct; (vi) the executive’s continued failure to perform his or her assigned duties after notification; or (vii) the executive’s failure to reasonably cooperate in good faith with any governmental or internal investigation of us or our directors, officers or employees. An “involuntary termination without cause” also includes an executive’s termination of employment due to death or disability.
•A “constructive termination” generally means an executive resigns employment after any of the following actions are taken or events occur without the executive’s written consent: (i) one or more reductions in the executive’s base salary that results in a total reduction in the executive’s base salary, as in effect immediately prior to the CIC or any higher base salary in effect following the CIC, by more than 10%; (ii) a relocation of the executive’s principal place of employment that increases the executive’s one-way commute by more than 35 miles; (iii) a substantial reduction in the executive’s authority, duties or responsibilities that are in effect immediately prior to the CIC, provided that if the executive holds the same position but the size of the executive’s employing entity or business unit has decreased significantly or our Company or the executive’s employing entity ceases to be a publicly-traded corporation, the executive’s authority, duties and responsibilities will be considered to be substantially reduced; (iv) a reduction in the executive’s title; or (v) a substantial increase in executive’s required business travel as compared with the executive’s required business travel prior to the CIC.
We benefit by requiring the executive to execute an effective general waiver and release of claims in order to be eligible to receive benefits under the CIC Plan. All other benefits (such as life insurance, disability coverage and 401(k) Plan eligibility) will terminate as of the executive’s termination date.

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The CIC Plan does not provide for the gross up of any excise taxes imposed by Section 4999 of the Code. If any of the severance benefits payable under the CIC Plan would constitute a “parachute payment” within the meaning of Section 280G of the Code, subject to the excise tax imposed by Section 4999 of the Code, the CIC Plan provides for a best after-tax analysis with respect to such payments, under which the executive will receive whichever of the following two alternative forms of payment would result in executive’s receipt, on an after-tax basis, of the greater amount of the transaction payment notwithstanding that all or some portion of the transaction payment may be subject to the excise tax (i) payment in full of the entire amount of the transaction payment, or (ii) payment of only a part of the transaction payment so that the executive receives the largest payment possible without the imposition of the excise tax.
The executive would not receive benefits under the CIC Plan in certain circumstances, including if (i) the executive voluntarily terminates employment with us to accept employment with another entity that is controlled, directly or indirectly, by us or is otherwise affiliated with us, (ii) the executive does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information and our Code of Conduct and Ethics, or (iii) the executive does not return all company property. In addition, benefits would be terminated under the CIC Plan if the executive willfully breaches his or her agreements with us relating to proprietary and confidential information or our Code of Conduct and Ethics.
The structure and amount of benefits provided under the CIC Plan are intended to balance our goals of attracting and retaining highly qualified individuals, providing the appropriate incentive for such individuals to perform in the best interests of our shareholders and maintaining responsible pay practices. Our Compensation Committee periodically reviews market data to gain a general understanding of the CIC benefits offered by our competitors and reviews the benefits offered under the CIC Plan against such market data to ensure that the benefits under the CIC Plan remain appropriate.
Severance Plan
We adopted our Severance Plan effective April 23, 2025. All of our NEOs for 2025 other than Ms. Gala, our President, CEO and Director, and Mr. Cozadd, our Chairperson and former CEO, are eligible for certain severance benefits under the Severance Plan. The Severance Plan applies to eligible executive employees of our Company who serve on our EC, other than our CEO, and provides that, in the event that an executive’s employment terminates due to an involuntary termination without cause that does not occur upon or within 12 months following a CIC (as such terms are defined in the Severance Plan and described generally below), and assuming all of the other conditions of the Severance Plan are met, each executive who is a participant in the Severance Plan (including each of our NEOs for 2025 other than Ms. Gala, our President, CEO and Director, and Mr. Cozadd, our Chairperson and former CEO) would be entitled to the following benefits under the Severance Plan:
•A single, lump sum cash severance payment equal to the sum of: (i) 100% of the executive’s annual base salary in effect on the date of the executive’s termination; plus (ii) if the executive has been employed by us through at least January 31 of the calendar year in which the involuntary termination occurs, an amount equal to (A) the executive’s target bonus for such calendar year multiplied by (B) a ratio, the numerator of which is the number of calendar days that the executive is employed by us during such calendar year and denominator of which is the total number of calendar days in such calendar year. If the date of the involuntary termination occurs in the first quarter of the calendar year and such date is prior to the scheduled payment date for previous year annual bonuses, the executive will receive payment of the previous year annual bonus at the target amount prorated by the number of days the executive was employed by us during the previous calendar year if the executive was not employed for the full previous calendar year.
•Full payment of all of the applicable COBRA premiums for any health, dental or vision plan sponsored by us for a period of up to 12 months following the involuntary termination, provided that the executive timely elects continued coverage.
•Continued vesting of outstanding time-based RSUs and PSUs that were granted to the executive at least 12 months prior to the date of the involuntary termination as follows: (i) unvested time-based RSUs will continue to vest on each vesting date scheduled that occurs during the 12 month period following the involuntary termination pursuant to the original vesting schedule under which such time-based RSUs were granted and (ii) PSUs that are subject to vesting based on the achievement of performance goals during a performance period that is scheduled to end during the 12 month period following the involuntary termination will vest on the date our Compensation Committee certifies the number of such PSUs, if any, that are eligible to vest in an amount equal to (a) the number of such PSUs, if any, that our Compensation Committee certifies are eligible to vest based on the actual performance measured against the performance goals for the applicable performance period multiplied by (b) a ratio, the numerator of which is the number of calendar days during the performance period for such PSUs that had elapsed prior to the involuntary termination and the denominator of which is

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the total number of calendar days in such performance period (or, if granted to the executive after the standard grant date for such PSUs, the period commencing on the date such PSUs were granted to the executive and ending on the last day of the performance period), rounded up to the next whole PSU.
•Outplacement services for a period of up to 12 months following the involuntary termination.
We benefit by requiring the executive to execute an effective general waiver and release of claims in order to be eligible to receive benefits under the Severance Plan. In addition, payments and benefits under the Severance Plan are subject to our Clawback Policy and may, at our discretion, be recouped upon certain other specified recoupment events, including certain financial misconduct, compliance violations, ethical breaches and quality control failures, irrespective of whether accompanied by an accounting restatement.
A “change in control” or “CIC” and “involuntary termination without cause” generally have the same meanings under the Severance Plan as under our CIC Plan described above, except that a participant’s death or disability will not constitute an “involuntary termination without cause” for purposes of the Severance Plan. Because benefits under the Severance Plan are only payable upon an involuntary termination without cause that does not occur upon or within 12 months following a CIC, there is no overlap where an executive officer who is subject to an involuntary termination would receive benefits under both the CIC Plan and the Severance Plan.
The Severance Plan does not provide for the gross up of any excise taxes imposed by section 4999 of the Code. If any of the severance benefits payable under the Severance Plan would constitute a “parachute payment” within the meaning of section 280G of the Code, subject to the excise tax imposed by section 4999 of the Code, the Severance Plan provides for the same best after-tax analysis with respect to such payments as described above for the CIC Plan.
The executive would not receive benefits under the Severance Plan in certain circumstances, including if (i) the executive voluntarily terminates employment with us to accept employment with another entity that is controlled, directly or indirectly, by us or is otherwise affiliated with us, (ii) the executive does not confirm in writing that he or she is subject to agreements with us relating to proprietary and confidential information and our Code of Conduct and Ethics, or (iii) the executive does not return all company property. In addition, benefits would be terminated under the Severance Plan if the executive willfully breaches his or her agreements with us relating to proprietary and confidential information or our Code of Conduct and Ethics.
The structure and amount of benefits provided under the Severance Plan are intended to balance our goals of attracting and retaining highly qualified individuals, providing the appropriate incentive for such individuals to perform in the best interests of our shareholders and maintaining responsible pay practices.
Equity Compensation Plans
The 2011 Plan and award agreements thereunder provide for potential vesting acceleration upon an executive’s termination in connection with a CIC and, at the discretion of our Board, upon certain CIC events, as further described above under the heading “Description of Compensation Arrangements—Equity Compensation Arrangements.” In addition, under the terms of the 2011 Plan and the option award agreements thereunder, the vested portion of stock options granted to the NEOs will generally expire three months after the applicable NEO’s termination of service, subject to extension under limited circumstances such as if the sale of shares during such time was prohibited by our insider trading policy or if exercise would result in violation of securities registration requirements. We refer to the period following the NEO’s termination during which he or she can continue to exercise his or her vested stock options as the post-termination exercise period. However, in termination situations involving the death or disability of an NEO, the post-termination exercise period is generally extended up to 12 months in connection with a termination due to disability and up to 18 months in connection with a termination due to death. As the value of such extended post-termination exercise periods is not quantifiable, such value is not included in the table below.

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Treatment of 2022, 2023, 2024 and 2025 RSUs
The RSU award agreements applicable to the RSUs granted in 2022, 2023, 2024 and 2025 provide for vesting continuation or potential vesting acceleration upon an executive’s death, disability or retirement. If an NEO’s continuous service terminates due to death, such vesting of the RSUs will be accelerated in full, effective as of the date of such termination. If an NEO’s continuous service terminates due to disability, the NEO’s unvested RSUs will continue to vest pursuant to the original vesting schedule as provided in the RSU award grant notice. If, on or after the first anniversary of the date of grant of such RSUs, the NEO’s continuous service terminates due to the NEO’s Regular Retirement or NEO’s Long-Service Retirement (each as defined below), then provided that (i) the NEO has given our Company at least four months advance written notice of the NEO’s intention to terminate his or her continuous service and (ii) the NEO executes and delivers a non-solicitation agreement satisfactory to our Company that will apply for a period of 12 months after the termination date, then the RSUs will be treated as follows:
(1)In the case of an NEO’s Regular Retirement, a pro-rata portion of each unvested tranche of RSUs will continue to vest pursuant to the original vesting schedule as provided in the grant notice. For each such unvested tranche of the RSUs, such pro-rata portion will be determined by reference to the number of RSUs in such unvested tranche of the award multiplied by the ratio of (x) the number of calendar days that have elapsed from the vesting commencement date through the date of an NEO’s termination of continuous service divided by (y) the total number of calendar days in such vesting tranche (which, for clarity, will be equal to the number of calendar days that have elapsed from the vesting commencement date through the vesting date for such tranche), and rounded down to the nearest whole RSU. For purposes of the foregoing, “Regular Retirement” means an NEO’s voluntary termination of continuous service, unless circumstances exist at the time of such termination that would constitute cause, following (a) the NEO’s completion of five years of continuous service and (b) the NEO’s attainment of age 55.
(2)In the case of the NEO’s Long-Service Retirement, all of the NEO’s unvested RSUs will continue to vest pursuant to the original vesting schedule as provided in the grant notice. For purposes of the Award, “Long-Service Retirement” means an NEO’s voluntary termination of continuous service, unless circumstances exist at the time of such termination that would constitute cause, following (a) the NEO’s completion of 10 years of continuous service and (b) the NEO’s attainment of age 55.
Treatment of 2023, 2024 and 2025 PSUs
The PSU award agreements applicable to the PSUs granted in 2023, 2024 and 2025 provide for vesting schedule adjustments or vesting acceleration benefits upon certain termination and CIC events. If a CIC occurs prior to the last day of the performance period and if the award is assumed or continued or substituted with a similar stock award in connection with such CIC, then the vesting schedule of the award will be revised in a manner as though the greater of (i) the number of target PSUs and (ii) the number of certified PSUs (as determined in accordance with the award agreement) had been subject solely to a vesting schedule pursuant to which the CIC PSUs would have vested on the last day of the performance period, subject to the NEO’s continuous service through such date. In the event an NEO’s service relationship with us or a successor entity is terminated due to an involuntary termination without cause (and other than due to death or disability) within 12 months following, or one month prior to, the effective date of a CIC (and in each case prior to the last day of the performance period), the CIC PSUs will become vested. If the NEO experiences an involuntary termination without cause or a constructive termination pursuant to the CIC Plan prior to the last day of the performance period, the CIC PSUs will become vested.
In addition, if the NEO’s continuous service terminates prior to the last day of the performance period due to death, then a number of PSUs will become vested in an amount equal to (i) the number of target PSUs, multiplied by (ii) a ratio, the numerator of which is the number of calendar days during the performance period that the NEO was in continuous service and the denominator of which is the total number of calendar days in the performance period, with the resulting number rounded up to the nearest whole PSU. If the NEO’s continuous service terminates prior to the last day of the performance period due to the NEO’s disability or retirement (as defined in the PSU award agreement), then effective as of the vesting date, a number of PSUs will become vested in an amount equal to (i) the number of certified PSUs determined in accordance with the award agreement, multiplied by (ii) a ratio, the numerator of which is the number of calendar days during the performance period that the NEO was in continuous service and the denominator of which is the total number of calendar days in the performance period, with the resulting number rounded up to the nearest whole PSU. With respect to the 2025 PSUs, the performance period for purposes of determining the prorated number of PSUs that will vest upon death, disability or retirement as described in this paragraph means the period commencing on (and including) January 1, 2025 and ending on (and including) December 31, 2027.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control Table
The following table estimates the potential severance payments and benefits under the CIC Plan and Severance Plan, as applicable, to which the NEOs would have been entitled in connection with specified termination events, calculated as if each NEO’s employment had terminated as of December 31, 2025, which was the last business day of 2025. Each of the NEOs in 2025 other than Ms. Gala and Mr. Cozadd, were eligible to receive certain severance benefits pursuant to the Severance Plan upon an involuntary termination without cause that occurred on or after April 23, 2025 and that did not occur upon or within 12 months following a CIC. In addition, the table sets forth the amounts to which the NEOs would have been entitled under the 2011 Plan, if, upon a corporate transaction or CIC transaction, our Board had exercised its discretion to accelerate the vesting and exercisability of stock options and the vesting of PSU awards and RSU awards, and such event had occurred on December 31, 2025. The table also reflects amounts relating to potential vesting acceleration of the 2023, 2024 and 2025 PSU awards and RSU awards, as described above.
There are no other agreements, arrangements or plans that entitle any NEOs to severance, perquisites or other benefits upon termination of employment or a CIC as of December 31, 2025. For purposes of the table below, we have assumed that none of the potential severance benefits payable under the CIC Plan or Severance Plan would be subject to the excise tax imposed by Section 4999 of the Code and therefore would not be reduced in accordance with the terms of the CIC Plan and Severance Plan, as applicable.
Potential Payments Upon Termination or Change in Control as of December 31, 2025

Name	Benefit	Involuntary Termination Without Cause or Constructive Termination in Connection with a CIC ($)(1)	Certain Corporate Transactions ($)(2)	Death (No CIC) ($)(3)	Disability (No CIC) ($)(4)	Retirement (No CIC) ($)(5)	Involuntary Termination Without Cause ($)(6)

Renee D. Gala	Lump Sum Cash Severance Payment	8,340,000	—	—	—	—	3,780,000
	COBRA Payments	100,264	—	—	—	—	75,198
	Vesting Acceleration(7)	29,391,113	29,391,113	20,021,848	13,280,570	—	4,178,147
	Benefit Total	37,831,377	29,391,113	20,021,848	13,280,570	—	8,033,345
Philip L. Johnson	Lump Sum Cash Severance Payment	2,950,000	—	—	—	—	1,237,500
	COBRA Payments	46,604	—	—	—	—	31,069
	Vesting Acceleration(7)	11,287,823	11,287,823	8,488,891	5,960,200	—	2,482,737
	Benefit Total	14,284,427	11,287,823	8,488,891	5,960,200	—	3,751,306
Bruce C. Cozadd(8)	Lump Sum Cash Severance Payment	—	—	—	—	—	—
	COBRA Payments	—	—	—	—	—	—
	Vesting Acceleration(7)	—	—	—	—	11,362,460	—
	Benefit Total	—	—	—	—	11,362,460	—
Rob Iannone, M.D. M.S.C.E.	Lump Sum Cash Severance Payment	3,300,000	—	—	—	—	1,320,000
	COBRA Payments	75,198	—	—	—	—	50,132
	Vesting Acceleration(7)	16,223,430	16,223,430	13,088,227	8,217,630	2,202,690	3,650,297
	Benefit Total	19,598,628	16,223,430	13,088,227	8,217,630	2,202,690	5,020,429
Neena M. Patil	Lump Sum Cash Severance Payment	2,887,500	—	—	—	—	1,196,250
	COBRA Payments	—	—	—	—	—	—
	Vesting Acceleration(7)	11,691,233	11,691,233	9,452,901	5,862,790	—	2,702,150
	Benefit Total	14,578,733	11,691,233	9,452,901	5,862,790	—	3,898,400
Samantha Pearce	Lump Sum Cash Severance Payment	2,775,000	—	—	—	—	1,155,000
	COBRA Payments	52,886	—	—	—	—	35,257
	Vesting Acceleration(7)	9,779,924	9,779,924	7,554,532	5,041,690	1,000,110	1,414,003
	Benefit Total	12,607,810	9,779,924	7,554,532	5,041,690	1,000,110	2,604,260

90	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

(1)These benefits would be payable under the CIC Plan if the involuntary termination without cause or constructive termination occurred upon or within 12 months following a CIC and assuming such termination took place on December 31, 2025. The forms of equity grant agreements under the 2011 Plan provide for the same vesting acceleration benefit as shown here under the CIC Plan (except as otherwise described above under the heading, “Potential Payments upon Termination or Change in Control—Treatment of 2023, 2024 and 2025 PSUs”), therefore no separate vesting acceleration benefit is listed. Pursuant to the CIC Plan, an involuntary termination without cause also includes an individual’s death or disability.
(2)These benefits would be payable under the 2011 Plan, if, upon a corporate transaction event, including a CIC, our Board exercised its discretion to accelerate the vesting and exercisability of outstanding equity grant agreements, assuming the vesting acceleration took place on December 31, 2025. For a description of the potential vesting acceleration provisions in the 2011 Plan, see “Description of Compensation Arrangements—Equity Compensation Arrangements” above. As described above under “Potential Payments upon Termination or Change in Control—Treatment of 2023, 2024 and 2025 PSUs,” the terms of the 2023, 2024 and 2025 PSUs provide for a vesting schedule adjustment if a CIC occurs prior to the last day of the performance period and if the award is assumed or continued or substituted with a similar stock award in connection with such CIC. Since the value of this vesting schedule adjustment is based on future events, including with respect to PSU award certification, no separate quantification of this benefit is shown. However, the value of the 2023, 2024 and 2025 PSU full vesting acceleration is included in the table.
(3)Represents the value of the 2022, 2023, 2024 and 2025 RSU vesting acceleration and pro-rated portion of 2023, 2024 and 2025 PSU vesting benefit upon death. Since the value of the extended post-termination option exercise period in this termination scenario is not quantifiable, such value is not included in the table.
(4)Represents the value of 2022, 2023, 2024 and 2025 RSU vesting continuation upon a termination due to disability. The value of the 2023, 2024 and 2025 PSU vesting benefit upon a termination due to disability is not included because no PSUs were earned as of December 31, 2025; with respect to the 2023 PSUs, the performance period ended on December 31, 2025, so the awards were no longer subject to vesting benefits relating to termination due to disability. In addition, since the value of the extended post-termination option exercise period in this termination scenario is not quantifiable, such value is not included in the table.
(5)Represents the value of 2022, 2023 and 2024 RSU vesting continuation upon retirement. The value of 2025 RSU vesting continuation upon retirement is not included because the vesting continuation benefit in this termination scenario under the 2023, 2024 and 2025 RSUs does not arise until one year from the date of grant. The value of the 2023, 2024 and 2025 PSU vesting benefit upon retirement is not included because no PSUs were earned as of December 31, 2025; with respect to the 2023 PSUs, the performance period ended on December 31, 2025, so the awards were no longer subject to vesting benefits relating to retirement. In addition, since the value of the extended post-termination option exercise period in this termination scenario is not quantifiable, such value is not included in the table. Having satisfied the age and minimum years of continuous service requirements, Mr. Cozadd was eligible for Long-Service Retirement at the time of his retirement in September 2025 and Dr. Iannone and Ms. Pearce were eligible for Regular Retirement as of December 31, 2025.
(6)These benefits are payable under the Severance Plan for all NEOs except Ms. Gala and Mr. Cozadd, if the involuntary termination does not occur upon or within 12 months of a CIC and assuming such termination took place on December 31, 2025. Pursuant to the Severance Plan, an involuntary termination without cause does not include an individual’s voluntary resignation for any reason or an individual’s death or disability. The benefits payable to Ms. Gala in connection with an involuntary termination are pursuant to the CEO Employment Agreement entered into on July 30, 2025. Under the agreement, an involuntary termination without cause does not include Ms. Gala’s voluntary resignation for any reason or her death or disability.
(7)The value of equity grants vesting acceleration or continuation, as applicable, is based on the closing price of $170.00 per ordinary share on December 31, 2025, minus, in the case of stock options, the exercise price of the unvested stock option shares subject to acceleration.
(8)This amount represents the value received by Mr. Cozadd in connection with his retirement in September 2025.

2026 PROXY STATEMENT	91

EXECUTIVE COMPENSATION

Pay Ratio Disclosure
Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee, as well as the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO, or our CEO pay ratio. For 2025, to identify our median employee, we used the following methodology:
•To determine our total population of employees, we included all full-time, part-time, regular and temporary employees as of October 1, 2025.
•To identify our median employee from our employee population, we calculated the annual target amount of each employee’s 2025 base salary (using a reasonable estimate of the hours worked and no overtime for hourly employees) and bonus or commission, as applicable, and added the estimated value of all equity awards granted during 2025. For purposes of base salaries, bonuses and commissions, we used an estimate based on the rates in effect on October 1, 2025. The value of equity awards was not included in the calculation of the median of the annual total compensation of our employees for 2025.
•In making this determination, we annualized the base salaries, bonuses and commissions of employees who were employed by us for less than the entire calendar year.
•Compensation paid in foreign currencies was converted to U.S. dollars based on the average daily exchange rates for the year-to-date period ending on October 1, 2025.
Using this approach (excluding Ms. Gala for this purpose), we determined our median employee and then calculated the annual total compensation of this employee for 2025 in accordance with the requirements of the Summary Compensation Table.
For 2025, the median of the annual total compensation of our employees (other than Ms. Gala) was $281,424. Due to the CEO transition in 2025, we calculated the annual total compensation of the CEO, Ms. Gala, by annualizing her effective annual salary as CEO but otherwise using the amount shown as her total 2025 compensation in the Summary Compensation Table, which resulted in a payment amount for this purpose of total compensation (using her effective annual salary as CEO), which was $19,348,329. Based on this information, the ratio of the annual total compensation of Ms. Gala to the median of the annual total compensation of all other employees was 69 to 1. This pay ratio is higher than our historical pay ratios as it reflects the total compensation package provided to Ms. Gala in connection with her CEO appointment, as described in detail in the section titled "Compensation Discussion and Analysis" above.
The CEO pay ratio above represents our reasonable estimate calculated in a manner consistent with SEC rules and applicable guidance. SEC rules and guidance provide significant flexibility in how companies identify the median employee, and each company may use a different methodology and make different assumptions particular to that company. As a result, and as explained by the SEC when it adopted these rules, in considering the pay ratio disclosure, shareholders should keep in mind that the rule was not designed to facilitate comparisons of pay ratios among different companies, even companies within the same industry, but rather to allow shareholders to better understand and assess each company’s compensation practices and pay ratio disclosures.
Neither our Compensation Committee nor our management used our CEO pay ratio measure in making compensation decisions.

92	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Item 402(v) Pay versus Performance
The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or our Compensation Committee view the link between our performance and NEO pay. For additional information about our pay-for-performance philosophy and how we align executive compensation our Company performance, refer to the “Executive Compensation—Compensation Discussion and Analysis” section above.
Required Tabular Disclosure of Pay Versus Performance
The table below reflects information regarding the compensation of our NEOs for fiscal years 2025, 2024, 2023, 2022 and 2021, as well as our financial performance for each of these fiscal years in accordance with SEC rules. The amounts set forth below under the headings “Compensation Actually Paid to PEO”, “Compensation Actually Paid to former PEO” and “Average Compensation Actually Paid to Non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. Use of the term “compensation actually paid” is required by the SEC’s rules and as a result of the calculation methodology required by the SEC, such amounts differ from compensation actually received by the individuals and the compensation decisions described in the “Executive Compensation—Compensation Discussion and Analysis” section above.

	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Summary Compensation Table Total for former PEO ($)(1)	Compensation Actually Paid to former PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(1)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) ($ in thousands)(4)	Total Revenues ($ in thousands)(5)
Year							TSR ($)(3)	Peer Group TSR ($)(3)

2025	19,151,558	29,778,107	18,834,836	24,126,051	7,132,974	10,747,348	103.00	124.75	(356,148)	4,267,586
2024			15,527,464	17,262,015	4,695,635	5,200,146	74.61	93.49	560,120	4,068,950
2023			15,341,235	(2,503,427)	4,231,034	208,193	74.52	94.03	414,832	3,834,204
2022			17,325,618	26,315,005	5,035,509	7,254,180	96.52	89.90	(224,060)	3,659,374
2021			15,679,311	4,921,238	4,544,613	2,655,063	77.19	100.02	(329,668)	3,094,238
(1)For each fiscal year, represents amount reported for our PEO, former PEO and average amount reported for our non-PEO NEOs, in each case in the Total column of the Summary Compensation Table. Our PEO, former PEO and our non-PEO NEOs for each of the applicable years were as follows:

Year	PEO	Former PEO	Non-PEO NEOs

2025	Renee D. Gala	Bruce C. Cozadd	Philip L. Johnson, Robert Iannone, Neena M. Patil and Samantha Pearce
2024		Bruce C. Cozadd	Renee D. Gala, Philip L. Johnson, Robert Iannone, Patricia Carr and Samantha Pearce
2023		Bruce C. Cozadd	Renee D. Gala, Patricia Carr, Robert Iannone, Neena M. Patil, Daniel N. Swisher, Jr. and Kim Sablich
2022		Bruce C. Cozadd	Daniel N. Swisher, Jr., Renee D. Gala, Robert Iannone and Kim Sablich
2021		Bruce C. Cozadd	Daniel N. Swisher, Jr., Renee D. Gala, Robert Iannone and Chris Tovey
(2)Amounts represent Compensation Actually Paid to our PEO and former PEO, and the average Compensation Actually Paid to our non-PEO NEOs, for the relevant fiscal year. Compensation Actually Paid represents the amount reported in the Total column of the Summary Compensation Table for the applicable fiscal year, adjusted as shown below. For the purposes of the adjustments below, the fair value of equity awards on the applicable date were determined in accordance with FASB ASC 718, using valuation methodologies that are generally consistent with those used to determine the grant-date fair value for accounting purposes. Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined as follows: (i) for RSUs, the closing price of our ordinary shares on the applicable fiscal year-end date, or, in the case of vesting RSUs, the closing price of our ordinary shares on the applicable vesting date; (ii) for PSUs, the closing fair value of the awards using a Monte-Carlo simulation method, multiplied by a factor reflecting achievement of the probable outcome of the cumulative performance objective as of the measurement date; and (iii) for stock options, the closing fair value of the stock options based on a Black-Scholes option pricing model on the applicable fiscal year-end date, or, in the case of vesting stock options, the closing fair value on the applicable vesting date. Details of the adjustments made to the Summary Compensation Table are as follows:

2026 PROXY STATEMENT	93

EXECUTIVE COMPENSATION

	2025
Adjustments	PEO ($)	Former PEO ($)	Average Non-PEO NEOs ($)

Total compensation as reported in the Summary Compensation Table	19,151,558	18,834,836	7,132,974
(Deduct): Grant date fair value of awards as reported in the Stock Awards column in the Summary Compensation Table for applicable fiscal year	(16,138,433)	(16,896,512)	(5,625,973)
Add: ASC 718 fair value of awards granted during applicable fiscal year that remain unvested as of current fiscal year-end, determined as of applicable fiscal year-end	23,034,474	5,664,400	6,917,245
Add: Change in ASC 718 fair value from prior fiscal year-end to applicable fiscal year-end of awards granted during prior fiscal years that were outstanding and unvested as of applicable fiscal year-end	3,503,890	7,806,656	2,208,177
Add: Change in ASC 718 fair value from prior fiscal year-end to vesting date of awards granted during prior fiscal years that vested during applicable fiscal year	226,618	12,731,635	114,925
(Deduct): Fair value as of the prior fiscal year-end of equity awards granted in prior fiscal year that failed to meet vesting conditions in the applicable fiscal year	—	(4,014,964)	—
Total Adjustments	10,626,549	5,291,215	3,614,374
Compensation Actually Paid	29,778,107	24,126,051	10,747,348
(3)For the relevant fiscal year, represents the cumulative TSR of our ordinary shares and the Nasdaq Biotechnology Index at the end of each fiscal year. In each case, assume an initial investment of $100 on December 31, 2020, and reinvestment of dividends, if any.
(4)The amounts represent the net income (loss) as reported in our audited financial statements for the applicable fiscal year.
(5)As required by Item 402(v) of Regulation S-K, we have determined that the Company-Selected Measure is total revenues as reported in our audited financial statements for the applicable fiscal year.
Required Tabular Disclosure of Most Important Measures
The most important financial and non-financial performance measures used by us to link compensation actually paid to our NEOs for the most recently completed fiscal year to our performance are set forth below. For further information regarding these performance metrics and their function in our executive compensation program, please see “Executive Compensation—Compensation Discussion and Analysis” above.
•Total Revenues
•Revenue (product- / therapeutic area-specific)
•Non-GAAP Adjusted Operating Margin
•Relative TSR
•Pipeline Progression
•Regulatory Advancement

94	2026 PROXY STATEMENT

EXECUTIVE COMPENSATION

Disclosure of the Relationship between Compensation Actually Paid and Financial Performance Measures
As required by Item 402(v) of Regulation S-K, we are providing the following graphs to illustrate the relationship between the pay and performance figures that are included in the pay versus performance tabular disclosure above. In addition, the first graph below further illustrates the relationship between company TSR and that of the Nasdaq Biotechnology Index. As noted above, compensation actually paid for purposes of the tabular disclosure and the following graphs were calculated in accordance with SEC rules and do not fully represent the actual final amount of compensation earned by or actually paid to our NEOs during the applicable years.

Compensation Actually Paid versus TSR

Compensation Actually Paid
(in millions)
30
25
20
15
10
5
0
-5
140
120
100
80
60
Cumulative Total Shareholder Return
(value of initial fixed $100 investment)
2021
2022
2023
2024
2025
Compensation Actually Paid to former PEO
Average Compensation Actually Paid to Non-PEO NEOs
Compensation Actually Paid to PEO
Total Shareholder Return
NASDAQ Biotechnology Index Total Shareholder Return

Compensation Actually Paid versus GAAP Net Income (Loss)

Compensation Actually Paid (in millions)
Net Income (Loss) (in millions)
30
25
20
15
10
5
0
-5
600
400
200
0
(200)
(400)
2021
2022
2023
2024
2025
Compensation Actually Paid to former PEO
Average Compensation Actually Paid to Non-PEO NEOs
Compensation Actually Paid to PEO
Net Income (Loss)

2026 PROXY STATEMENT	95

EXECUTIVE COMPENSATION

Compensation Actually Paid versus Total Revenues
Compensation Actually Paid (in millions)
30
25
20
15
10
5
0
-5
Total Revenues (in millions)
4,600
4,400
4,200
4,000
3,800
3,600
3,400
3,200
3,000
2,800
2,600
2021
2022
2023
2024
2025
Compensation Actually Paid to former PEO
Average Compensation Actually Paid to Non-PEO NEOs
Compensation Actually Paid to PEO
Total Revenues

All information provided above under the “Item 402(v) Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing by us under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent we specifically incorporate such information by reference.
Compensation Consultant Fees
Since 2010, Aon has been engaged by our Compensation Committee each year to provide peer company and industry compensation data and provide our Compensation Committee with advice regarding executive officers’ compensation, including base salaries, performance-based bonuses and long-term equity incentives, advice regarding directors’ compensation as well as other matters under our Compensation Committee’s charter. In 2025, the cost of Aon’s consulting services directly related to our Compensation Committee support was approximately $338,684.
Management also engaged with Aon for various insurance-related products and services, covering director and officer liability insurance, health and benefits, pension-related services, other insurance brokerage services and risk services to the business. The aggregate Aon revenue from these additional services in 2025 (not related to Aon’s compensation committee consulting services) was approximately $1,235,865. Although our Compensation Committee was aware of the nature of the services performed by Aon affiliates and the non-executive employee compensation survey data provided by Aon, our Compensation Committee did not review and approve such services, surveys and insurance premiums and policies, as those were reviewed and approved by management in the ordinary course of business.
Aon maintains certain policies and practices to protect the independence of the executive compensation consultants engaged by our Compensation Committee. In particular, Aon provides an annual update to our Compensation Committee on the financial relationship between Aon and our Company, and provides written assurances that, within Aon, the Aon consultants who perform executive compensation services for our Compensation Committee have compensation determined separately from Aon’s other lines of business and from the other services it provides to our Company. These safeguards were designed to help ensure that our Compensation Committee’s executive compensation consultants continued to fulfill their role in providing independent, objective advice.

96	2026 PROXY STATEMENT

PROPOSAL 4
Board Authority to Allot and Issue Ordinary Shares
Renewal Request
We are asking for your approval to renew our Board’s authority to allot and issue ordinary shares up to a maximum of our currently authorized but unissued share capital, which we call the share allotment and issuance authority. Our Board unanimously recommends voting for Proposal 4 for the reasons set out below, including the following:
•Our current share allotment and issuance authority, which was last approved by our shareholders at our 2021 AGM, will expire on July 29, 2026 unless renewed by our shareholders at the 2026 AGM.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4.

•The renewal by our shareholders of our share allotment and issuance authority is vital to our strategy for growth which is rooted in part on effectively deploying capital to strengthen the prospects of achieving our short- and long-term goals through strategic corporate development. Our management and Board rely on having the flexibility that the renewal of this authority would provide by enabling us to continue to allot and issue shares in connection with strategic opportunities, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value.
•Shareholder approval of this Proposal 4 would not mean that we would have no limits on future share issuances. To the contrary, the governance and share issuance requirements and restrictions to which all U.S. incorporated, Nasdaq-listed companies are subject will continue to apply to us in all respects, and we will remain subject to the pre-emption right restrictions that apply to us under Irish law in relation to issuances of shares for cash (unlike our U.S.-based peer companies who are generally not subject to similar pre-emption right restrictions).
•While granting to a company’s board of directors general authority to allot and issue shares is a routine matter for public companies incorporated in Ireland, our peer companies that are incorporated and listed in the U.S. are not subject to similar share allotment restrictions. If this Proposal 4 is not approved, and, as a result, our current share allotment and issuance authority expires, we will generally not be able to allot and issue any shares (other than to employees pursuant to our employee equity plans or pursuant to pre-existing contractual obligations) without first seeking and obtaining shareholder approval for each such issuance, which could put us at a distinct disadvantage vis-à-vis many of our U.S.-based peer companies in competing for acquisitions and similar transactions, and might make it difficult for us to complete such transactions in a timely manner or at all, thus potentially limiting our ability to further our strategy for growth.
•Approval of Proposal 4 would extend, but would not in any way expand, the current share allotment and issuance authority, which is being sought on the same terms as was approved by our shareholders at the 2016 AGM and then again at the 2021 AGM. Since the Azur Merger in 2012, we have demonstrated that we are committed to disciplined capital stewardship and the responsible exercise of the share allotment and issuance authority entrusted to us by shareholders.

2026 PROXY STATEMENT	97

PROPOSAL 4

Why We Are Submitting Proposal 4 for Shareholder Approval
We are listed in the U.S. and incorporated in Ireland. As a result of the Azur Merger, we re-domiciled in Ireland. As a public limited company incorporated in Ireland, we follow the corporate legal requirements of Ireland. Our Board is and will remain subject to fiduciary duties to our Company and our shareholders under Irish law, including in respect of share issuances.

As a matter of Irish law, directors of an Irish public limited company must have specific authority from shareholders to allot and issue any of the company's ordinary shares (other than pursuant to employee equity plans). As a matter of Irish law, this approval is required only once every five years and there is no limit under Irish law on the amount of shares that this approval may cover (apart from the company's then-authorized but unissued share capital). Companies incorporated in the U.S. are not subject to similar share allotment and issuance restrictions.

While granting to a company’s board of directors general authority to allot and issue shares is a routine matter for public companies incorporated in Ireland, our ordinary shares are listed exclusively on the Nasdaq Global Select Market. Because our ordinary shares are listed exclusively in the U.S. and the U.S. capital markets are the sole capital markets for our ordinary shares, we follow the rules and regulations of the SEC and the Nasdaq rules and listing standards. We are and will continue to be subject to the same governance and share issuance requirements and restrictions as all U.S.-incorporated companies listed on Nasdaq.
The current share allotment and issuance authority, the renewal of which was last approved by our shareholders at our 2021 AGM, will expire on July 29, 2026 unless renewed by our shareholders at the 2026 AGM. If Proposal 4 is not approved, we will not be able to issue any shares after July 29, 2026, including pursuant to any pre-emption authority approved by our shareholders.
Why Our Shareholders Should Approve this Proposal 4
Furthering our Strategy for Growth
The renewal of our share allotment and issuance authority is vital to advancing our business and driving shareholder value, including, if applicable, in connection with potential capital raising and corporate development transactions. Our strategy for growth is rooted in executing commercial launches and ongoing commercialization initiatives, advancing robust R&D programs and delivering impactful clinical results, effectively deploying capital to strengthen the prospects of achieving our short- and long-term goals through strategic corporate development, and delivering strong financial performance.
Our management and Board rely on having the flexibility that the renewal of our share allotment and issuance authority would provide by enabling us to continue to allot and issue shares in connection with strategic opportunities in furtherance of our strategy for growth, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics. If this Proposal 4 is not approved, and, as a result, our current share allotment and issuance authority expires, we will generally not be able to allot and issue any shares (other than to employees pursuant to our employee equity plans or pursuant to pre-existing contractual obligations) without first seeking and obtaining shareholder approval for each such issuance. Accordingly, if this Proposal 4 is not approved, we would be required to obtain shareholder approval prior to issuing any shares in connection with new strategic opportunities after July 29, 2026, even if we would not otherwise be required to obtain shareholder approval for such issuances under applicable Nasdaq rules, which could put us at a distinct disadvantage vis-à-vis many of our U.S.-based peer companies in competing for acquisitions and similar transactions, and might make it difficult for us to complete such transactions in a timely manner or at all, thus potentially limiting our ability to further our strategy for growth.
Although we would still have the ability to seek shareholder approval in connection with a specific issuance of shares if this Proposal 4 is not approved, we do not believe that our ability to convene an extraordinary general meeting of shareholders to approve each specific share issuance that we would seek to undertake in furtherance of future strategic transactions is a workable alternative to obtaining approval of Proposal 4. The uncertainty of whether we could obtain shareholder approval for a specific issuance in the context of any transaction, as well as the delays we would experience in seeking and obtaining such approval, could make any transaction bid that we submit less attractive, even if our bid was on economically better terms than competitive bids submitted by U.S. listed companies not subject to similar share issuance restrictions. In addition, the case-by-case approval approach ignores market window and other deal timing, confidentiality and competitive realities.

98	2026 PROXY STATEMENT

PROPOSAL 4

We Will Remain Subject to All Nasdaq Requirements, SEC Rules and Irish Law
We will remain subject to all Nasdaq requirements, SEC rules and Irish law. In this regard, shareholder approval of Proposal 4 will not in any way impact our existing obligations under SEC rules and regulations and the Nasdaq rules and listing standards. Likewise, our Board is and will remain subject to fiduciary duties to our Company and our shareholders under Irish law, including in respect of share issuances. Moreover, we will remain subject to the pre-emption right restrictions that apply to us under Irish law in relation to issuances of shares for cash (unlike our U.S.-based peer companies who are generally not subject to similar pre-emption right restrictions).

To be clear, shareholder approval of Proposal 4 would not mean that we would have no limits on future share issuances. To the contrary, we are considered to be a U.S. domestic reporting company under SEC rules and are subject to the same governance and share issuance requirements as U.S. incorporated companies listed on Nasdaq. For example, Nasdaq rules generally require shareholder approval prior to our issuing shares in connection with acquisitions, other than in public offerings for cash, when the number of shares to be issued in respect of that transaction is or will be equal to or in excess of 20% of the number of our ordinary shares outstanding before the issuance. With limited exceptions, we must also seek shareholder approval of our equity compensation plans, including material revisions of such plans. In addition, our shareholders will also continue to benefit from our directors' duties under Irish law, including their principal fiduciary duties to act in good faith and in the best interests of our Company, and the protections afforded to shareholders under the Irish takeover rules.
Our Disciplined Use of Equity
Our track record demonstrates disciplined use of equity. During our more than 14 years as an Irish-incorporated company, our shareholders have entrusted us to be disciplined stewards of our share allotment and issuance authority. In turn, our actions during that time demonstrate our deliberately disciplined use of equity in furtherance of our growth strategy. We have been engaged in targeted corporate development, applying a disciplined approach to allocating our resources between investments in our current commercial and development portfolio and the acquisition or in-licensing of new assets. Since the Azur Merger, we have completed company and asset acquisitions or in-licensing transactions of significant aggregate value, including by adding key growth drivers such as Epidiolex, Ziihera and Modeyso. Notably, these corporate development transactions have been funded predominantly with cash on hand and/or through debt financings, with any equity component representing only a small portion of overall consideration. In addition, other than in connection with our offerings of exchangeable senior notes, we have not utilized the share allotment and issuance authority to issue shares or equity-linked securities for capital-raising purposes. We also believe that we have appropriately balanced investment in our growth with managing dilution through our share repurchase programs. We believe this track record evidences our commitment to disciplined capital stewardship and the responsible exercise of the share allotment and issuance authority entrusted to us by shareholders.
Risks if Proposal 4 is not Approved
For all of the reasons described above, we believe that if our share allotment and issuance authority is not renewed on the terms set forth in this Proposal 4, our ability to compete for, and complete, strategic corporate development transactions designed to advance our business and increase shareholder value would be negatively impacted thus potentially limiting our ability to further our strategy for growth. In addition, we operate in a highly competitive industry, and we believe that the failure to approve the share allotment and issuance authority on the terms set forth in Proposal 4 would put us at a distinct competitive disadvantage vis-à-vis many of our U.S.-based peer companies.
Effect on Authorized Share Capital
Renewal of the current share allotment and issuance authority will not increase our authorized share capital or otherwise provide greater authority than the share allotment and issuance authority entrusted to us by our shareholders since 2016. Except for issuances pursuant to our shareholder-approved equity plans or pursuant to pre-existing contractual obligations, such as our exchange obligations under our existing exchangeable senior notes, our Board currently has no definitive immediate plans, arrangements or understandings with respect to any share issuances, including issuances for which renewal of the share allotment and issuance authority is necessary.

2026 PROXY STATEMENT	99

PROPOSAL 4

Summary
Proposal 4, if approved, will maintain the status quo, allowing our Board continued flexibility to allot and issue shares that are already within our authorized share capital, subject to the shareholder approval and other requirements of Nasdaq and the SEC as well as the pre-emption rights that apply to us under Irish law in relation to share issuances for cash. The renewal of the share allotment and issuance authority, as proposed:
•will enable us to continue to allot and issue shares in connection with strategic opportunities in furtherance of our strategy for growth, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value;
•will not exempt us from any Nasdaq corporate governance or other requirements, including those requiring shareholder approval for certain share issuances;
•will not exempt us from the pre-emption rights that apply to us under Irish law in relation to issuances for cash;
•is fully consistent with U.S. corporate governance standards; and
•will not increase our authorized share capital.
Our Board is asking our shareholders to vote “FOR” the following ordinary resolution:
“RESOLVED, that the directors of Jazz Pharmaceuticals be and they are hereby generally and unconditionally authorized pursuant to section 1021(1) of the Companies Act 2014 of Ireland (the 2014 Act) to exercise all powers of Jazz Pharmaceuticals to allot relevant securities (within the meaning of section 1021(12) of the 2014 Act up to the amount of Jazz Pharmaceuticals’ authorized but unissued share capital as at the date of this resolution, provided that this authority shall expire five years from the date of passing of this resolution and provided that Jazz Pharmaceuticals may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors may allot relevant securities in pursuance of such an offer or agreement as if the authority conferred by this resolution had not expired.”
Proposal 4 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at our 2026 AGM (including any adjournment thereof) in order to be approved.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 4.

100	2026 PROXY STATEMENT

PROPOSAL 5
Board Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders
Renewal Request
Under Irish law, when an Irish public limited company issues shares for cash (including rights to subscribe for, convert into or otherwise acquire any shares), unless otherwise authorized by shareholders, it is required first to offer those shares on the same or more favorable terms to our existing shareholders on a pro-rata basis (commonly referred to as the pre-emption right). The statutory pre-emption rights do not apply where shares are issued for non-cash consideration or pursuant to employee equity plans. Under Irish law, the authority to opt-out of the pre-emption right, which we call the pre-emption opt-out authority, can be granted by shareholders covering up to the maximum of a company’s authorized but unissued ordinary share capital for a maximum period of five years, at which point it lapses unless renewed by shareholders.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 5.

At our 2025 AGM, our shareholders approved our Board’s authority to opt out of the pre-emption rights provision in the event of an issuance of ordinary shares for cash, up to the amount of 20% of our issued ordinary share capital in the aggregate, for a period of 18 months from the date of the 2025 AGM. Pursuant to this Proposal 5, we are seeking a renewal of our existing authority to opt out of the pre-emption rights provision in the event of an issuance of ordinary shares for cash, if the issuances are limited to up to 20% of our issued ordinary share capital in the aggregate, for a period expiring on the date being 18 months from the passing of the below resolution, unless otherwise varied, renewed or revoked. Accordingly, Proposal 5 is much more limited than Irish law maximally allows for in terms of both amount and duration as it relates to pre-emption opt-out authorities. We expect to next propose renewal of our Board’s pre-emption opt-out authority at our 2027 AGM.
We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Rather, approval of this Proposal 5 will simply provide our Board with certain continued flexibility to issue shares (subject to our Board’s authority to allot and issue such shares) that are already within our authorized share capital for cash on a non-pre-emptive basis, in accordance with the terms described herein.
If Proposal 5 is approved, our current pre-emption opt-out authority approved at the 2025 AGM will be revoked effective upon the passing of the resolution set out below. If Proposal 5 is not approved, our current pre-emption opt-out authority approved at the 2025 AGM will continue to apply until it expires in accordance with its terms unless otherwise varied, renewed or revoked.
Why Our Shareholders Should Approve this Proposal 5
Granting our Board the pre-emption opt-out authority on the terms set forth in this Proposal 5 is vital to advancing our business and driving shareholder value, including, if applicable, in connection with potential capital raising and corporate development transactions. Our strategy for growth is rooted in executing commercial launches and ongoing commercialization initiatives, advancing robust R&D programs and delivering impactful clinical results, effectively deploying capital to strengthen the prospects of achieving our short- and long-term goals through strategic corporate development, and delivering strong financial performance.

2026 PROXY STATEMENT	101

PROPOSAL 5

Our strategy for growth depends in part on our ability to quickly take advantage of strategic opportunities, including potential acquisitions and other capital-intensive transactions that we believe would increase shareholder value. Many of these opportunities are highly competitive, with multiple parties often offering comparable or even the same economics.
If Proposal 5 is not approved, in each case where we propose to issue shares for cash consideration after expiry of our current pre-emption opt-out authority, we would first have to offer those shares on the same or more favorable terms to our existing shareholders pro-rata to their existing shareholdings following a specific Irish statutory procedure and timeline. This could put us at a distinct disadvantage vis-à-vis many of our peers in competing for acquisitions and similar transactions (particularly since many of the companies with which we compete strategically are listed and incorporated in the U.S. and are not subject to similar pre-emption right restrictions), and might make it difficult for us to complete such transactions in a timely manner or at all, thus potentially limiting our ability to further our strategy for growth by deploying capital to meet strategic goals that are in the best interests of our shareholders.
Supermajority Vote Standard; Special Resolution
As required under Irish law, Proposal 5 is a special resolution that requires the affirmative vote of at least 75% of the votes cast in person or by proxy at our 2026 AGM (including any adjournment thereof) in order to be approved.
Our Board is asking our shareholders to vote “FOR” the following special resolution:
“RESOLVED, that the directors be and are hereby empowered pursuant to section 1023 of the 2014 Act to allot equity securities (as defined in section 1023 of the 2014 Act) for cash, subject to and pursuant to the authority conferred by shareholders in accordance with section 1021 of the 2014 Act, as if sub-section (1) of section 1022 of the 2014 Act did not apply to any such allotment, provided that this power shall be limited to the allotment of equity securities up to an aggregate nominal value of US$1,256.20 (12,561,966 shares) (being equivalent to approximately 20% of the aggregate nominal value of Jazz Pharmaceuticals’ issued ordinary share capital as at the last practicable date prior to the issue of the notice of this meeting), and the authority conferred by this resolution shall expire 18 months from the date of passing of this resolution, unless previously renewed, varied or revoked; provided that Jazz Pharmaceuticals may make an offer or agreement before the expiry of such authority which would or might require any such securities to be allotted after this authority has expired and, in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 5.

102	2026 PROXY STATEMENT

PROPOSAL 6
Adjournment Proposal
You are being asked to consider and vote upon an adjournment proposal.
This resolution proposes to approve any motion to adjourn the AGM, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the AGM to approve either Proposal 4 or Proposal 5.
Our board is asking our shareholders to vote “FOR” the following ordinary resolution:
“RESOLVED, that any motion to adjourn the annual meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the annual meeting to approve either Proposal 4 or Proposal 5 set forth in this proxy statement, be approved.”

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 6.

Proposal 6 is an ordinary resolution and must receive the affirmative vote of a majority of the votes cast in person or by proxy at our 2026 AGM (including any adjournment thereof) in order to be approved.

OUR BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 6.

2026 PROXY STATEMENT	103

Security Ownership of Certain Beneficial Owners & Management
The following table sets forth certain information regarding the ownership of our ordinary shares as of May 25, 2026 (except as noted) by: (i) each director and director nominee; (ii) each of our NEOs; (iii) all of our current executive officers, directors and director nominees as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our ordinary shares.

	Beneficial Ownership(2)
Name and Address of Beneficial Owner(1)	Number of Shares (#)	Percentage of Total (%)

5% SHAREHOLDERS
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	5,872,123	9.3
NEOs AND DIRECTORS
Renee D. Gala(4)	99,984	*
Philip L. Johnson(5)	28,230	*
Bruce C. Cozadd(6)	773,799	1.2
Robert Iannone, M.D., M.S.C.E(7)	106,686	*
Neena M. Patil(8)	25,823	*
Samantha Pearce(9)	29,696	*
Jennifer E. Cook(10)	17,312	*
Patrick G. Enright(11)	36,684	*
Laura J. Hamill(12)	6,933	*
Patrick Kennedy(13)	6,702	*
Ted W. Love, M.D.(14)	1,527	*
Heather Ann McSharry(15)	37,169	*
Seamus C. Mulligan(16)	1,303,369	2.1
Anne O‘Riordan(17)	35,170	*
Norbert G. Riedel, Ph.D.(18)	36,374	*
Mark D. Smith, M.D.(19)	17,312	*
Rick E Winningham(20)	28,287	*
All current directors and executive officers as a group (19 persons)(21)	2,606,181	4.1
*    Less than 1%.
(1)Unless otherwise provided in the table above or in the notes below, the address for each of the beneficial owners listed is c/o Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland.
(2)This table is based upon information supplied by officers and directors as well as Schedules 13G or 13G/A filed with the SEC by beneficial owners of more than five percent of our ordinary shares. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and investment

104	2026 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

power with respect to the ordinary shares indicated as beneficially owned. Applicable percentages are based on 62,809,834 ordinary shares outstanding on May 25, 2026, adjusted as required by rules promulgated by the SEC. The number of shares beneficially owned includes ordinary shares issuable pursuant to the exercise of stock options that are exercisable and RSUs that will vest within 60 days of May 25, 2026. Shares issuable pursuant to the exercise of stock options that are exercisable and RSUs that will vest within 60 days of May 25, 2026 are deemed to be outstanding and beneficially owned by the person to whom such shares are issuable for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(3)This information is based on a Schedule 13G/A filed with the SEC on November 12, 2024 by BlackRock, Inc. According to the Schedule 13G/A, as of September 30, 2024, BlackRock, Inc. has sole power to vote or direct the vote of 5,748,437 ordinary shares and sole power to dispose or direct the disposition of 5,872,123 ordinary shares. The Schedule 13G/A also indicates that BlackRock, Inc. is acting as a parent holding company for a number of entities that beneficially owned the ordinary shares being reported. The Schedule 13G/A provides information only as of September 30, 2024 and, consequently, the beneficial ownership of the above-mentioned entity may have changed between September 30, 2024 and May 25, 2026.
(4)Includes 41,500 ordinary shares Ms. Gala has the right to acquire pursuant to options exercisable and 11,555 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(5)Includes 7,704 RSUs scheduled to vest to Mr. Johnson within 60 days of May 25, 2026.
(6)Includes 434,000 ordinary shares Mr. Cozadd has the right to acquire pursuant to options exercisable and 2,506 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(7)Includes 57,500 ordinary shares Dr. Iannone has the right to acquire pursuant to options exercisable and 8,859 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(8)Includes 5,778 RSUs scheduled to vest to Ms. Patil within 60 days of May 25, 2026.
(9)Includes 6,907 ordinary shares Ms. Pearce has the right to acquire pursuant to options exercisable and 5,778 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(10)Includes 6,475 ordinary shares Ms. Cook has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(11)Includes 15,305 ordinary shares Mr. Enright has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(12)Includes 3,507 RSUs scheduled to vest to Ms. Hamill within 60 days days of May 25, 2026.
(13)Includes 3,507 RSUs scheduled to vest to Mr. Kennedy within 60 days days of May 25, 2026.
(14)Comprises 1,527 RSUs scheduled to vest to Dr. Love within 60 days days of May 25, 2026.
(15)Includes 18,720 ordinary shares Ms. McSharry has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(16)Includes 101,621 ordinary shares held by Nerano Pharma Limited, which Mr. Mulligan beneficially owns. Also includes 22,135 ordinary shares Mr. Mulligan has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(17)Includes 18,670 ordinary shares Ms. O’Riordan has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(18)Includes 18,720 ordinary shares Dr. Riedel has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(19)Includes 6,475 ordinary shares Dr. Smith has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(20)Includes 18,720 ordinary shares Mr. Winningham has the right to acquire pursuant to options exercisable and 3,507 RSUs scheduled to vest, in each case, within 60 days of May 25, 2026.
(21)Includes 669,377 ordinary shares that our executive officers and non-employee directors have the right to acquire pursuant to options exercisable and 82,629 RSUs scheduled to vest for certain of our executive officers and directors, in each case, within 60 days of May 25, 2026.

2026 PROXY STATEMENT	105

Additional Information
Special Note Regarding Forward-Looking Statements
Our proxy statement contains forward-looking statements, including, but not limited to, statements related to our growth prospects and future financial and operating performance; our strategy for growth through executing commercial launches and ongoing commercialization initiatives, advancing robust research and development programs and delivering impactful clinical results, effectively deploying capital to strengthen the prospects of achieving our short- and long-term goals through strategic corporate development and delivering strong financial performance, including statements related to the potential ways in which we intend to advance our business, grow and diversify our portfolio and revenues, and increase shareholder value; the goals of our CSSI strategy, efforts and initiatives; our anticipated needs with respect to the allotment and issuance of our share capital and our ability to execute on our growth strategy; any potential future strategic opportunities, including potential acquisitions or other business development transactions; the anticipated benefits to us of our corporate development transactions and R&D efforts; the goals of I-CARE, our compliance and ethics program; the goals of our executive compensation programs; and other statements that are not historical facts. These forward-looking statements are based on our current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks and uncertainties associated with: maintaining or increasing sales of, and revenue from, Xywav, Epidiolex/Epidyolex, Ziihera, Modeyso, Zepzelca and other lead marketed products; effectively launching and commercializing our other products and product candidates; the successful completion of development and regulatory activities with respect to our product candidates; obtaining and maintaining adequate coverage and reimbursement for our products; the time-consuming and uncertain regulatory approval process, including the risk that our current and/or planned regulatory submissions may not be submitted, accepted or approved by applicable regulatory authorities in a timely manner or at all; the costly and time-consuming pharmaceutical product development and the uncertainty of clinical success, including risks related to failure or delays in successfully initiating or completing clinical trials and assessing patients; global economic, financial, and healthcare system disruptions and the current and potential future negative impacts to our business operations and financial results; protecting and enhancing our intellectual property rights and our commercial success being dependent upon obtaining, maintaining and defending intellectual property protection for our products and product candidates; delays or problems in the supply or manufacture of our products and product candidates, including due to geopolitical tensions and military conflicts; complying with applicable U.S. and non-U.S. regulatory requirements, including those governing the research, development, manufacturing and distribution of controlled substances; government investigations, legal proceedings and other actions; identifying and consummating corporate development transactions, financing these transactions and successfully integrating acquired product candidates, products and businesses; our ability to realize the anticipated benefits of our business development transactions and collaborations and license agreements with third parties; the sufficiency of our cash flows and capital resources; the aspirational nature of our CSSI strategies, efforts and initiatives, which are not guarantees or promises that such goals, initiatives and objectives will be met; our ability to meet our projected long-term goals and objectives, in the time periods that we anticipate, or at all, and the inherent uncertainty and significant judgments and assumptions underlying our long-term goals and objectives; our ability to identify, compete with others for, and successfully complete any potential future business development transactions; and other risks and uncertainties affecting us, including those described from time to time under the caption “Risk Factors” and elsewhere in our SEC filings and reports, including Jazz Pharmaceuticals plc’s Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings and reports by Jazz Pharmaceuticals plc. Other risks and uncertainties of which we are not currently aware may also affect our forward-looking statements and may cause actual results and timing of events to differ materially from those anticipated. The forward-looking statements herein are made only as of the date of our proxy statement or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by us on our Website or otherwise. We undertake no obligation to update or supplement any forward-looking statements to reflect actual results, new information, future events, changes in our expectations or other circumstances that exist after the date as of which the forward-looking statements were made.

106	2026 PROXY STATEMENT

ADDITIONAL INFORMATION

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy the delivery requirements for Notices and proxy materials with respect to two or more shareholders sharing the same address by delivering a single Notice or a single set of proxy materials, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding” potentially means extra convenience for shareholders and cost savings for companies.
A number of brokers with account holders who are our shareholders will be “householding” Notices and our proxy materials. A single Notice or a single set of proxy materials, as applicable, may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or set of proxy materials, as applicable, in the future you may: (1) notify your broker, (2) direct your written request to Jazz Pharmaceuticals plc, Attention: Investor Relations, Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland or (3) contact our Investor Relations department at +353.1.634.3211 (Ireland) or +1.650.496.2717 (U.S.) or by email at investorinfo@jazzpharmaceuticals.com. Shareholders who currently receive multiple copies of Notices or proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of a Notice or set of proxy materials to a shareholder at a shared address to which a single Notice or set of proxy materials, as applicable, was delivered.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of the outstanding shares of our ordinary shares to file reports of their stock ownership and changes in their ownership of our ordinary shares with the SEC. Based solely on a review of the reports filed for fiscal year 2025 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis, except for a late filing due to an inadvertent administrative error of one Form 4 to report 5,000 shares transferred in August 2025 by Patrick Enright.
General
Your proxy is solicited on behalf of our Board. Unless otherwise directed at our 2026 AGM (or any adjournment thereof), proxies will be voted “FOR” all of the nominees listed in Proposal 1 and “FOR” Proposals 2, 3, 4, 5 and 6. If any matter other than those described in our proxy statement is properly tabled to our 2026 AGM (or any adjournment thereof), it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By order of our Board,
/s/ Aislinn Doody
Aislinn Doody,
Company Secretary
Dublin, Ireland
June 8, 2026

2026 PROXY STATEMENT	107

Questions and Answers

Q:	Why did I receive these materials?

A:	Our Board is soliciting your proxy to vote at our 2026 AGM. Our proxy statement contains important information regarding our 2026 AGM, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

Q:	Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

A:	We are pleased to take advantage of SEC rules that allow companies to furnish their proxy materials over the internet. Most of our shareholders will not receive paper copies of our proxy materials (unless requested), and will instead be sent a Notice. All shareholders receiving a Notice will have the ability to access our proxy materials on the website referred to in the Notice and to request a printed set of our proxy materials. Instructions on how to access our proxy materials via the internet or to request a printed set of our proxy materials may be found in the Notice.

Q:	Why did I receive a full set of proxy materials in the mail instead of a notice regarding the internet availability of proxy materials?

A:	We are providing shareholders who have previously requested a printed set of our proxy materials with paper copies of our proxy materials instead of a Notice.

Q:	What is the annual report included in the proxy materials?

A:	Under applicable U.S. securities laws, we are required to provide an annual report to security holders along with our proxy statement. We intend to satisfy this annual report requirement by providing the 2025 Annual Report on Form 10-K together with our proxy statement.

Q:	How do I attend the 2026 AGM?

A:	Our 2026 AGM will be held on Thursday, July 23, 2026, at 9:30 a.m. local time at our corporate headquarters located at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland. For directions to attend our 2026 AGM in person, please contact our Investor Relations department at +353.1.634.3211 (Ireland) or +1.650.496.2717 (U.S.) or by email at investorinfo@jazzpharmaceuticals.com. Information on how to vote in person at our 2026 AGM is discussed below. However, you do not need to attend our 2026 AGM to vote your shares and, as noted in the next question, we strongly recommend that you vote your shares in advance of the meeting as instructed below.

Q:	Who can vote at the 2026 AGM?

A:
Only shareholders of record at the close of business on May 28, 2026, the record date for our 2026 AGM, will be entitled to vote at our 2026 AGM.
Shareholders of Record: Shares Registered in your Name
If, at the close of business on May 28, 2026, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a shareholder of record. As a shareholder of record, you may vote in person at our 2026 AGM or vote by proxy. Whether or not you plan to attend our 2026 AGM, we urge you to vote by proxy over the telephone or via the internet as instructed below, or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

108	2026 PROXY STATEMENT

QUESTIONS AND ANSWERS

Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Agent
If, at the close of business on May 28, 2026, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and a Notice is being sent to you by that broker, bank or other agent. The broker, bank or other agent holding your account is considered to be the shareholder of record for purposes of voting at our 2026 AGM. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account as set forth in the voting instructions in the Notice from your broker, bank or other agent. You are also invited to attend our 2026 AGM. However, since you are not the shareholder of record, you may not vote your shares in person at our 2026 AGM unless you request and obtain a valid proxy from your broker, bank or other agent.

Q:	What am I voting on?

A:
There are six matters scheduled for a vote at our 2026 AGM:
•Election by separate resolutions of the three named nominees for director to hold office until our 2029 AGM (Proposal 1).
•Ratification, on a non-binding advisory basis, of the appointment of KPMG as our independent auditors for the fiscal year ending December 31, 2026 and the authorization, in a binding vote, of our Board, acting through our Audit Committee, to determine the independent auditors’ remuneration (Proposal 2).
•Approval, on a non-binding advisory basis, of the compensation of our NEOs as disclosed in our proxy statement (Proposal 3).
•Granting our Board authority under Irish law to allot and issue ordinary shares (Proposal 4).
•Granting our Board authority under Irish law to allot and issue ordinary shares for cash without first offering those ordinary shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply (Proposal 5).
•Approval of any motion to adjourn the 2026 AGM, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the 2026 AGM to approve either Proposal 4 or Proposal 5 (Proposal 6).

Q:	What are our Board’s voting recommendations?

A:	Our Board recommends that you vote your shares “FOR” each of the director nominees named in our proxy statement to hold office until the 2029 AGM and “FOR” the other five proposals.

Q:	What if another matter is properly brought before the 2026 AGM?

A:	Our Board knows of no other matters that will be presented for consideration at our 2026 AGM. If any other matters are properly brought before our 2026 AGM, it is the intention of the persons named in the accompanying proxy card, referred to in our proxy statement as the “proxy holders,” to vote on those matters in accordance with their best judgment.

2026 PROXY STATEMENT	109

QUESTIONS AND ANSWERS

Q:	How do I vote?

A:
For the election of directors (Proposal 1), you may vote “FOR” or “AGAINST”, or you may abstain from voting in respect of each nominee. For each of the other five proposals, you may vote “FOR” or “AGAINST” or you may abstain from voting.
Shareholders of Record: Shares Registered in your Name
If you are a shareholder of record, you may vote in person at our 2026 AGM, you may vote by electronic proxy over the telephone or via the internet as instructed below, or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. Whether or not you plan to attend our 2026 AGM, we urge you to vote by proxy to ensure your vote is counted. You may still attend our 2026 AGM and vote in person even if you have already voted by proxy. However, as noted above, we recommend that you vote your shares by proxy in advance of our 2026 AGM.

•To vote in person, come to our 2026 AGM and we will give you a ballot when you arrive. Please bring your admission ticket or proof of ownership, as further discussed under “Do I need a ticket to attend the 2026 AGM?” below.
•To vote using a proxy card, simply complete, sign and date the proxy card that was mailed to you and return it promptly in the envelope provided. Proxy cards must be received by July 22, 2026. If you return your signed proxy card before this time, we will forward it to our registered office electronically in accordance with Irish law and we will vote your shares as you direct.
•To vote by telephone, dial toll-free +1.800.690.6903 within the U.S., U.S. territories and Canada using a touch-tone phone and follow the recorded instructions to submit an electronic proxy card. You will be asked to provide our Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., U.S. Eastern Time, on July 22, 2026 to be counted.
•To vote via the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide our Company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., U.S. Eastern Time, on July 22, 2026 to be counted.
Beneficial Owners: Shares Registered in the Name of a Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or the full set of proxy materials containing voting instructions from that broker, bank or other agent rather than from us. Simply follow the voting instructions in the Notice or the full set of proxy materials to ensure that your vote is counted. Alternatively, you may vote by telephone or via the internet as instructed by your broker, bank or other agent. To vote in person at our 2026 AGM, you must request and obtain a valid proxy from your broker, bank, or other agent. Follow the voting instructions from your broker, bank or other agent, or contact your broker, bank or other agent to request a proxy form.
We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

Q:	How many votes do I have?

A:	On each matter to be voted upon, you have one vote for each ordinary share you owned as of the close of business on May 28, 2026.

110	2026 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	If I am a shareholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?

A:
If you are a shareholder of record and you do not vote by completing your proxy card, vote by proxy via the internet or by telephone, or vote in person at our 2026 AGM, your shares will not be voted.
If you are a shareholder of record and you do not specify your vote on each proposal individually when voting by proxy via the internet or by telephone, or if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in our proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at our 2026 AGM. The voting recommendations of our Board are set forth under “What are our Board’s voting recommendations?” above.

Q:	If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?

A:
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under the rules of the NYSE, brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. In this regard, Proposals 1 and 3 are considered to be “non-routine” under NYSE rules meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions. Proposals 2, 4, 5 and 6 are considered to be “routine” matters under NYSE rules meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposals 2, 4, 5 and 6.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Q:	What does it mean if I receive more than one set of proxy materials, more than one Notice, or a combination thereof?

A:	If you receive more than one set of proxy materials, more than one Notice, or a combination thereof, your shares may be registered in more than one name or are registered in different accounts. Please follow the voting instructions on each set of proxy materials or Notices to ensure that all of your shares are voted.

Q:	Can I change my vote after submitting my proxy?

A:
Yes. You can revoke your proxy at any time before the commencement of our 2026 AGM. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or via the internet.
•You may send a timely written notice that you are revoking your proxy to our Company Secretary at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland.
•You may attend our 2026 AGM and vote in person. Simply attending our 2026 AGM will not, by itself, revoke your proxy.
Your most recent proxy card or telephone or internet proxy is the one that is counted. If your shares are held by your broker, bank or other agent as a nominee or agent, you should follow the instructions provided by your broker, bank or other agent.

2026 PROXY STATEMENT	111

QUESTIONS AND ANSWERS

Q:	Do I need a ticket to attend the 2026 AGM?

A:	Yes, you will need an admission ticket or proof of ownership of ordinary shares to enter our 2026 AGM. If you are a shareholder of record and you received a full set of proxy materials in the mail, your admission ticket is attached to the proxy card sent to you. If you plan to attend our 2026 AGM, please so indicate when you vote and bring the ticket and valid photo identification with you to our 2026 AGM. If you are a shareholder of record and you received a Notice in the mail, your admission ticket is your Notice. Please bring your Notice and valid photo identification with you to our 2026 AGM. If your shares are held in the name of a bank, broker or other holder of record, your admission ticket is on your voting instruction form. If you do not bring your admission ticket, you will need proof of ownership to be admitted to our 2026 AGM. A recent brokerage statement or letter from a bank or broker is an example of proof of ownership. If you arrive at our 2026 AGM without an admission ticket, we will admit you only if we are able to verify that you are a shareholder. For directions to attend our 2026 AGM in person, please contact our Investor Relations department at +353.1.634.3211 (Ireland) or +1.650.496.2717 (U.S.) or by email at investorinfo@jazzpharmaceuticals.com.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of elections appointed for our 2026 AGM. The inspector of elections will separately count, with respect to the proposal to elect directors (Proposal 1), votes “FOR,” “AGAINST,” abstentions and broker non-votes; and, with respect to each of the other proposals, votes “FOR,” “AGAINST,” abstentions, and, as applicable, broker non-votes.

Q:	What are “broker non-votes”?

A:	As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other agent holding his or her shares as to how to vote on matters deemed to be “non-routine” under NYSE rules, the broker, bank or other such agent cannot vote the shares. When there is at least one “routine” matter that the broker, bank or other agent votes on, the shares that are un-voted on “non-routine” matters are counted as “broker non-votes.” Proposals 1 and 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes in connection with those proposals.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

Q:	How many votes are needed to approve each proposal?

A:	Assuming that a quorum is present at our 2026 AGM, the following votes will be required for approval:
	Proposal	Vote Required for Approval

	Proposal 1	Each director nominee must receive the affirmative vote of a majority of the votes cast on his or her election to hold office until the 2029 AGM
	Proposal 2	Affirmative vote of a majority of the votes cast
	Proposal 3	Affirmative vote of a majority of the votes cast
	Proposal 4	Affirmative vote of a majority of the votes cast
	Proposal 5	Affirmative vote of 75% of the votes cast
	Proposal 6	Affirmative vote of a majority of the votes cast

Q:	What are the treatment and effect of abstentions and broker non-votes?

A:
Abstentions and broker non-votes will be treated as shares present for purposes of determining the presence of a quorum for the transaction of business at our 2026 AGM. Abstentions and broker non-votes will not, however, be considered votes cast at our 2026 AGM. Because the approval of all of the proposals is based on the votes cast at our 2026 AGM, abstentions and, as applicable, broker non-votes will not have any effect on the outcome of voting on the proposals.

112	2026 PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	What is the quorum requirement?

A:
A quorum of shareholders is necessary to hold a valid AGM. A quorum will be present if shareholders holding a majority of the issued and outstanding ordinary shares entitled to vote as of the record date are present at our 2026 AGM or represented by proxy. On the record date, there were 62,817,628 ordinary shares outstanding and entitled to vote. Your shares will be counted towards the quorum only if you submit a valid proxy (or if one is submitted on your behalf by your broker, bank or other agent) or, provided that you are a shareholder of record, if you vote in person at our 2025 AGM. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum within one hour of the time scheduled for our 2026 AGM, our 2026 AGM will stand adjourned to August 31, 2026 at 9:30 a.m. local time at the same location, or such other time or place as our Board may determine.

Q:	How can I find out the results of the voting at the 2026 AGM?

A:	Preliminary voting results will be announced at our 2026 AGM. In addition, final voting results will be published in a Quarterly Report on Form 10-Q or a Current Report on Form 8-K that we expect to file with the SEC within four business days after our 2026 AGM. If final voting results are not available to us in time to file a Quarterly Report on Form 10-Q or a Current Report on Form 8-K within four business days after our 2026 AGM, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

Q:	What are the Irish statutory financial statements and where can I access them?

A:	We are presenting for consideration our Irish statutory financial statements, and the respective reports of our directors and our auditors thereon, at our 2026 AGM. Since we are an Irish company, we are required to prepare Irish statutory financial statements under applicable Irish company law and to deliver those financial statements together with the respective reports of the directors and the auditors thereon to shareholders of record in connection with our 2026 AGM. The Irish statutory financial statements cover the results of operations and financial position of our Company for the year ended December 31, 2025. The Irish statutory financial statements were prepared in accordance with the International Financial Reporting Standards as adopted by the European Union and as applied in accordance with the 2014 Act. There is no requirement under Irish law that the Irish statutory financial statements be approved by the shareholders, and no such approval will be sought at our 2026 AGM.

Our Irish statutory financial statements, and the respective reports of the directors and the auditors thereon, will be delivered to shareholders of record in accordance with our obligations under Irish law. We will mail without charge, upon written request, a copy of the Irish statutory financial statements, together with the respective reports of our directors and our auditors thereon, to beneficial “street name” owners of our shares. Requests should be sent to: Jazz Pharmaceuticals plc, Attention: Company Secretary, Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland.

Q:	What proxy materials are available on the internet?

A:
Our proxy statement, our letter to shareholders and the 2025 Annual Report and our Irish financial statements for the fiscal year ended December 31, 2025 are available at https://materials.proxyvote.com/G50871. In addition, we will mail without charge, upon written request, a copy of our 2025 Annual Report on Form 10-K, including the consolidated financial statements, schedules and list of exhibits, and any particular exhibit specifically requested. Requests should be sent to: Jazz Pharmaceuticals plc, Attention: Aislinn Doody, Company Secretary, Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland.

Q:	Who should I call if I have any questions?

A:	If you require any assistance with voting your shares or have any questions or have any other questions, please contact Alliance Advisors, our proxy solicitor, toll-free at +1.833.202.1361, outside of the U.S. at +1.973.284.7477 or JAZZ@allianceadvisors.com.

2026 PROXY STATEMENT	113

Jazz Pharmaceuticals

Fifth Floor,
Waterloo Exchange,
Waterloo Road,
Dublin 4
+353.1.634.7800

JAZZ PHARMACEUTICALS PLC
3170 PORTER DRIVE
PALO ALTO, CA 94304
ATTN: COMPANY SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on July 22, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials while minimizing environmental impact, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on July 22, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your proxy card must be received no later than July 22, 2026.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89955-P46337

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

JAZZ PHARMACEUTICALS PLC

The Board of Directors recommends you vote FOR each of the nominees for director named in Proposal 1 below:

1. To elect three nominees for director named below to hold office until the 2029 Annual General Meeting of Shareholders.

Nominees:	**For**	**Against**	**Abstain**
1a. Bruce C. Cozadd	☐	☐	☐
1b. Heather Ann McSharry	☐	☐	☐
1c. Rick E Winningham	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2, 3, 4, 5 and 6:

	For	**Against**	**Abstain**
2. To ratify, on a non-binding advisory basis, the appointment of KPMG as the independent auditors of Jazz Pharmaceuticals plc for the fiscal year ending December 31, 2026 and to authorize, in a binding vote, the Board of Directors, acting through the audit committee, to determine KPMG's remuneration.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of Jazz Pharmaceuticals plc's named executive officers as disclosed in the proxy statement.	☐	☐	☐
4. To grant the Board of Directors authority under Irish law to allot and issue ordinary shares.	☐	☐	☐
5. To grant the Board of Directors authority under Irish law to allot and issue ordinary shares for cash without first offering those ordinary shares to existing shareholders pursuant to the statutory pre-emption right that would otherwise apply.	☐	☐	☐
6. To approve any motion to adjourn the Annual General Meeting, or any adjournments thereof, to another time and place to solicit additional proxies if there are insufficient votes at the time of the Annual General Meeting to approve either Proposal 4 or Proposal 5.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

2026 Annual General Meeting of Shareholders

Thursday, July 23, 2026
9:30 AM Local Time
Jazz Pharmaceuticals plc
Fifth Floor, Waterloo Exchange
Waterloo Road
Dublin 4, Ireland

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on July 23, 2026:

Our Proxy Statement, our Letter to Shareholders, our 2025 Annual Report on Form 10-K and our Irish Statutory Financial Statements are available at www.proxyvote.com.

V89956-P46337

JAZZ PHARMACEUTICALS PLC
Annual General Meeting of Shareholders
July 23, 2026 9:30 AM Local Time
This proxy is solicited by the Board of Directors

The undersigned shareholder(s), revoking all prior proxies, hereby appoint(s) Renee D. Gala and Philip L. Johnson, and either of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the ordinary shares of Jazz Pharmaceuticals plc which the undersigned may be entitled to vote at the Annual General Meeting to be held at Fifth Floor, Waterloo Exchange, Waterloo Road, Dublin 4, Ireland on Thursday, July 23, 2026, at 9:30 AM Local Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions (with discretionary authority under Proposal 1 to vote for a substitute nominee proposed by the nominating committee if any nominee is unable to serve or for good cause will not serve), with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3, 4, 5 AND 6. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Continued and to be signed on reverse side